                                                      Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-89673


               INTERNATIONAL TELECOMMUNICATION DATA SYSTEMS, INC.
                              225 HIGH RIDGE ROAD
                          STAMFORD, CONNECTICUT 06905
                      ------------------------------------

                                PROPOSED MERGER

Dear fellow stockholder,

     International Telecommunication Data Systems, Inc., or ITDS, has entered into a merger agreement with Amdocs Limited. Under that agreement, ITDS will become a wholly-owned subsidiary of Amdocs Limited. Your board of directors is giving this prospectus and proxy statement to you to solicit your proxy to vote for adoption of the merger agreement at a special meeting of stockholders to be held on November 30, 1999, and at any adjournment or postponement of that meeting.

     If we complete the merger, each share of ITDS common stock that you own would be converted into Amdocs ordinary shares. We will determine the number of Amdocs ordinary shares into which each share of ITDS common stock will be converted immediately prior to completion of the merger according to formulas specified in the merger agreement and described in the attached materials. Amdocs ordinary shares are traded on the New York Stock Exchange under the symbol "DOX." The closing price for Amdocs ordinary shares reported on the New York Stock Exchange on October 22, 1999 was $27.25 per share.

     This is Amdocs' prospectus relating to its offering of Amdocs ordinary shares to ITDS stockholders in the proposed merger and ITDS' proxy statement. It contains important information concerning Amdocs, ITDS, the terms of the proposed merger and the conditions that must be satisfied before the merger can occur.

          YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
                     FOR ADOPTION OF THE MERGER AGREEMENT.

     Your vote is important regardless of the number of shares you own. We urge you to read the enclosed materials carefully and to complete, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope whether or not you plan to attend the special meeting of stockholders. IN PARTICULAR, PLEASE SEE THE SECTION ENTITLED "RISK FACTORS" ON PAGE 9 OF THIS DOCUMENT FOR A DISCUSSION OF RISKS ASSOCIATED WITH THE MERGER. Your prompt cooperation and continued support of ITDS is greatly appreciated.
                                          Sincerely,

                                          Peter P. Bassermann
                                          President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus and proxy statement. Any representation to the contrary is a criminal offense.

             PROSPECTUS AND PROXY STATEMENT DATED OCTOBER 26, 1999 FIRST MAILED TO THE STOCKHOLDERS ON OR ABOUT OCTOBER 27, 1999

               INTERNATIONAL TELECOMMUNICATION DATA SYSTEMS, INC.
                              225 HIGH RIDGE ROAD
                          STAMFORD, CONNECTICUT 06905
                      ------------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 30, 1999
                      ------------------------------------

To the Stockholders of
International Telecommunication Data Systems, Inc.:

     A special meeting of stockholders of International Telecommunication Data Systems, Inc., or ITDS, a Delaware corporation, will be held on November 30, 1999, at 11:00 a.m., local time, at ITDS, 225 High Ridge Road, Stamford, Connecticut, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of September 3, 1999, among Amdocs Limited, a company organized under the laws of Guernsey, Channel Islands, Ivan Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Amdocs Limited, and ITDS, pursuant to which Ivan Acquisition Corp. will be merged with and into ITDS, with ITDS being the surviving corporation at which time ITDS will become a wholly-owned subsidiary of Amdocs.

     2. To transact such other business as may properly come before the ITDS special meeting or any adjournment or postponement of the ITDS special meeting, including, without limitation, potential adjournments or postponements of the ITDS special meeting for the purpose of soliciting additional proxies in order to approve and adopt the merger agreement.

     ITDS' board of directors has unanimously approved the merger agreement and recommends that you vote FOR approval and adoption of the merger agreement. We have described the proposal in more detail in the accompanying proxy statement/prospectus which you should read in its entirety before voting. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus.

     The close of business on October 22, 1999 has been fixed by ITDS' board of directors as the record date for the determination of stockholders entitled to notice of and to vote at the ITDS special meeting or any adjournment or postponement of the special meeting. Only holders of record of ITDS common stock at the close of business on the record date may vote at the ITDS special meeting.

     The affirmative vote of the holders of a majority of the shares of ITDS common stock outstanding on the record date is required to approve and adopt the merger agreement.

     All holders of ITDS common stock are cordially invited to attend the ITDS special meeting in person. However, to ensure your representation at the ITDS special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it is voted at the ITDS special meeting. Executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the merger agreement. If you fail to return a properly executed proxy card or fail to vote in person at the ITDS special meeting, the effect will be a vote "AGAINST" the merger agreement.



Stamford, Connecticut                               By Order of the Board of Directors,
October 26, 1999                                             Peter L. Masanotti
                                                                 Secretary

THE BOARD OF DIRECTORS OF ITDS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                       SOURCES OF ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Amdocs Limited and International Telecommunication Data Systems, Inc. that is not included or delivered with this document. Such information is available without charge to ITDS stockholders upon written or oral request. Contact Amdocs at 1390 Timberlake Manor Parkway, Chesterfield, Missouri, 63017, Attn.: Thomas G. O'Brien, Treasurer. Amdocs' telephone number is (314) 212-8328. Contact ITDS at 225 High Ridge Road, Stamford, Connecticut 06905, Attn.: Peter L. Masanotti, Secretary. ITDS' telephone number is (203) 329-3300.

     To obtain timely delivery of requested documents prior to the special meeting of ITDS stockholders, you must request them no later than November 22, 1999, which is five business days prior to the date of such meeting.

     Also see "Where You Can Find More Information" in this proxy statement/prospectus.

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
QUESTIONS AND ANSWERS ABOUT THE
  MERGER................................    1
SUMMARY.................................    2
RISK FACTORS............................    9
THE COMPANIES...........................   20
THE PROPOSED MERGER.....................   21
  General...............................   21
  Background of the Merger..............   21
  ITDS' Reasons for the Merger..........   22
  Recommendation of the ITDS Board of
     Directors..........................   24
  Opinion of Financial Advisor to
     ITDS...............................   24
  Material U.S. Federal Income Tax
     Considerations.....................   28
  Certain Guernsey Tax Considerations...   30
  Delisting and Deregistration of ITDS
  Common Stock; NYSE Listing............   30
  Governmental and Other Regulatory
     Approvals..........................   31
  Accounting Treatment..................   31
  Interests of ITDS' Executive Officers
     and Directors in the Merger........   31
  Resales of Amdocs Ordinary Shares in
     Connection with the Merger;
     Affiliate Agreements...............   33
  Other Effects of the Merger...........   33
  Cautionary Statement Concerning
     Forward-looking Statements.........   34
COMPARATIVE MARKET PRICE INFORMATION....   36
AMDOCS UNAUDITED PRO FORMA CONDENSED
  COMBINED FINANCIAL INFORMATION........   37
THE MERGER AGREEMENT....................   43
  Terms of the Merger...................   43
  Effective Time; Closing...............   43
  Exchange of Shares....................   43
  Treatment of ITDS Stock Options.......   44
  Principal Representations and
     Warranties.........................   44
  Business of ITDS Pending the Merger...   45
  Business of Amdocs Pending the
     Merger.............................   46
  No Solicitation.......................   46
  Termination; Certain Fees.............   47
  Certain Other Covenants...............   48
  Fees and Expenses.....................   48
  Conditions............................   48

                                         PAGE
                                         ----
OTHER AGREEMENTS........................   50
  Voting Agreement......................   50
  Stock Option Agreement................   50
  Letter Agreement with Amdocs
     International Limited..............   51
THE ITDS SPECIAL MEETING................   52
  General...............................   52
  Matters to be Considered..............   52
  ITDS Board of Directors'
     Recommendation.....................   52
  Record Date and Voting................   52
  Voting and Revocation of Proxies......   53
  Solicitation of Proxies; Expenses.....   53
DESCRIPTION OF SHARE CAPITAL OF
  AMDOCS................................   54
  Ordinary Shares.......................   54
  Preferred Shares......................   55
COMPARISON OF CERTAIN RIGHTS OF
  STOCKHOLDERS OF ITDS AND AMDOCS.......   56
  Voting Rights.........................   56
  Amendment of Charter Documents........   56
  Appraisal Rights......................   57
  Preemptive Rights.....................   57
  Action by Written Consent of
     Stockholders.......................   57
  Stockholders' Meetings................   57
  Election of Directors.................   58
  Limitation of Directors' Liability;
     Indemnification of Officers and
     Directors..........................   58
  Stockholder Votes on Certain
     Reorganizations....................   59
  Certain Provisions Relating to
     Business Combinations..............   59
  Stockholder Suits.....................   60
  Financial Information Available to
     Stockholders.......................   60
ITDS STOCKHOLDER PROPOSALS..............   60
EXPERTS.................................   60
LEGAL MATTERS...........................   61
WHERE CAN YOU FIND
MORE INFORMATION........................   61
Appendix A: Agreement and Plan of
  Merger................................  A-1
Appendix B: Voting Agreement............  B-1
Appendix C: Stock Option Agreement......  C-1
Appendix D: Opinion of Lehman
  Brothers..............................  D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  PLEASE EXPLAIN WHAT I WILL RECEIVE IN THE MERGER.

A: If the merger is completed, ITDS stockholders will receive between 0.3717 and 0.4603 ordinary shares of Amdocs for each share of ITDS common stock. The exact amount of Amdocs ordinary shares to be received will be determined by dividing $10.50 by the average of the closing price of the Amdocs ordinary shares on the New York Stock Exchange during a specified period prior to closing. We will not issue fractional ordinary shares of Amdocs. Instead, ITDS stockholders will receive a check in the amount of the net proceeds from the sale of those shares in the market.

Q:  WHAT DO I NEED TO DO NOW?

A: Just mail your completed and signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. You may also vote by attending the stockholders meeting and voting in person.

Q:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: You can change your vote at any time before we vote your proxy at the meeting. You can do so in one of three ways:

     - First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of ITDS.

     - Second, you can complete a new proxy card and send it to the Secretary of ITDS.

     - Third, you can attend the meeting and vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote your shares. You should be sure to provide your broker with instructions on how to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against adoption of the merger agreement.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You will receive instructions for exchanging your ITDS stock certificates for Amdocs ordinary shares and cash to be paid in the merger.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the merger as quickly as possible. We hope to complete the merger by November 30, 1999.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you would like additional copies of the proxy statement/prospectus or if you have questions about the merger, including how to complete and return your proxy card, you should contact:

     International Telecommunication Data Systems, Inc.
     225 High Ridge Road
     Stamford, Connecticut 06905
     Attn: Office of Investor Relations
     Phone No.: (203) 329-3300

                                         or

     MacKenzie Partners, Inc.
     156 Fifth Avenue
     New York, New York 10010
     Phone No.: (212) 929-5500 (call collect) or (800) 322-2885

                                    SUMMARY

     This summary highlights key aspects of the merger which are described in greater detail elsewhere in this document. It does not contain all of the information that is important to you. To better understand the merger, and for a more complete understanding of the legal terms of the merger, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information." (Page 61)

THE COMPANIES

AMDOCS
Tower Hill House Le Bordage
St. Peter Port, Island of Guernsey
GY1 3QT Channel Islands
Tel.: 011-44-1481-728444

Amdocs is a leading provider of product-driven information system solutions to major telecommunications companies worldwide. Amdocs offers integrated, comprehensive customer care and billing systems for wireline and wireless network operators and service providers. Amdocs also provides customer care and billing systems to companies that offer multiple service packages, such as local, long distance, international, data, internet, voice over internet protocol, cellular, personal communication services and paging. With human resources of over 4,400 information systems professionals dedicated to the telecommunications industry, Amdocs has an installed base of successful projects with more than 70 major telecommunications companies throughout the world.

ITDS
225 High Ridge Road
Stamford, Connecticut 06905
Tel.: (203) 329-3300

ITDS offers advanced billing, customer care and management information for telecommunications providers. Its systems form the foundation for a suite of applications that provide not only subscriber billing and service support, but also the means to automate subscriber activation, remittance processing, collections, data retrieval and reporting, electronic funds transfer, credit management, inventory management and data archiving. ITDS' state-of-the-art data centers located at its facilities in Stamford, Connecticut and Champaign, Illinois, supported by a staff of approximately 850 professionals, produce almost 9 million subscriber invoices monthly.

RECOMMENDATION TO ITDS STOCKHOLDERS
(SEE PAGE 24)
ITDS' Board of Directors has unanimously approved the merger agreement and recommends that you vote FOR the proposal to approve and adopt the merger agreement, under which ITDS will become a wholly-owned subsidiary of Amdocs.

THE MERGER

The merger agreement, which is the legal document that governs the merger, is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully.

WHAT ITDS STOCKHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 43)

As a result of the merger, ITDS stockholders will receive between 0.3717 and
0.4603 ordinary shares of Amdocs for each share of ITDS common stock. The exact number of Amdocs ordinary shares to be received for each ITDS share will be determined by dividing $10.50 by the average closing price of the Amdocs ordinary shares on the New York Stock Exchange during a specified period prior to closing. However, if the average closing price of Amdocs ordinary shares is greater than or equal to $28.25, the exchange ratio will be fixed at 0.3717. In addition, if the average closing price of Amdocs ordinary shares is less than or equal to $22.81, the exchange ratio will be fixed at 0.4603. Amdocs will not issue any fractional shares. Instead, ITDS stockholders otherwise entitled to receive fractional shares will receive a check in the amount of the net proceeds from the sale of those shares in the market.

ITDS stockholders should not send in their stock certificates for exchange until instructed to do so after we complete the merger.

VOTE REQUIRED (SEE PAGE 52)

To approve the merger agreement the holders of a majority of the outstanding shares of ITDS common stock must vote in favor of the merger agreement.

Under the terms of a voting agreement attached as Appendix B to this proxy statement/prospectus, Sandra Bakes, the wife of Lewis D. Bakes, Chairman of the Board of ITDS, agreed to vote her shares of ITDS common stock in favor of approval and adoption of the merger agreement. Ms. Bakes beneficially owns approximately 4.5% of the outstanding shares of ITDS common stock.

The directors and executive officers of ITDS and their affiliates, as a group, beneficially own approximately 9.7% of the outstanding shares of ITDS common stock. ITDS currently expects all of these holders will vote in favor of the merger agreement.

COMPARATIVE MARKET PRICE INFORMATION (SEE PAGE 36)

ITDS common stock is listed on the Nasdaq National Market under the symbol "ITDS". Amdocs ordinary shares are traded on the New York Stock Exchange, referred to herein as NYSE, under the symbol "DOX". On September 3, 1999, the last trading date prior to the public announcement of the proposed merger, Amdocs ordinary shares on the NYSE closed at $27.50 and the high and low trading prices were $28.00 and $27.38. On September 3, 1999, ITDS common stock closed at $8.13 and the high and low trading prices were $8.13 and $7.94. On October 22, 1999, Amdocs ordinary shares closed at $27.25, and ITDS common stock closed at $9.81.

As we described above, changes in the market price of Amdocs shares will affect the number of Amdocs shares you receive in the merger. You may receive more current pricing information by checking the financial section of your newspaper or contacting your broker. We urge you to obtain current market quotations.

LISTING OF AMDOCS ORDINARY SHARES

The Amdocs ordinary shares to be issued in the merger will be listed on the NYSE.

OWNERSHIP OF AMDOCS AFTER THE MERGER

Amdocs will issue between 6.5 million and 8.1 million Amdocs ordinary common shares to ITDS stockholders in the merger. The Amdocs ordinary shares to be issued in the merger will represent between approximately 3.2% and 3.9% of the outstanding Amdocs ordinary shares after the merger. This information is based on the number of Amdocs and ITDS shares outstanding on October 22, 1999 and does not take into account stock options to purchase shares of Amdocs or ITDS.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS (SEE PAGE 28)

RECOGNITION OF GAIN. ITDS and Amdocs will receive opinions of Hale and Dorr LLP and Reboul, MacMurray, Hewitt, Maynard & Kristol, respectively, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, generally you will not recognize gain or loss when you receive Amdocs ordinary shares solely in exchange for your shares of ITDS common stock in the merger. You should recognize gain or loss with respect to any cash received in lieu of a fractional Amdocs ordinary share measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share.

TAX BASIS IN AMDOCS SHARES. Your tax basis for the Amdocs ordinary shares that you receive in the merger, including any fractional share interest for which you receive cash, will equal your tax basis in the ITDS common stock exchanged in the merger.

The tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

CERTAIN GUERNSEY TAX CONSIDERATIONS (SEE PAGE 30)

Under the laws of Guernsey as currently in effect, a holder of ordinary shares who is not a resident of Guernsey and who does not carry on business in Guernsey through a permanent establishment situated there is (1) exempt from Guernsey income tax on dividends paid with respect to the ordinary shares and (2) is not liable for Guernsey income tax on gains realized on sale or disposition of those ordinary shares. In addition, Guernsey does not impose a withholding tax on dividends paid by Amdocs to holders of ordinary shares. There are no capital gains, gift or inheritance taxes levied by Guernsey, and the ordinary shares generally are not subject to any transfer taxes, stamp duties or similar charges on issuance or transfer.

INTERESTS OF ITDS' EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 31)

When considering the ITDS Board's recommendation that you vote in favor of approval and adoption of the merger agreement, you should be aware that the directors and executive officers of ITDS have interests in the merger that are different from, or in addition to, your interests as ITDS stockholders. These include:

     - accelerated vesting of stock options,

     - employment and severance agreements,

     - certain bonuses to be received after the merger, and

     - indemnification and directors and officers' liability insurance.

The members of the ITDS Board knew about these additional interests, and considered them, when they approved the merger.

The merger agreement provides that all ITDS stock options will be converted into options to purchase Amdocs ordinary shares at the same exchange ratio as the ITDS common stock. As of October 22, 1999, the directors and executive officers of ITDS held stock options to purchase an aggregate of 1,248,750 shares of ITDS common stock. See " -- What ITDS Stockholders Will Receive in the Merger."

ITDS and Amdocs have entered into amended employment agreements with Peter Bassermann, President and Chief Executive Officer of ITDS, and Lewis D. Bakes, Chairman of the Board of ITDS. Under the amended employment agreements, upon the effective date of the merger, Messrs. Bassermann and Bakes will each be paid $600,000. Following the merger, Amdocs will grant to Messrs. Bassermann and Bakes an option to purchase 30,000 ordinary shares and 40,000 ordinary shares, respectively, of Amdocs. Also, Messrs. Bassermann and Bakes will each be entitled to receive an annual bonus of $220,000 on January 31, 2000, and, upon the happening of certain events, performance bonuses of up to $380,000. See page 31 for more information concerning the arrangements benefitting ITDS' executive officers and directors.

CONDITIONS TO THE MERGER (SEE PAGE 48)

ITDS and Amdocs will not complete the merger unless the following conditions are satisfied or waived:

     - the other party's representations and warranties in the merger agreement are still accurate in all material respects,

     - the other party has performed in all material respects its obligations under the merger agreement,

     - ITDS stockholders approve the merger,

     - appropriate authorities clear the merger under antitrust laws,

     - the Amdocs shares to be issued in the merger are approved for listing on the NYSE, and

     - attorneys for Amdocs and ITDS issue opinions as to the tax-free nature of the merger.

TERMINATION OF THE MERGER AGREEMENT
(SEE PAGE 47)

Amdocs and ITDS can mutually agree to terminate the merger agreement at any time without completing the merger. Either company can terminate the merger agreement if:

     - the merger is not completed by February 28, 2000, or

     - the other party materially breaches its representations, warranties or obligations under the merger agreement and such noncompliance or nonperformance has not been cured or eliminated (or cannot be cured or eliminated) on or before February 28, 2000.

ITDS can also terminate the merger agreement prior to stockholder approval of the merger if ITDS enters into an agreement with a third party with respect to one of certain described merger or sale transactions, or a third party has commenced a tender offer which, in either case ITDS' Board believes in good faith is more favorable to ITDS' stockholders than the terms of the merger agreement.

Amdocs can also terminate the merger agreement if the ITDS Board withdraws, modifies or amends in a manner adverse to Amdocs its approval or recommendation of the merger or has approved, recommended or endorsed any proposal for, or authorized ITDS to enter into, another merger or sale transaction.

TERMINATION FEES (SEE PAGE 47)

ITDS must pay Amdocs a termination fee of $6.42 million, plus Amdocs' reasonable and documented out-of-pocket expenses with respect to the merger agreement if:

     - Amdocs terminates the merger agreement for the reason described in the last paragraph under " -- Termination of the Merger Agreement,"

     - ITDS terminates the merger agreement for the reason described in the second to last paragraph under " -- Termination of the Merger Agreement,"

     - any of the following events occur within six months of the date of termination of the merger agreement (unless the agreement was terminated by mutual agreement of the parties and ITDS was not in breach in any material respect of any representation, warranty or covenant at the time of such termination) whereby ITDS stockholders receive consideration valued in excess of $10.50 per share of ITDS common stock:

(1) ITDS is acquired by merger or otherwise by a third party,

(2) a third party acquires more than 50% of the total assets of ITDS,

(3) a third party acquires more than 30% of the outstanding shares of ITDS common stock, or

(4) ITDS adopts and implements a plan of liquidation or share repurchase relating to more than 50% of the outstanding shares of ITDS common stock or an extraordinary dividend relating to more than 50% of the outstanding shares of ITDS common stock or 50% of the assets of ITDS.

AMDOCS HAS THE OPTION TO ACQUIRE 19.9% OF ITDS' OUTSTANDING COMMON STOCK (SEE PAGE 50)

As an inducement to Amdocs to enter into the merger agreement, ITDS has entered into a stock option agreement with Amdocs, a copy of which is attached as Appendix C to this proxy statement/ prospectus. Under this agreement, ITDS granted to Amdocs an option to purchase 19.9% of the outstanding shares of ITDS common stock at a price of $8.125 per share. The option will be exercisable for a period of six months following the occurrence of an event that requires ITDS to pay a termination fee under the merger agreement. See " -- Termination Fees."

The grant of the option to Amdocs may have the effect of discouraging entities other than Amdocs to merge with or acquire ITDS. In addition, the grant of the option and any exercise of the option by Amdocs may make it impossible for any potential acquiror to close a transaction with ITDS on a pooling of interest basis.

OPINION OF ITDS' FINANCIAL ADVISOR
(SEE PAGE 24)

On September 3, 1999, ITDS received the written opinion of its financial advisor, Lehman Brothers, to the effect that, as of the date of that opinion, the consideration to be received in the merger by the holders of ITDS common stock was fair from a financial point of view to those holders.

The full text of the written opinion of Lehman Brothers, which describes assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix D to this proxy statement/prospectus. The opinion of Lehman Brothers does not constitute a recommendation as to how any holder of ITDS common stock should vote with respect to the merger. You are urged to read the opinion in its entirety.

NO APPRAISAL RIGHTS (SEE PAGE 57)

Under Delaware law, ITDS stockholders have no right to an appraisal of the value of their shares of common stock in connection with the merger.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

AMDOCS

     INFORMATION IN THE TABLES. The Amdocs historical consolidated financial statements are prepared in accordance with U.S. GAAP and presented in dollars. The summary historical consolidated financial information set forth below has been derived from the historical combined or consolidated financial statements of Amdocs and its subsidiaries for the periods presented. During the year ended September 30, 1994, Amdocs' operating subsidiaries were operated as a group of companies owned by common shareholders and financial statements for such periods were prepared on a combined basis and were not audited. Historical information as of and for each of the four years in the period ended September 30, 1998 is derived from Amdocs' consolidated financial statements which have been audited by Ernst & Young LLP, Amdocs' independent auditors. The summary historical consolidated financial information as of and for the nine months ended June 30, 1999 and 1998 is derived from Amdocs' unaudited historical consolidated financial statements. The unaudited historical financial information reflects all adjustments (consisting only of normal recurring adjustments) that Amdocs considers necessary for a fair statement of its consolidated financial position and the results of operations for such periods. The results of operations for the nine months ended June 30, 1999 are not necessarily indicative of results to be expected for any future period.

     OTHER FINANCIAL INFORMATION. The information presented below is qualified by the more detailed historical consolidated financial statements that are included in the documents described under "Where You Can Find More Information" and incorporated by reference into this proxy statement/prospectus, and should be read in conjunction with those consolidated financial statements as well as the unaudited pro forma combined financial information and accompanying notes under "Amdocs Unaudited Pro Forma Condensed Combined Financial Information" on page 37.

                                             NINE MONTHS ENDED
                                                 JUNE 30,
                                                (UNAUDITED)                     YEAR ENDED SEPTEMBER 30,
                                            -------------------   ----------------------------------------------------
                                              1999       1998       1998       1997       1996       1995       1994
                                            --------   --------   --------   --------   --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue..................................   $444,139   $287,063   $403,767   $290,102   $211,720   $167,312   $121,310
Operating income.........................    103,568     58,791     84,895     26,969     35,490     15,377     22,047
Net income(1)............................     68,704     18,509     30,107      5,876     24,508     11,224     16,068
Basic earnings per share.................       0.35       0.13       0.19       0.05       0.23       0.11       0.17
Diluted earnings per share...............       0.34       0.13       0.19       0.05       0.22       0.11       0.17
Dividends declared per share.............         --       3.76       3.76       0.18       0.35       0.17       0.15

---------------

(1) In the fourth quarter of fiscal 1997, Amdocs recorded nonrecurring charges of $27,563. Of such amount, $25,763 is attributable to a contribution to a trust and the balance, $1,800, is due to the write-off of in-process technology related to certain software rights acquired from several operating subsidiaries of SBC Communications Inc.

                                              AS OF JUNE 30,
                                                (UNAUDITED)                       AS OF SEPTEMBER 30,
                                            -------------------   ----------------------------------------------------
                                              1999       1998       1998       1997       1996       1995       1994
                                            --------   --------   --------   --------   --------   --------   --------
                                                                          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Total assets.............................   $386,782   $237,923   $239,966   $220,582   $104,531   $101,483   $ 77,106
Long-term obligations (net of current
  portion)...............................     12,649    101,847      9,215      7,370      1,663         --         --
Shareholders' equity (deficit)(2)(3).....     96,272    (33,284)   (21,889)    94,253     15,988     29,429     21,872

---------------

(2) In January 1998, Amdocs paid dividends totaling $478,684.

(3) Amdocs completed an initial public offering of 18,000 ordinary shares in June 1998 and a public offering of an additional 2,000 ordinary shares in June 1999. The net proceeds from the offerings to Amdocs were $234,190 and $41,400, respectively.

ITDS

     INFORMATION IN THE TABLES. The ITDS historical consolidated financial statements are prepared in accordance with U.S. GAAP and presented in dollars. The summary historical consolidated financial information set forth below has been derived from the historical combined or consolidated financial statements of ITDS for the periods presented. Historical information as of and for each of the five years in the period ended December 31, 1998 is derived from ITDS' consolidated financial statements which have been audited by Ernst & Young LLP, ITDS' independent auditors. The summary historical consolidated financial information as of and for the six months ended June 30, 1999 and 1998 is derived from ITDS' unaudited historical consolidated financial statements. The unaudited historical financial information reflects all adjustments (consisting only of normal recurring adjustments) that ITDS considers necessary for a fair statement of its consolidated financial position and the results of operations for such periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of results to be expected for any future period.

     OTHER FINANCIAL INFORMATION. The information presented below is qualified by the more detailed historical consolidated financial statements that are included in the documents described under "Where You Can Find More Information" and incorporated by reference into this proxy statement/prospectus, and should be read in conjunction with those consolidated financial statements as well as the unaudited pro forma combined financial information and accompanying notes under "Amdocs Unaudited Pro Forma Condensed Combined Financial Information" on page 37.

                                              SIX MONTHS ENDED
                                                  JUNE 30,
                                                 (UNAUDITED)                     YEAR ENDED DECEMBER 31,
                                              -----------------     -------------------------------------------------
                                               1999     1998(1)     1998(1)       1997      1996      1995      1994
                                              -------   -------     --------     -------   -------   -------   ------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue....................................   $68,623   $53,366     $115,460     $23,429   $16,689   $10,821   $6,324
Operating income (loss)....................    13,769   (15,316)      (3,005)      6,545     2,714     1,608    1,106
Net income (loss)..........................     8,714   (11,898)(2)   (3,926)(2)   4,801     1,502       602      708
Basic earnings (loss) per share............      0.50    (0.86)        (0.25)       0.38      0.15      0.06      N/A
Diluted earnings (loss) per share..........      0.49    (0.86)        (0.25)       0.36      0.15      0.06      N/A

---------------

(1) 1998 results include Intelicom which was acquired on January 2, 1998.

(2) Includes charges of $25,513 ($15,800 after tax) for non-recurring in-process research and development, and personnel and indirect acquisition costs associated with ITDS' January 2, 1998 acquisition of Intelicom.

                                                    AS OF JUNE 30,
                                                      (UNAUDITED)                     AS OF DECEMBER 31,
                                                  -------------------   ----------------------------------------------
                                                    1999       1998       1998      1997      1996      1995     1994
                                                  --------   --------   --------   -------   -------   ------   ------
                                                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Total assets...................................   $164,541   $138,405   $155,156   $44,452   $38,398   $5,434   $2,651
Long-term obligations (net of current
  portion).....................................         21         41         25        73       878    2,437    1,353
Stockholders' equity (deficit).................    142,109    123,030    133,825    40,318    34,717      379     (186)

       SUMMARY AMDOCS UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The summary Amdocs unaudited pro forma financial information presented below is derived from the Amdocs unaudited pro forma condensed combined financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The pro forma combined statement of operations data reflect the merger of Amdocs with ITDS as if the merger had occurred on October 1, 1997. The pro forma combined balance sheet data reflect the merger of Amdocs with ITDS as if the merger had occurred on June 30, 1999.

                                                            NINE MONTHS ENDED        YEAR ENDED
                                                              JUNE 30, 1999      SEPTEMBER 30, 1998
                                                            -----------------    ------------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenue...............................................        $546,024              $519,227
  Operating income......................................         121,234                78,372
  Net income............................................          79,102                22,663
  Basic earnings per share..............................            0.39                  0.14
  Diluted earnings per share............................            0.38                  0.14

                                                                                       AS OF
                                                                                   JUNE 30, 1999
                                                                                   -------------
                                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Total assets...............................................................         $602,714
  Long-term obligations (net of current portion).............................           12,670
  Stockholders' equity.......................................................          281,772

     The information is qualified by and should be read in conjunction with the more detailed Amdocs unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus.

                                  RISK FACTORS

     In addition to the other information included and incorporated by reference in this proxy statement/prospectus, you should consider carefully the matters described below in deciding whether to approve the merger agreement.

RISKS RELATING TO THE MERGER

  AMDOCS MAY FACE CHALLENGES IN INTEGRATING AMDOCS AND ITDS AND, AS A RESULT, MAY NOT REALIZE THE EXPECTED BENEFITS OF THE ANTICIPATED MERGER.

     Integrating the operations and personnel of Amdocs and ITDS will be a complex process, and Amdocs is uncertain that the integration will be completed rapidly or will achieve the anticipated benefits of the merger. The successful integration of our companies will require, among other things, integration of our sales and marketing groups and coordination of our development efforts. The diversion of the attention of our management and any difficulties encountered in the process of combining our companies could cause the disruption of, or a loss of momentum in, the activities of the combined company's business. Further, the process of combining our companies could negatively affect employee morale and the ability of the combined company to retain some of its key employees after the merger. In addition, the announcement and completion of the merger could cause customers to delay or change orders for products as a result of uncertainty over the integration of our products. The inability to successfully integrate the operations and personnel of Amdocs and ITDS, or any significant delay in achieving integration, could have a material adverse effect on the business, financial condition and operating results of the combined company after the merger.

  AMDOCS' STOCK PRICE IS VOLATILE AND THE VALUE OF AMDOCS' ORDINARY SHARES ISSUED IN THE MERGER WILL DEPEND ON ITS MARKET PRICE AT THE TIME OF THE MERGER, AND NO ADJUSTMENT WILL BE MADE AS A RESULT OF CHANGES IN THE MARKET PRICE OF AMDOCS' ORDINARY SHARES OUTSIDE A CERTAIN RANGE.

     Under the merger agreement, the exchange ratio used to determine the number of Amdocs' ordinary shares that ITDS stockholders will receive is unaffected by the share price of Amdocs' ordinary shares outside a certain range. Increases in the value of Amdocs' ordinary shares will result in a higher price being paid by Amdocs for ITDS and more value received by ITDS stockholders in the merger. Decreases in the value of Amdocs' ordinary shares will result in a lower price being paid by Amdocs for ITDS and less value received by ITDS stockholders in the merger. It is likely that you will not know the value of Amdocs' ordinary shares to be issued in the merger at the time of the ITDS special meeting of stockholders. Under the merger agreement, neither Amdocs nor ITDS will have the right to terminate or renegotiate the merger agreement or resolicit proxies as a result of any increase or decrease in the value of Amdocs' ordinary shares. The market price of Amdocs' ordinary shares has been and may continue to be volatile. For example, since Amdocs' initial public offering in June 1998 through October 22, 1999, the closing price of the Amdocs ordinary shares ranged from a high of $29.69 per share to a low of $8.38 per share. Recently, the stock market in general and the shares of technology and information services companies in particular have experienced significant price fluctuations. The market price may continue to fluctuate significantly in response to various factors, including:

     - quarterly variations in operating results or growth rates;

     - the announcement of technological innovations;

     - the introduction of new products by Amdocs and its competitors;

     - changes in estimates by securities analysts;

     - market conditions in the industry;

     - announcements and actions by competitors;

     - regulatory and judicial actions; and

     - general economic conditions.

  CUSTOMERS OF AMDOCS AND ITDS MAY DELAY OR CANCEL ORDERS AS A RESULT OF CONCERNS OVER THE MERGER.

     The announcement and closing of the merger could cause customers and potential customers of Amdocs and ITDS to delay or cancel orders for products and/or services as a result of customer concerns and uncertainty over product evolution, integration and support over the combined company's products. Such a delay or cancellation of orders could have a material adverse effect on the business, operating results and financial condition of Amdocs or ITDS.

RISKS APPLICABLE TO AMDOCS' BUSINESS

  FUNDAMENTAL CHANGES IN THE TELECOMMUNICATIONS MARKET COULD REDUCE DEMAND FOR AMDOCS' SYSTEMS.

     Future developments in the telecommunications industry, such as continued industry consolidation, the formation of alliances among network operators and service providers and changes in the regulatory environment, could materially affect Amdocs' existing or potential customers. This could reduce the demand for Amdocs' products and services. As a result, Amdocs may be unable to effectively market and sell its information systems to potential customers in the telecommunications industry.

     Amdocs derives a significant portion of its revenue from products and services provided to directory publishers. Amdocs believes that the demand for those products and services will be affected by the extent of increased competition between directory publishers and other media channels, as well as a broader introduction of electronic directories. Amdocs' new products for these markets may not be successful or Amdocs may be unable to maintain its current level of revenue from directory systems.

  IF AMDOCS CANNOT COMPETE SUCCESSFULLY WITH EXISTING OR NEW COMPETITORS ITS BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

     Amdocs may be unable to compete successfully with existing or new competitors and its failure to adapt to changing market conditions and to compete successfully with established or new competitors could have a material adverse effect on its results of operations and financial condition.

     The market for telecommunications information systems is highly competitive and fragmented, and Amdocs expects this competition to increase. Amdocs competes with independent providers of information systems and services and with in-house software departments of telecommunications companies. Its competitors include firms that provide comprehensive information systems, software vendors that sell products for particular aspects of a total information system, software vendors that specialize in systems for particular telecommunications services such as Internet services, systems integrators, service bureaus and companies that offer software systems in combination with the sale of network equipment. Amdocs anticipates continued growth and competition in the telecommunications industry and, consequently, the emergence of new software providers in the industry that will compete with Amdocs.

     Amdocs also believes that its ability to compete depends in part on a number of competitive factors, including:

     - the development by others of software that is competitive with its products and services;

     - the price at which others offer competitive software and services;

     - the responsiveness of its competitors to customer needs; and

     - the ability of its competitors to hire, retain and motivate key personnel.

     Amdocs competes with a number of companies that have longer operating histories, larger customer bases, substantially greater financial, technical, sales, marketing and other resources, and greater name recognition than it does. Current and potential competitors have established, and may establish in the future, cooperative relationships among themselves or with third parties to increase their ability to address the needs of Amdocs' prospective customers. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. As a result, Amdocs' competitors may be able to adapt more quickly than Amdocs to new or emerging technologies and changes in customer requirements, and may be able to devote greater resources to the promotion and sale of their products.

  AMDOCS MUST CONTINUALLY ENHANCE ITS PRODUCTS TO REMAIN COMPETITIVE.

     Amdocs believes that its future success will depend, to a significant extent, upon its ability to enhance its existing products and to introduce new products and features to meet the requirements of its customers in a rapidly developing and evolving market. Amdocs is currently devoting significant resources to refining and expanding its base software modules and to developing Business Support System products that operate on state-of-the-art operating systems. Its present or future products may not satisfy the evolving needs of the telecommunications market. If Amdocs is unable to anticipate or respond adequately to those demands, due to resource, technological or other constraints, its business and results of operations could be materially adversely affected.

     Amdocs may acquire other companies where it believes it can acquire new products or services or otherwise enhance its market position or strategic strengths. Amdocs cannot assure you that suitable acquisition candidates can be found, that acquisitions can be consummated on favorable terms or that the ITDS acquisition, if completed, will enhance its products or strengthen its competitive position.

  AMDOCS DEPENDS ON SBC COMMUNICATIONS INC. FOR A SIGNIFICANT PORTION OF ITS REVENUES.

     Amdocs' single largest group of customers is SBC Communications Inc., or SBC, and its operating subsidiaries. SBC International Inc., or SBCI, a wholly owned subsidiary of SBC, is also one of Amdocs' significant shareholders. It currently holds approximately 19.5% of Amdocs' outstanding ordinary shares. A significant decrease in the sale of products and services to SBC or its subsidiaries may materially adversely affect the results of operations and financial condition of Amdocs.

     Substantially all of Amdocs' work for SBC is conducted directly with SBC's operating subsidiaries, such as Southwestern Bell Mobile Systems, Southwestern Bell Yellow Pages, Southwestern Bell Communications Services (SBC's long distance provider) and Southwestern Bell Telephone Company. These SBC relationships accounted for in the aggregate 15.7% of Amdocs' total revenue in the nine months ended June 30, 1999 and 20.8%, 34.5% and 38.0% of its total revenue in fiscal 1998, 1997 and 1996, respectively. The absolute amount of revenue attributable to SBC and such subsidiaries amounted to $69.6 million in the nine months ended June 30, 1999 and $84.4 million, $99.9 million and $80.5 million in fiscal 1998, 1997 and 1996, respectively.

  AMDOCS' BUSINESS IS HIGHLY DEPENDENT ON A LIMITED NUMBER OF SIGNIFICANT CUSTOMERS.

     Amdocs' business is highly dependent on a limited number of significant customers. The loss of any significant customer or a significant decrease in business from any of those customers could have a material adverse effect on the results of operations and financial condition of Amdocs. Amdocs has approximately 70 customers, and revenue derived from its five largest customers, excluding SBC and its operating subsidiaries, accounted for approximately 27.6% of revenue in the nine months ended June 30, 1999 and 27.1%, 33.2% and 42.7% of revenue in fiscal 1998, 1997 and 1996, respectively.

     Although Amdocs has received a substantial portion of its revenue from repeat business with established customers, most of its major customers do not have any obligation to purchase additional products or services and generally have already acquired fully-paid licenses to their installed systems. Therefore, its customers may not continue to purchase new systems, system enhancements and services in amounts similar to previous years.

  AMDOCS' FUTURE SUCCESS DEPENDS ON ITS ABILITY TO DEVELOP LONG-TERM RELATIONSHIPS WITH ITS CUSTOMERS.

     Amdocs believes that its future success depends to a significant extent on its ability to develop long-term relationships with successful network operators and service providers. Many new entrants into the telecommunications market lack significant financial and other resources. Amdocs may be unable to develop new customer relationships and its new customers may be unsuccessful. Its failure to maintain customer relationships or the failure of new customers to be successful could have a material adverse effect on the business, results of operations and financial condition of Amdocs.

  THE SKILLED EMPLOYEES THAT AMDOCS NEEDS MAY BE DIFFICULT TO HIRE AND RETAIN.

     Amdocs' success depends in large part on its ability to attract, train, motivate and retain highly skilled information technology professionals, software programmers and telecommunications engineers. These types of qualified personnel are in great demand and are likely to remain a limited resource for the foreseeable future. Amdocs currently employs approximately 4,400 software and information technology specialists, of which over 3,000 are located in Israel. Amdocs intensively recruits technical personnel for its principal development centers in Israel, the United States and Cyprus. The ability of Amdocs to expand its business is highly dependent upon its success in recruiting such personnel and its ability to manage and coordinate its worldwide developing efforts. Amdocs may be unable to continue to attract and retain the skilled employees it requires and any inability to do so could adversely impact its ability to manage and complete its existing projects and to compete for new customer contracts. In addition, the resources required to attract and retain such personnel may adversely affect Amdocs' operating margins. The failure to attract and retain qualified personnel may have a material adverse effect on the business, results of operations and financial condition of Amdocs. The success of Amdocs also depends, to a certain extent, upon the continued active participation of a relatively small group of senior management personnel who have been with Amdocs for many years. The loss of the services of all or some of these employees could have a material adverse effect on Amdocs' business.

  AMDOCS' QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

     Amdocs has experienced fluctuations in its quarterly operating results and anticipates that such fluctuations may continue and could intensify. Amdocs' quarterly operating results may fluctuate as a result of many factors, including:

     - the size and timing of significant customer projects and license fees;

     - increased competition;

     - cancellations of significant projects by customers;

     - changes in operating expenses;

     - changes in Amdocs' strategy;

     - personnel changes;

     - foreign currency exchange rates; and

     - general economic and political factors.

     Generally, Amdocs' license fee revenue and its service fee revenue relating to customization and implementation are recognized as work is performed, using percentage of completion accounting. Given Amdocs' reliance on a limited number of significant customers, its quarterly results may be significantly affected by the size and timing of customer projects and its progress in completing such projects.

     Amdocs believes that the placement of customer orders may be concentrated in specific quarterly periods due to the time requirements and budgetary constraints of its customers. Although Amdocs recognizes revenue as projects progress, progress may vary significantly from project to project, and Amdocs believes that variations in quarterly revenue are sometimes attributable to the timing of initial order placements. Due to the relatively fixed nature of certain of Amdocs' costs, a decline of revenue in any quarter would result in lower profitability for that quarter and, in such event, the price of Amdocs' ordinary shares could be materially adversely affected.

     As a result of these factors, Amdocs believes that period-to-period comparisons of its revenues and operating results are not necessarily meaningful.

  AMDOCS' LENGTHY SALES CYCLE MAKES IT DIFFICULT TO ANTICIPATE THE TIMING OF SALES.

     The sales cycle associated with the purchase of Amdocs' information systems is lengthy, with the time between the making of an initial proposal to a prospective customer and the signing of a sales contract typically averaging between six and twelve months. Information systems for telecommunications companies are relatively complex and their purchase generally involves a significant commitment of capital, with attendant delays frequently associated with large capital expenditures and implementation procedures within an organization. Moreover, the purchase of such products typically requires coordination and agreement across a potential customer's entire organization. Delays associated with such timing factors may reduce Amdocs' revenue in a particular period without a corresponding reduction in its costs, which could have a material adverse effect on the results of operations and financial condition of Amdocs.

  AMDOCS' INTERNATIONAL PRESENCE CREATES SPECIAL RISKS.

     Amdocs is subject to certain risks inherent in doing business in international markets, including:

     - lack of acceptance of non-localized products,

     - legal and cultural differences in the conduct of business,

     - difficulties in staffing and managing foreign operations,

     - longer payment cycles;

     - difficulties in collecting accounts receivable and withholding taxes that limit the repatriation of earnings,

     - trade barriers,

     - immigration regulations that limit Amdocs' ability to deploy its employees,

     - political instability, and

     - variations in effective income tax rates among countries where Amdocs conducts business.

One or more of these factors could have a material adverse effect on Amdocs' international operations.

     Amdocs maintains three development facilities located in Israel, the United States and Cyprus, operates a support center located in Brazil and has operations in Europe, North America, Latin America and the Asia-Pacific region. Although a majority of Amdocs' revenue in fiscal 1998 was derived from customers in North America, Amdocs obtains significant revenue from customers in Europe, the Asia-Pacific region and Latin America. Its strategy is to continue to broaden its North American and European customer base and to expand into new international markets, the most significant of which are located in Latin America and the Asia-Pacific region.

  FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES COULD ADVERSELY AFFECT AMDOCS' BUSINESS.

     A significant portion of Amdocs' operating costs are incurred outside the United States, and therefore fluctuations in exchange rates between the currencies in which such costs are incurred and the dollar may have a material adverse effect on the results of operations and financial condition of Amdocs. The cost of Amdocs' operations in Israel, as expressed in dollars, could be adversely affected by the extent to which any increase in the rate of inflation in Israel is not offset (or is offset on a lagging basis) by a devaluation of the Israeli currency in relation to the dollar. As a result of this differential, from time to time Amdocs experiences increases in the costs of its operations in Israel, as expressed in dollars, which could in the future have a material adverse effect on the results of operations and financial condition of Amdocs.

     Generally, the effects of fluctuations in foreign currency exchange rates are mitigated by the fact that significant portion of Amdocs' revenue is in dollars and Amdocs generally hedges its currency exposure on both a short-term and long-term basis with respect to the balance of its revenue.

     The imposition of exchange or price controls or other restrictions on the conversion of foreign currencies could also have a material adverse effect on the business, results of operations and financial condition of Amdocs.

  AMDOCS MAY BE UNABLE TO PROTECT ITS PROPRIETARY TECHNOLOGY.

     Any misappropriation of Amdocs' technology or the development of competitive technology could seriously harm Amdocs' business. Amdocs regards a substantial portion of its software products and systems as proprietary and relies on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third party nondisclosure agreements and other methods to protect its proprietary rights. Amdocs does not include in its software any mechanisms to prevent or inhibit unauthorized use, but Amdocs generally enters into confidentiality agreements with its employees, consultants, customers and potential customers that limit access to and distribution of proprietary information.

     The steps Amdocs has taken to protect its proprietary rights may be inadequate. If so, Amdocs might not be able to prevent others from using what Amdocs regards as its technology to compete with Amdocs. Existing trade secret, copyright and trademark laws offer only limited protection. In addition, the laws of some foreign countries do not protect Amdocs' proprietary technology to the same extent as the laws of the United States. Other companies could independently develop similar or superior technology without violating Amdocs' proprietary rights.

     If Amdocs has to resort to legal proceedings to enforce its intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

  CLAIMS BY OTHERS THAT AMDOCS INFRINGES THEIR PROPRIETARY TECHNOLOGY COULD HARM AMDOCS' BUSINESS.

     Although Amdocs has not received any notices from third parties alleging infringement claims, third parties could claim that Amdocs' current or future products or technology infringe their proprietary rights. Amdocs expects that software developers will increasingly be subject to infringement claims as the number of products and competitors providing software and services to the telecommunications industry increases and overlaps occur. Any claim of infringement by a third party could cause Amdocs to incur substantial costs defending against the claim, even if the claim is invalid, and could distract its management from Amdocs' business. Furthermore, a party making such a claim could secure a judgment that requires Amdocs to pay substantial damages. A judgment could also include an injunction or other court order that could prevent Amdocs from selling its products. Any of these events could seriously harm Amdocs' business.

     If anyone asserts a claim against Amdocs relating to proprietary technology or information, Amdocs might seek to license that party's intellectual property or to develop non-infringing technology. Amdocs might not be able to obtain a license on commercially reasonable terms or on any terms. Alternatively, Amdocs' efforts to develop non-infringing technology could be unsuccessful. Its failure to obtain the necessary licenses or other rights or develop non-infringing technology could prevent Amdocs from selling its products and could therefore seriously harm its business.

  THE TERMINATION OR REDUCTION OF CERTAIN GOVERNMENT PROGRAMS AND TAX BENEFITS COULD ADVERSELY AFFECT AMDOCS' OVERALL EFFECTIVE TAX RATE.

     Amdocs benefits from certain government programs and tax benefits, including programs and benefits in Israel and Cyprus. To be eligible for these programs and tax benefits, Amdocs must meet certain conditions. If Amdocs fails to meet these conditions it could be required to refund tax benefits already received. Additionally, some of these programs and the related tax benefits are available to Amdocs for a limited number of years, and these benefits expire from time to time.

     Any of the following could have a material affect on the overall effective tax rate of Amdocs:

     - some programs may be discontinued,

     - Amdocs may be unable to meet the requirements for continuing to qualify for some programs,

     - these programs and tax benefits may be unavailable at their current levels, or

     - upon expiration of a particular benefit, Amdocs may not be eligible to participate in a new program or qualify for a new tax benefit that would offset the loss of the expiring tax benefit or Amdocs may be required to refund previously accredited tax benefits if Amdocs is found to be in violation of the stipulated conditions.

  PRODUCT DEFECTS OR SOFTWARE ERRORS COULD ADVERSELY AFFECT AMDOCS' BUSINESS.

     Design defects or software errors may cause delays in product introductions or damage customer satisfaction and may have a material adverse effect on the business, results of operations and financial condition of Amdocs. Amdocs' software products are highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and correct.

     Since Amdocs' products are generally used by its customers to perform mission-critical functions, design defects, software errors, misuse of its products, incorrect data from external sources or other potential problems within or outside of Amdocs' control may arise from the use of its products, and may result in financial or other damages to Amdocs' customers. Completion of the development and implementation phases of a project requires between six and twelve months of work. During this period, a customer's budgeting constraints and internal reviews, over which Amdocs has little or no control, can impact operating results. Amdocs' failure or inability to meet a customer's expectations in providing products or performing services may result in the termination of its relationship with that customer or could give rise to claims against Amdocs. Although Amdocs has license agreements with its customers that contain provisions designed to limit its exposure to potential claims and liabilities arising from customer problems, these provisions may not effectively protect Amdocs against such claims in all cases. Claims and liabilities arising from customer problems could damage Amdocs' reputation, adversely affecting the business, results of operations and financial condition of Amdocs.

  "YEAR 2000 ISSUES" MAY DISRUPT AMDOCS' OPERATIONS.

     The term "year 2000 issues" is a general term used to describe the various problems that may result from the improper processing of dates and faulty date calculations by computers and other machinery in the upcoming millennium. These problems generally arise from the fact that most of the world's legacy computer hardware and software have historically used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the "2000s" from dates in the "1900s". These problems may also arise from other sources such as the use of special codes and conventions in software that make use of the date field. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, total failure of mass systems that depend on computers such as electricity, telephone networks and banking systems.

     Amdocs believes that a small number of computer products marketed by Amdocs or currently used by its customers might not be year 2000 compliant. In addition, some products and services provided to Amdocs' customers by other software vendors may not be year 2000 complaint, thereby disrupting the ability of Amdocs' customers to use its software. Amdocs has accrued $1.0 million at June 30, 1999, representing the estimated costs to modify its software products to address year 2000 issues under existing agreements for previously sold products. Amdocs' ultimate costs to address the year 2000 issues may significantly exceed its estimates, in which case those costs could have a material adverse effect on the business, results of operations and financial condition of Amdocs. Moreover, due to Amdocs' dependence on a limited number of significant customers, any material adverse impact on such customers due to year 2000 issues could also have a material adverse effect on the business, results of operations, and financial conditions of Amdocs.

  AMDOCS' SOFTWARE PRODUCTS MAY NOT SUCCESSFULLY ACCEPT THE NEW EUROPEAN MONETARY UNION CURRENCY, OR EURO, OR CONVERT FROM LOCAL CURRENCIES TO THE EURO.

     The euro is being phased in over a three-year period which commenced January 1, 1999 when participating European countries began using the euro currency for non-cash transactions. Computer systems and software products will need to be designed or modified to accept the euro currency and, during a transitional phase, will need to accept both the euro and local currencies. The conversion to the euro currency will require restructuring of databases and internal accounting systems and may require the conversion of historical data. Amdocs intends to offer software products that are capable of accepting the euro currency and converting from local currencies to the euro and vice versa. Amdocs' software or software provided to its customers by other vendors may not ensure an errorless transition to the euro currency. Amdocs had accrued $1.6 million at June 30, 1999, representing the estimated costs to modify its software products to accept the euro currency under existing agreements for previously sold products. Amdocs' ultimate costs may significantly exceed its estimates, in which case those costs could have a material adverse effect on the results of operations, business and financial condition of Amdocs.

  AMDOCS' DEVELOPMENT FACILITIES IN ISRAEL AND CYPRUS MAY BE ADVERSELY AFFECTED BY POLITICAL AND ECONOMIC CONDITIONS IN THOSE COUNTRIES.

     Amdocs' largest development center is located in the State of Israel. Although a substantial majority of Amdocs' sales are made to customers outside Israel and Amdocs maintains significant service teams on site with its customers, Amdocs is nonetheless directly influenced by the political, economic and military conditions affecting Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its current trading partners could have a material adverse effect on Amdocs' business. Amdocs has developed certain contingency plans to move certain development operations to various sites both within and outside of Israel in the event political or military conditions disrupt its normal operations.

     Israel has entered into peace agreements with both Egypt and Jordan and is in the process of conducting peace negotiations with the Palestinian Community. Moreover, several other countries have announced their intentions to establish trade and other relations with Israel. Israel, however, has not entered into any peace arrangement with Syria or Lebanon. In addition, in recent months here has been a deterioration in Israel's relationship with the Palestinian Community. Consequently, Amdocs cannot predict how the peace process will develop or what effect it may have on Amdocs or its business.

     In addition, Amdocs' development facility in Cyprus may be adversely affected by political conditions in that country. As a result of intercommunal strife between the Greek and Turkish communities, Turkish troops invaded Cyprus in 1974 and continue to occupy approximately 40% of the island. Efforts to resolve the problem have not yet resulted in an agreeable solution. Recently, tensions between the parties involved have increased significantly over certain military defense issues. Any major hostilities between Cyprus and Turkey may have a material adverse effect on Amdocs' development facility in Cyprus.

RISKS APPLICABLE TO AMDOCS' CAPITAL STRUCTURE

  A FEW OF AMDOCS' SHAREHOLDERS MAY BE ABLE TO EXERCISE CONTROL OVER ALL MATTERS REQUIRING SHAREHOLDER APPROVAL.

     As a result of the concentration of ownership of Amdocs' ordinary voting shares, some shareholders may be able to exercise control over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This control may have the effect of delaying or preventing a change in control of Amdocs.

     Upon the completion of the merger and assuming the issuance of 8,054,359 Amdocs ordinary shares to ITDS stockholders (assuming an exchange ratio of
 .4603), Amdocs' ordinary voting shares will be owned as follows:

     - 32.5% by Welsh, Carson, Anderson & Stowe, or WCAS, a private investment firm, and its affiliates,

     - 7.9% by SBC International, Inc. or SBCI, and

     - 8.2% by Amdocs International Limited, or AIL, a private company beneficially owned by Morris S. Kahn.

     SBCI also owns Amdocs ordinary nonvoting shares, which together with its ordinary voting shares will represent 18.7% of the outstanding ordinary shares of Amdocs. In addition, investment partnerships affiliated with WCAS have granted irrevocable proxies with respect to a portion of the ordinary shares held by them to a company beneficially owned by Morris S. Kahn. Giving effect to such proxies and assuming the issuance of 8,054,359 Amdocs ordinary shares to ITDS stockholders, the company beneficially owned by Morris S. Kahn and AIL together will have the right to vote 21.1% of Amdocs ordinary voting shares, WCAS and its affiliates will have the right to vote 19.6% of Amdocs ordinary voting shares and SBCI will have the right to vote 7.9% of Amdocs' ordinary voting shares . It is currently intended that the proxies granted by WCAS to AIL will be transferred or otherwise granted to SBCI.

     Affiliates of WCAS and certain other investors, or the WCAS Investors, have granted a call option on some of the ordinary shares that they hold to SBCI, AIL and others who were shareholders of Amdocs prior to Amdocs' initial public offering in June 1998. The call option may be exercised if Amdocs achieves specified revenue and cash flow targets in fiscal 1998 and 1999, which targets were achieved for fiscal 1998. If exercised, the option would increase the relative ownership of SBCI, AIL and those other shareholders and decrease the relative ownership of the WCAS Investors.

  THE MARKET PRICE OF AMDOCS' ORDINARY SHARES HAS AND MAY CONTINUE TO FLUCTUATE WIDELY.

     The market price of Amdocs' ordinary shares has fluctuated widely and may continue to do so. See "-- Risks Relating to the Merger -- Amdocs' stock price is volatile and the value of Amdocs' ordinary shares issued in the merger will depend on its market price at the time of the merger, and no adjustment will be made as a result of changes in the market price of Amdocs' ordinary shares outside a certain range."

     In addition, the stock market experiences significant price and volume fluctuations. These fluctuations particularly affect the market prices of the securities of many high technology companies. These broad market fluctuations could adversely affect the market price of Amdocs' ordinary shares. When the market price of a stock has been volatile, holders of the stock have often instituted securities class action litigation against the company that issued the stock. If any of Amdocs' shareholders brought a securities class action lawsuit against Amdocs, Amdocs could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of Amdocs' management. Any of these events could seriously harm the business of Amdocs.

  FUTURE SALES BY EXISTING SHAREHOLDERS OF AMDOCS COULD DEPRESS THE MARKET PRICE OF AMDOCS' ORDINARY SHARES.

     Sales of substantial amounts of Amdocs' ordinary shares in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for Amdocs' ordinary shares. Amdocs currently has 198,800,024 ordinary shares issued and outstanding, all of which are either freely tradeable on the NYSE or currently eligible for sale pursuant to Rule 144 under the Securities Act of 1933, or the Securities Act (subject to compliance with the volume and manner of sale limitation of Rule 144), or pursuant to another exemption from the registration requirements of the Securities Act.

     Amdocs' principal shareholders have the right, in certain circumstances, to require Amdocs to register their shares under the Securities Act for resale to the public. In addition, Amdocs expects to register under the Securities Act up to a total of approximately 9,050,000 ordinary shares reserved for issuance upon the exercise of options that have been or may be granted under Amdocs' and ITDS' stock option plans. The right to exercise options outstanding under these plans is subject to certain vesting requirements.

  AMDOCS DOES NOT ANTICIPATE PAYING DIVIDENDS ON ITS ORDINARY SHARES IN THE FORESEEABLE FUTURE.

     Amdocs does not anticipate paying dividends on its ordinary shares in the foreseeable future. In addition, the terms of bank debt incurred by its subsidiaries effectively prevent Amdocs from paying cash dividends.

  THE RIGHTS OF STOCKHOLDERS OF GUERNSEY CORPORATIONS DIFFER IN SOME RESPECTS FROM THOSE OF STOCKHOLDERS OF UNITED STATES CORPORATIONS.

     Amdocs is incorporated under the laws of Guernsey. The rights of holders of ordinary shares are governed by Guernsey law, including the Companies Act of Guernsey, and by the Amdocs Articles of Association. These rights differ in some respects from the rights of stockholders in corporations incorporated in the United States, including the rights of ITDS stockholders. See "Description of Share Capital of Amdocs" and "Comparison of Certain Rights of Stockholders of ITDS and Amdocs" for a discussion of the material differences.

RISKS RELATING TO ITDS REMAINING AN INDEPENDENT ENTITY

  ITDS' BUSINESS IS HIGHLY DEPENDENT ON A LIMITED NUMBER OF SIGNIFICANT
  CUSTOMERS.

     ITDS' two largest customers, Nextel and Western Wireless, represented 30.2% and 11.9%, respectively, of its 1998 revenues. In January 1998, ITDS acquired Intelicom, a subsidiary of Computer Sciences Corporation and a provider of billing and customer care software. As a result of this acquisition, ITDS acquired several new customers with substantially larger subscriber bases than its existing customers. Some of these new customers may represent more than 10% of ITDS' revenues in the future. ITDS has long-term contracts, ranging from two to five years, with all of its significant customers. However, its relationships with its largest customers have existed only since January 1998 as a result of the Intelicom acquisition. Any of these customers may not renew their contracts with ITDS at the end of the contract term. For example, in May 1999, VoiceStream, a subsidiary of Western Wireless, became a separate legal entity. Although ITDS currently has contracts with both Western Wireless and VoiceStream, Western Wireless has notified ITDS that it will not renew its contract, and ITDS cannot assure you that VoiceStream will renew its contract. VoiceStream has recently announced it will acquire OmniPoint, another significant customer of ITDS. If ITDS loses VoiceStream, it will also lose OmniPoint as a customer. ITDS also believes that Nextel is actively exploring alternative billing and customer care solutions, and ITDS cannot assure you that Nextel will renew its contract with ITDS. In addition, Southwest Company, which represented 5.9% of ITDS' 1998 revenues, ended its relationship with ITDS in June 1999, and Dobson, which also represented 5.9% of ITDS' 1998 revenues, will be off ITDS' system by the end of 1999.

     ITDS' customers may also seek to terminate their contracts on the basis of an alleged contractual default or other grounds. In addition, certain of ITDS' contracts do not require customers to make any minimum purchases. Loss of all or a significant part of the business of any of its significant customers would have a material adverse effect on the business, financial condition and results of operations of ITDS. Additionally, if a third party acquires one of ITDS' significant customers, ITDS could lose that customer, which could have a material adverse effect on its business, financial condition and results of operations.

  ITDS' QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

     ITDS' quarterly revenues and operating results may fluctuate due to a number of factors, including:

     - variations in the timing, size and nature of ITDS' contracts,

     - long sales cycles typically associated with large customers, which require ITDS to invest substantially in the conversion process prior to payment by the customer,

     - the hiring of additional staff,

     - seasonal variations in cellular telephone subscriptions,

     - the timing of the introduction and the market acceptance of new products or product enhancements by ITDS' competitors or ITDS,

     - changes in ITDS' operating expenses,

     - fluctuations in economic and financial market conditions,

     - loss of customers, which affects processing and development revenue,

     - contract renegotiations, which often require ITDS to lower the price of the existing contract,

     - the cost to convert existing customers to XCEDE, and

     - the nature of development revenue, which often depends upon the customer's desire and ability to develop a modification in a timely manner.

  THE SKILLED EMPLOYEES THAT ITDS NEEDS MAY BE DIFFICULT TO HIRE AND RETAIN, AND SEVERAL KEY EMPLOYEES HAVE JOINED ITDS ONLY RECENTLY.

     ITDS' future depends substantially on the performance of its executive officers and key employees and upon its ability to recruit, retain and motivate highly skilled personnel. Competition for such personnel is, and is likely to remain, intense. ITDS may not be able to attract, assimilate or retain highly skilled personnel in the future, and any inability to do so could adversely impact its ability to manage and complete its existing projects and to compete for new customer contracts. In addition, two members of ITDS' senior management team joined ITDS only recently. Susan L. Yezzi joined ITDS in late 1997 and became ITDS' Chief Operating Officer in February 1999. In May 1999, ITDS hired Michael P. Neuscheler as its Chief Financial Officer to replace Paul K. Kothari, who served in that capacity from February 1998 to February 1999.

  FUNDAMENTAL CHANGES IN THE TELECOMMUNICATIONS MARKET COULD REDUCE DEMAND FOR ITDS' SYSTEMS.

     Over the last decade, the market for telecommunications services has been characterized by rapid technological developments, evolving industry standards, dramatic changes in the regulatory environment and frequent new product introductions. ITDS' success will depend upon its ability to enhance products and services and to introduce new products and services which will respond to these market requirements as they evolve. To date, substantially all of ITDS' revenues are attributable to wireless customers, many of whom are expanding their product offerings in the face of competition. While ITDS believes that its current systems and services will also permit ITDS to attract customers in other segments of the telecommunications services industry, ITDS may be unable to do so. In addition, technologies, services or standards may be developed which could require significant changes in ITDS' business model, development of new products, or provision of additional services, at substantial cost. These developments may also introduce additional competitors into the marketplace. If the overall market for telecommunications services fails to evolve and converge in the manner ITDS contemplated or grows more slowly than anticipated, or if its products and services fail in any respect to achieve market acceptance, there could be a material adverse effect on the business, financial condition and results operations of ITDS.

  XCEDE MAY NOT BE COMMERCIALLY SUCCESSFUL.

     ITDS has devoted substantial development and marketing efforts to complete and promote XCEDE, its newest billing and customer care product. ITDS has recently introduced XCEDE commercially and it is currently running in systems of its smaller customers. ITDS cannot assure you that XCEDE will perform in accordance with customer expectations or that ITDS will develop the enhancements necessary to make XCEDE scalable to larger customers such as Nextel and VoiceStream. Any unanticipated program development on the XCEDE system could result in substantial costs to ITDS and could delay the commercial introduction of the product to ITDS' larger customers. Such costs or delays could have a material adverse effect on ITDS' business, financial condition and results of operations.

  TO DATE, MOST OF ITDS' REVENUES ARE IN THE WIRELESS TELEPHONE INDUSTRY.

     ITDS has designed its products to work with a variety of current and future technologies. However, to date, ITDS has generated almost all of its revenues from sales to service providers on the wireless telephone industry. ITDS' revenues could decrease if the number of wireless service subscribers that its customers serve decreases. Although the number of wireless subscribers has increased substantially in the past, such growth may not continue. In addition, according to industry reports, the average monthly bill per subscriber for many carriers has decreased in recent years. As a result, ITDS may experience increased price competition among billing service providers. Any adverse development in the wireless telephone industry could materially affect ITDS' business, financial condition and results of operations.

                                 THE COMPANIES

AMDOCS

     Amdocs is a leading provider of product-driven information system solutions to major telecommunications companies worldwide. Amdocs offers integrated, comprehensive customer care and billing systems for wireline and wireless network operators and service providers. Amdocs also provides customer care and billing systems to companies that offer multiple service packages, such as local, long distance, international, data, internet, voice over internet protocol, cellular, personal communication services and paging. With human resources of over 4,400 information systems professionals dedicated to the telecommunications industry, Amdocs has an installed base of successful projects with more than 70 major telecommunications companies throughout the world.

     Additional information regarding Amdocs is contained in Amdocs' filings with the SEC under the Securities Exchange Act of 1934. See "Where You Can Find More Information" on page 61.

ITDS

     ITDS offers advanced billing, customer care and management information for telecommunications providers. Its systems form the foundation for a suite of applications that provide not only subscriber billing and service support, but also the means to automate subscriber activation, remittance processing, collections, data retrieval and reporting, electronic funds transfer, credit management, inventory management and data archiving. ITDS' state-of-the-art data centers located at its facilities in Stamford, Connecticut and Champaign, Illinois, supported by a staff of approximately 850 professionals, produce almost 9 million subscriber invoices monthly.

     Additional information regarding ITDS is contained in ITDS' filings with the SEC under the Securities Exchange Act of 1934. See "Where You Can Find More Information" on page 61.

                              THE PROPOSED MERGER

GENERAL

     ITDS' Board is using this proxy statement/prospectus to solicit proxies from ITDS stockholders. At the special meeting, ITDS stockholders will be asked to consider and vote upon the merger agreement.

     If the merger is completed, each share of ITDS common stock will be converted into the right to receive a number of Amdocs ordinary shares determined pursuant to an exchange ratio based on the trading value of Amdocs ordinary shares during a 10-trading day period ending two business days before the closing of the merger.

     For purposes of the merger agreement, the "exchange ratio" is equal to $10.50 divided by the trading value of an Amdocs ordinary share so long as the trading value of an Amdocs ordinary share is between $22.81 and $28.25. The trading value will be determined by taking the average of the closing prices for an Amdocs ordinary share on the New York Stock Exchange over the 10 trading days ending two business days before the closing date. In no event will the exchange ratio be less than 0.3717 or more than 0.4603. See "The Merger
Agreement -- Terms of the Merger."

BACKGROUND OF THE MERGER

     In December 1998, Amdocs approached ITDS management with the concept of creating a service bureau using the Amdocs Ensemble System(TM).

     A Nondisclosure and Confidentiality Agreement was executed as of December 23, 1998, and thereafter Amdocs and ITDS engaged in discussions designed to evaluate potential cooperation and for Amdocs to offer Ensemble System(TM) in a service bureau environment.

     During the period from December 23, 1998 through March 1, 1999, the parties engaged in discussions and negotiations in order to enter into a "Teaming Agreement" to provide a framework in which Amdocs would offer Ensemble System(TM) in a service bureau operated by ITDS.

     On February 16, 1999, at its regularly scheduled quarterly meeting, the ITDS Board met to consider, among other things, the teaming discussions between Amdocs and ITDS. Peter L. Masanotti, General Counsel of ITDS, made a detailed presentation to the ITDS Board concerning the possible teaming relationship with Amdocs. A "Teaming Agreement" was never finalized because the parties could not agree on terms.

     On August 18, 1999, Mr. Masanotti and Lewis D. Bakes, Chairman of the Board of ITDS, met with Bruce K. Anderson, Chairman of the Board and Chief Executive Officer of Amdocs, Robert A. Minicucci, Chief Financial Officer of Amdocs, Dov Baharav, Chief Financial Officer of Amdocs Management Limited and Joshua Ehrlich, Senior Vice President of Amdocs Management Limited, to discuss the possibility of an alliance between the companies. At that meeting Amdocs proposed a merger of ITDS and Amdocs. ITDS engaged Lehman Brothers to act as its financial advisor in connection with a potential transaction between ITDS and Amdocs.

     On August 18, 1999, the ITDS Board met via telephone conference call to discuss the terms and conditions of the Amdocs proposal to merge with ITDS and instructed Lehman Brothers to continue negotiations with Mr. Baharav and Goldman, Sachs & Co., Amdocs' financial advisor.

     On August 20, 1999, the ITDS Board met via telephone conference call to discuss the most recent conversations between Lehman Brothers, Goldman Sachs and members of the ITDS and Amdocs management teams. Messrs. Zanobini, Skydel and Blaha of Lehman Brothers participated in the conference call. The ITDS Board discussed the strategic rationale of the combination, the benefits and risks associated with the combination, the proposed financial terms and conditions of a transaction, a schedule for completing the transaction, the potential for any alternative strategic transactions and other related issues. The ITDS Board authorized Lehman Brothers and members of senior ITDS management to continue negotiations with representatives of Amdocs.

     On August 20, 1999, the ITDS Board participated in a conference call to discuss the status of negotiations. Messrs. Zanobini and Blaha were also on the ITDS Board conference call and recommended that the ITDS Board continue negotiations and due diligence. The ITDS Board decided to commence more detailed contract discussions and due diligence.

     From August 21, 1999 through August 30, 1999, management of ITDS and Amdocs, together with representatives of Hale and Dorr LLP, counsel to ITDS, Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel to Amdocs, Lehman Brothers, Goldman Sachs and Ernst & Young LLP, independent auditors to both ITDS and Amdocs, conducted due diligence reviews and continued discussions to review and resolve outstanding legal and financial issues.

     The ITDS Board participated in telephone conference calls on August 21, 1999, August 22, 1999 (two calls), August 23, 1999 and August 31, 1999 in which ITDS management, Lehman Brothers and/or Hale and Dorr LLP updated the ITDS Board on the status of due diligence and negotiations and the terms and conditions of the merger agreement and discussed and reviewed with the ITDS Board the ITDS and Amdocs businesses and various other legal, financial and regulatory issues.

     On September 3, 1999, the ITDS Board participated in two telephone conference calls. Representatives of ITDS senior management, Lehman Brothers and Hale and Dorr LLP participated in these meetings and further updated the ITDS Board on the status of negotiations. At the meetings, members of ITDS management and its legal advisors made detailed presentations concerning the merger, and outside counsel also reviewed certain legal matters, including a review of the terms of the proposed merger and the ITDS Board's fiduciary duties in considering a strategic business combination. Following such discussions, Lehman Brothers delivered its oral opinion, which oral opinion was subsequently confirmed in writing to the ITDS Board, that the consideration to be paid to the ITDS stockholders was fair from a financial point of view, subject to final review of the merger agreement. After hearing such reports, the ITDS Board determined that the merger was fair to, and in the best interest of, the stockholders of ITDS, unanimously approved the merger agreement and exhibits thereto and unanimously resolved to recommend that the stockholders of ITDS vote for the merger and the merger agreement.

     The merger agreement was finalized, executed and delivered by both parties on the evening of September 3, 1999. A joint press release announcing execution of the merger agreement and the terms of the merger was issued by ITDS and Amdocs on September 6, 1999.

ITDS' REASONS FOR THE MERGER

     In reaching its conclusion to approve the merger agreement, the ITDS Board considered the positive factors listed below in reaching its decision to approve the merger agreement and to recommend that ITDS stockholders vote to approve the merger agreement.

     - The ITDS Board believes that as ITDS' customers consolidate and grow in size, they increasingly require comprehensive and integrated billing and customer care software and service solutions. The ITDS Board believes that combining ITDS' technology and services with those offered by Amdocs materially increases ITDS' ability to satisfy these requirements as they evolve. The ITDS Board also believes that the proposed merger increases the overall strength and depth of ITDS' solutions, facilitating ITDS' ability to retain clients as they grow and their products and services requirements increase.

     - The ITDS Board reviewed historical information concerning Amdocs' business, prospects, financial performance and conditions, technology, management and competitive position. The ITDS Board considered favorably the collective scalable software and data processing solutions of the combined company and the ability of the combined company to compete in the large and middle-sized wireless and wireline services market.

     - The ITDS Board reviewed the principal terms and conditions of the merger agreement, including the representations, warranties and covenants and the conditions to each party's obligation to complete the merger. The ITDS Board believes that the terms of the merger agreement are reasonable and protective of ITDS' interests.

     - The ITDS Board assessed the possibility of being part of a combined company and the risks of continuing to be an independent company, in view of the increased consolidation and increased competitive trends in the telecommunications industry.

     - The ITDS Board considered favorably the opinion of Lehman Brothers dated September 3, 1999, including the related financial analyses, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be received by the ITDS stockholders was fair from a financial point of view to the holders of ITDS common stock.

     - The ITDS Board considered the opportunity of the ITDS stockholders to participate in the potential growth of the combined company after the merger as a result of their ownership of Amdocs ordinary shares.

     - The ITDS Board reviewed the consideration to be received by ITDS stockholders in the merger as of September 3, 1999, the last trading day prior to the announcement of the merger, which represented a premium over the average closing share prices of ITDS common stock for the one-day, one-week and one-month periods ended September 3, 1999.

     - The ITDS Board considered the ability of Amdocs and ITDS to complete the merger, including their ability to obtain necessary regulatory approvals and their obligations to attempt to obtain those approvals, and determined that there was a strong likelihood that the merger would be completed.

     - The ITDS Board received reports from management as to the results of the due diligence investigation of Amdocs and determined that these reports did not contain issues that would preclude its approval of the merger.

     The ITDS Board also considered and reviewed with management the potentially negative factors listed below relating to the merger.

     - The ITDS Board considered the risk that the merger would not be completed. In evaluating this risk, the ITDS board considered the limited circumstances under which Amdocs could terminate the merger agreement.

     - The ITDS Board considered the risk that the announcement of the merger and the efforts necessary to complete the merger could result in a disruption in the operations of ITDS by, among other things, diverting management and other resources of ITDS from its day to day business.

     - The ITDS Board considered the interests of executive officers and directors in the merger including certain change of control and bonus payments to key executive officers and that, as of the effective time of the merger, all stock options held by key executive officers of ITDS become fully vested.

     - The ITDS Board considered the risk that the negative features of the termination fee and stock option granted to Amdocs by ITDS may prevent others from proposing an alternative transaction that may be more advantageous to ITDS stockholders. While the ITDS Board considered the termination fee to be a potentially negative factor in the merger, ITDS believes that a termination fee is not an unusual feature in transactions such as the merger. The amount of the termination fee was determined by arm's length negotiation between Amdocs and ITDS. In determining the fairness of the merger to the stockholders of ITDS, the ITDS Board took into account the relatively small amount of the termination fee in relation to the size of the transaction and the limited circumstances in which it would be paid.

     The foregoing discussion of the information and factors considered by the ITDS Board is not intended to be exhaustive but is believed to include all material factors considered by the ITDS Board. In view of the wide variety of information and factors considered, the ITDS Board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The ITDS Board did not attempt to analyze the fairness of the exchange ratio in isolation from the considerations as to the business of ITDS and Amdocs, the strategic merits of the merger or the other considerations referred to above. The ITDS Board, did, however, take into account and rely upon, the analyses performed by, and the opinion rendered by, Lehman Brothers as to the fairness, from a financial point of view, of the consideration to be received by the holders of ITDS common stock.

RECOMMENDATION OF THE ITDS BOARD OF DIRECTORS

     THE ITDS BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF ITDS AND ITS STOCKHOLDERS. ACCORDINGLY, THE ITDS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS APPROVAL OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF ITDS.

OPINION OF FINANCIAL ADVISOR TO ITDS

     On September 3, 1999, Lehman Brothers delivered its written opinion to ITDS' Board that as of the date of such opinion, the merger consideration to be received by the holders of ITDS common stock under the merger agreement was fair from a financial point of view to such holders.

     The full text of the Lehman Brothers opinion, dated as of September 3, 1999, is attached as Appendix D and is incorporated herein by reference. ITDS stockholders should read the opinion for a discussion of assumptions made, factors considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. This summary of the Lehman Brothers opinion is qualified by reference to the full text of the opinion.

     Except as described below, no limitations were imposed by ITDS on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the ITDS Board as to the form or amount of consideration to be received by ITDS stockholders in connection with the merger, which was determined through arm's length negotiations between ITDS and Amdocs. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to ITDS, but made its determination as to the fairness, from a financial point of view, to the ITDS stockholders of the consideration to be received by such stockholders, on the basis of the financial and comparative analyses described below. The Lehman Brothers opinion was for the use and benefit of the ITDS Board and was rendered in connection with the ITDS Board's consideration of the merger. The Lehman Brothers opinion is not intended to be, and does not constitute, a recommendation to any ITDS stockholder as to how such stockholder should vote with respect to the merger. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, ITDS' underlying business decision to proceed with or effect the merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed:

     - the merger agreement and the specific terms of the merger;

     - publicly available information concerning Amdocs and ITDS that it believed to be relevant to its analysis, including reports on Forms 10-K, 10-Q, 20-F and 6-K, and other relevant public documents;

     - financial and operating information with respect to the business, operations, contracts and prospects of ITDS furnished to it by ITDS;

     - financial and operating information with respect to the business, operations and prospects of Amdocs furnished to it by Amdocs;

     - a trading history of ITDS' common stock from August 19, 1998 to September 3, 1999 and a comparison of the ITDS trading history with those of other companies that Lehman Brothers deemed relevant;

     - a trading history of Amdocs ordinary shares from August 19, 1998 to September 3, 1999 and a comparison of the Amdocs trading history with those of other companies that Lehman Brothers deemed relevant;

     - a comparison of the historical financial results and present financial condition of ITDS with those of other companies that Lehman Brothers deemed relevant;

     - a comparison of the historical financial results and present financial condition of Amdocs with those of other companies that Lehman Brothers deemed relevant;

     - publicly available estimates of the future financial performance of Amdocs prepared by third-party research analysts;

     - a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant;

     - the results of Lehman Brothers' efforts to solicit indications of interest and proposals from third parties with respect to an acquisition of ITDS; and

     - recent developments relating to the business, customers and prospects of ITDS.

     In addition, Lehman Brothers had discussions with the managements of ITDS and Amdocs concerning their respective businesses, customers, contracts, operations, assets, financial conditions and prospects, including with respect to cost savings, operating synergies, revenue enhancements and other strategic benefits expected to result from a combination of the businesses of ITDS and Amdocs, and has undertaken such other studies, analyses and investigations as it deemed appropriate. In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of ITDS and Amdocs that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Amdocs, Lehman Brothers was not provided with, and did not have access to, any financial forecasts or projections prepared by the management of Amdocs, and accordingly, in performing its analysis, based on advice from Amdocs and with the consent of ITDS, Lehman Brothers assumed that the publicly available estimates of third-party research analysts were a reasonable basis upon which to evaluate the future financial performance of Amdocs, and that Amdocs will perform substantially in accordance with such estimates. With respect to the financial projections of ITDS, prepared by the management of ITDS, Lehman Brothers assumed that such projections were a reasonable basis upon which to evaluate the future performance of ITDS, and Lehman Brothers relied upon such projections in arriving at its opinion. In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of the properties and facilities of ITDS and has not made or obtained any evaluations or appraisals of the assets and liabilities of ITDS and Amdocs.

     Upon the advice of ITDS and its legal advisors, Lehman Brothers assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the U.S. stockholders of ITDS. The Lehman Brothers opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of the date of its opinion.

     In connection with its written opinion dated September 3, 1999, Lehman Brothers performed a variety of financial and comparative analyses as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and factors without considering all analyses and factors could create a misleading or incomplete view of the process underlying its opinion. In its analysis, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ITDS and Amdocs. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     TRANSACTION TERMS. ITDS stockholders are to receive newly issued Amdocs ordinary shares. The number of shares to be received for each ITDS share will be determined by dividing $10.50 by (i) the 10-day average closing price ending two days prior the closing of the merger if such average is within the collar range or (ii) the high or low point of the collar range, as applicable, if the Amdocs 10-day average closing price two days prior to the closing of the merger is above or below the collar range. If the average closing price is above the collar, or greater than or equal to $28.25, the number of Amdocs ordinary shares to be received for each ITDS share will be fixed at 0.3717, and if the average closing price is below the collar, or less than or equal to $22.81, the number of Amdocs ordinary shares to be received for each ITDS share will be fixed at 0.4603.

     COMPARABLE TRANSACTION ANALYSIS. Using publicly available information, Lehman Brothers compared selected financial data for ITDS to similar data for selected transactions in the customer care and billing industry. These comparable transactions included: ADC Telecommunications Inc.'s proposed acquisition of Saville Systems plc; LHS Group Inc.'s acquisition of Priority Call Management Inc.; Amdocs Limited's proposed acquisition (since withdrawn) of Architel Systems Corporation; Lucent Technologies Inc.'s acquisition of Kenan Systems Corp.; DST Systems Inc.'s acquisition of USCS International Inc.; the management-led buyout of Kingston-SCL; and ITDS' acquisition of CSC Intelicom, Inc. Lehman Brothers reviewed the comparable transactions and determined that, with the exception of CSC Intelicom, Inc., the growth dynamics of the acquired companies were significantly different than those of ITDS. Accordingly, Lehman Brothers focused on the price paid by ITDS for CSC Intelicom, Inc., in terms of the multiple of the Transaction Enterprise Value, defined as the total consideration paid including total debt assumed less cash and cash equivalents transferred to the acquiror, to the last twelve months revenue, referred to as the LTM revenue multiple, and the last twelve months earnings before interest, tax, depreciation and amortization referred to as the LTM EBITDA multiple.

     Lehman Brothers noted that:

     (a) the LTM revenue multiple associated with the merger was 1.13x as compared to 1.70x for ITDS' acquisition of CSC Intelicom, Inc.;

     (b) the LTM EBITDA multiple associated with the merger was 3.8x as compared to 6.8x for ITDS' acquisition of CSC Intelicom, Inc.;

     Because the reasons for and the circumstances surrounding each of the comparable transactions were specific to such transactions, and because of the inherent differences among the businesses, operations and prospects of ITDS and the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analysis and, accordingly, also made qualitative judgments concerning differences between the terms and characteristics of the merger and the comparable transactions that would affect the transaction values of ITDS and such acquired companies.

     COMPARABLE COMPANY ANALYSIS. Using publicly available information, Lehman Brothers compared selected financial data of ITDS and Amdocs with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of ITDS and Amdocs. Lehman Brothers included in its selected comparable companies for ITDS, Ace*Comm Corporation, Billing Concepts Corp., Boston Communications Group, Inc., Lightbridge, Inc. and Telesciences, Inc., collectively referred to as the ITDS comparable billing companies, and for Amdocs, Convergys Corporation, CSG Systems International, Inc., and LHS Group Inc., collectively referred to as the Amdocs comparable billing companies. For each of ITDS, Amdocs, the ITDS comparable billing companies and the Amdocs comparable billing companies, Lehman Brothers calculated the multiple of the current stock price to the estimated calendar year 2000 earnings per share, referred to as the 2000 P/E Multiple, based on management estimates for ITDS and data from First Call for all other companies.

     Lehman Brothers noted that as of September 1, 1999 the 2000 P/E multiple for ITDS, based on the transaction terms in the merger, was 10.8x as compared to 12.3x for the median of the ITDS comparable
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

billing companies and was 36.7x for Amdocs compared to 17.5x for the median of the Amdocs comparable billing companies.

     In addition, Lehman Brothers calculated the firm value, defined as the market value of the respective company's common equity plus total debt less cash and cash equivalents, as a multiple of the estimated calendar year 2000 revenues, referred to as the 2000 revenue multiple, based on estimates of third party research analysts. Lehman Brothers noted that as of September 1, 1999, the 2000 revenue multiple for ITDS, based on the transaction terms in the merger, was 0.94x as compared to 0.76x for the median of the ITDS comparable billing companies and was 5.75x for Amdocs as compared to 3.92x for the median of the Amdocs comparable billing companies.

     Because of the inherent differences between the businesses, operations and prospects of ITDS and Amdocs and the business, operations and prospects of the companies included in the ITDS comparable billing companies and the Amdocs comparable billing companies, as the case may be, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of ITDS and Amdocs and the companies included in the ITDS comparable billing companies and in the Amdocs comparable billing companies, as the case may be, that would affect the public market valuations of such companies.

     TRANSACTION PREMIUM ANALYSIS. Lehman Brothers reviewed the premium paid in the merger based on several different share prices for ITDS common stock at various points in time. Lehman Brothers calculated the premium per share offered by Amdocs in the merger compared to ITDS' (i) average price for the month prior to September 3, 1999, referred to as the "one month average premium"; (ii) average price one week prior to September 3, 1999, referred to as the one week average premium; (iii) share price on September 3, 1999, referred to as the one day premium; (iv) 52-week high, referred to as the 52-week high discount; and
(v) 52-week low, referred to as the 52-week low premium. Lehman Brothers noted that:

     (a) the one month average premium associated with the merger was 27%;

     (b) the one week average premium associated with the merger was 32%;

     (c) the one day premium associated with the merger was 29%;

     (d) the 52-week high discount was 66%; and

     (e) the 52-week low premium was 42%.

     Lehman Brothers also computed premiums paid in selected transactions in the technology sector valued between $100-$500 million referred to as comparable transaction premiums and noted that the median of the comparable transaction premiums one month prior to the announcement was 43%, the median of the comparable transaction premiums one week prior to announcement was 34% and the median of the comparable transaction premiums one day prior to announcement was 27%.

     DISCOUNTED CASH FLOW ANALYSIS. Lehman Brothers performed a discounted cash flow, or DCF, analysis for ITDS using projections provided by the management of ITDS for the years 1999 to 2003. The DCF was calculated assuming discount rates ranging from 16% to 18% for ITDS, and was comprised of the sum of the net present value of the free cash flow for the period September 1, 1999 to December 31, 2003 and a terminal value for 2003 based on a range of multiples of 6.5x to 7.5x 2003 projected EBITDA for ITDS. Using this method, Lehman Brothers derived estimated per share valuations for ITDS common stock ranging from $9.09 to $10.10.

     STOCK TRADING HISTORY. Lehman Brothers considered various historical data concerning the trading prices for ITDS common stock for the period from August 18, 1998 to September 3, 1999 and Amdocs ordinary shares for the period from August 18, 1998 to September 3, 1999 and the relative stock price performances during the respective periods for ITDS and Amdocs, and during the period from August 18, 1998 to September 3, 1999 for the Russell 2000 Index, the Nasdaq Composite Index and that of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of ITDS and

Amdocs. Lehman Brothers included in its index the ITDS comparable billing companies and the Amdocs comparable billing companies. During this period, the price of ITDS common stock declined 71.9%, the price of Amdocs ordinary shares increased 182.1%, ITDS comparable billing companies' index declined 11%, the Amdocs comparable billing companies' index declined 30%, the Russell 2000 rose 6% and the Nasdaq rose 53%.

     ENGAGEMENT OF LEHMAN BROTHERS. Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Lehman Brothers has performed various financial advisory and capital raising services for ITDS in the past, including acting as ITDS' underwriter for its initial public offering and secondary offering, financial advisor in connection with its acquisition of CSC Intelicom, Inc., and arranger in connection with a bank credit facility that was provided to ITDS to finance its acquisition of CSC Intelicom, Inc. Lehman Brothers received customary fees for such services. Harvey Krueger, a Vice Chairman of Lehman Brothers, is a member of ITDS' Board of Directors. Lehman Brothers owns approximately 600,000 shares of common stock of ITDS. Lehman Brothers has also performed various capital raising services for Amdocs in the past, including acting as Amdocs' underwriter for its initial public offering and secondary offerings and received customary fees for such services.

     The engagement of Lehman Brothers in connection with the merger was formalized by an engagement letter dated August 16, 1999 between ITDS and Lehman Brothers pursuant to which ITDS agreed to pay Lehman Brothers a retainer of $250,000, a fee of $500,000 for rendering its opinion and a fee of 1.75% of the aggregate value of the consideration received by ITDS stockholders, which fee is contingent upon consummation of the merger, against which the retainer of $250,000 and $500,000 opinion fee would be credited. ITDS also agreed to reimburse Lehman Brothers for reasonable expenses incurred by Lehman Brothers and to indemnify Lehman Brothers and certain related persons for certain liabilities that may arise out of its engagement and the rendering of this opinion. Over the last three years ITDS has paid Lehman Brothers fees of approximately $6 million, excluding the fees described above, in connection with investment banking services rendered by Lehman Brothers.

     In the ordinary course of its business, Lehman Brothers actively trades in the securities of ITDS and Amdocs for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary description of the material U.S. federal income tax considerations relating to the merger and the ownership of Amdocs ordinary shares which are applicable to ITDS stockholders that are U.S. persons. A U.S. person is any one of the following:

     - An individual who is a citizen or resident of the United States;

     - A corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof;

     - An estate the income of which is subject to U. S. federal income taxation regardless of its source; or

     - A trust if a court within the United States is able to exercise primary supervision of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     This summary is not a complete description of all of the tax considerations relevant to the merger. It is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), treasury regulations, Internal Revenue Service rulings and judicial opinions, all as in effect on the date of this proxy statement/prospectus. All such legal authorities are subject to change, possibly with retroactive effect, which could alter the tax consequences of the merger to you. Your individual circumstances may affect the tax consequences of the merger to you, and your particular circumstances are not considered in the discussion below. The summary and the opinion of counsel described below are not intended to apply to ITDS stockholders in special situations, such as:

     - Dealers in securities;

     - Traders in securities who elect to apply a mark-to-market method of accounting;

     - Financial institutions;

     - Tax-exempt organizations;

     - Insurance companies;

     - Persons holding shares of ITDS common stock or Amdocs ordinary shares as part of a hedging, straddle, conversion or other integrated transaction;

     - Non-U.S. persons;

     - Persons whose functional currency is not the U.S. dollar;

     - Persons subject to the U.S. alternative minimum tax;

     - Persons who acquired shares of ITDS common stock pursuant to an employee stock option or otherwise as compensation; and

     - ITDS stockholders that will own or will be deemed to own, five percent or more of either the total voting power or the total value of the stock of Amdocs immediately after the merger.

     In addition, no information is provided in this document as to the tax consequences of the merger under state, local, or foreign laws or any federal laws other than those pertaining to income tax. Consequently, you are advised to consult a tax advisor as to the specific federal, state, local and foreign tax consequences of the merger to you.

     GENERAL. ITDS and Amdocs will receive opinions of Hale and Dorr LLP and Reboul, MacMurray, Hewitt, Maynard & Kristol, respectively, on or prior to the effective date of the merger to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Code. Accordingly, the material federal income tax consequences of the merger will be as described below. Opinions of counsel are not equivalent to rulings from the IRS.

     - None of Amdocs, ITDS or Ivan Acquisition Corp. will recognize gain or loss as a result of the merger.

     - ITDS stockholders will not recognize gain or loss when they receive Amdocs ordinary shares solely in exchange for their shares of ITDS common stock in the merger.

     - Cash payments received by an ITDS stockholder in lieu of a fractional Amdocs ordinary share should be treated as if such fractional share had been issued in the merger and then redeemed by Amdocs. You should recognize gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and your tax basis in such fractional share.

     - The aggregate tax basis of the Amdocs ordinary shares (including any fractional share interests described above) received by holders of ITDS common stock in the merger will be the same as the aggregate tax basis of the ITDS stock surrendered in exchange therefor.

     - The holding period of the Amdocs ordinary shares received by holders of ITDS stock in the merger will include the period that the exchanged ITDS stock was considered to be held, provided that the ITDS stock surrendered is held as a capital asset at the time of the merger.

     Neither Amdocs nor ITDS has requested nor will either company request an advance ruling from the IRS as to the federal income tax consequences of the merger. The opinions of counsel do not bind the IRS nor preclude it from adopting a contrary position. These opinions are subject to qualifications and are conditioned upon certain assumptions, including the truth and accuracy of representations provided by the parties to the merger. The opinions are also subject to the condition that Amdocs, ITDS and you comply with all applicable filings required under Section 367 of the Code and the regulations thereunder.

     DISTRIBUTIONS ON ORDINARY SHARES. If Amdocs makes any distributions in respect of the Amdocs ordinary shares, such distributions will be includible in your gross income for U.S. federal income tax purposes as foreign source dividend income to the extent such distributions are paid out of Amdocs' current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent, if any, that the amount of any such distribution exceeds such current or accumulated earnings and profits as so computed, it will first reduce your adjusted tax basis in your Amdocs ordinary shares, and to the extent such distribution exceeds your adjusted tax basis, it will be treated as capital gain. You will not be entitled to claim a dividends received deduction with respect to any dividends distributed by Amdocs. Distributions generally will constitute "passive income" for United States foreign tax credit limitation purposes.

     SALE OR EXCHANGE OF ORDINARY SHARES. You will be required to include in your gross income for U.S. federal income tax purposes any gain or loss realized on the sale or exchange of Amdocs ordinary shares in an amount equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in your Amdocs ordinary shares at the time of the sale or exchange. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain if your holding period for the Amdocs ordinary shares at the time of the disposition exceeds one year. Gain, if any, generally will be United States source gain and generally will constitute "passive income" for United States foreign tax credit limitation purposes.

     U.S. BACKUP WITHHOLDING TAX IN GENERAL. After the merger closes, you may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds of a redemption, unless you (a) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact or (b) provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules. Any amount withheld under these rules would be credited against your federal income tax liability. Amdocs may require you to establish an exemption from backup withholding or to make arrangements satisfactory to Amdocs with respect to the payment of backup withholding. If you do not provide Amdocs with your current taxpayer identification number, you may be subject to penalties imposed by the IRS.

CERTAIN GUERNSEY TAX CONSIDERATIONS

     Under the laws of Guernsey as currently in effect, a holder of Amdocs ordinary shares who is not a resident of Guernsey and who does not carry on business in Guernsey through a permanent establishment situated there is (i) exempt from Guernsey income tax on dividends paid with respect to the ordinary shares and (ii) is not liable for Guernsey income tax on gains realized on sale or disposition of such ordinary shares. In addition, Guernsey does not impose a withholding tax on dividends paid by Amdocs to holders of ordinary shares. There are no capital gains, gift or inheritance taxes levied by Guernsey, and the ordinary shares generally are not subject to any transfer taxes, stamp duties or similar charges on issuance or transfer.

DELISTING AND DEREGISTRATION OF ITDS COMMON STOCK; NYSE LISTING

     ITDS common stock currently is listed on the Nasdaq National Market under the symbol "ITDS." Upon consummation of the merger, ITDS common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934.

     It is a condition to the merger that the Amdocs ordinary shares to be issued pursuant to the merger agreement be authorized for listing on the NYSE, subject to official notice of issuance. Application has been made for listing on the NYSE of the Amdocs ordinary shares to be issued in the merger. Following the merger, ITDS stockholders will be instructed to exchange their outstanding stock certificates for stock certificates representing ordinary shares of Amdocs. See "The Merger Agreement -- Exchange of Shares."

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

GOVERNMENTAL AND OTHER REGULATORY APPROVALS

     U.S. ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the related rules, referred to as the HSR Act, the merger may not be consummated unless certain notification and report forms have been filed with certain government agencies and specified waiting period requirements have been satisfied. Amdocs and ITDS applied to the U.S. Federal Trade Commission, or the FTC, and the Antitrust Division of the U.S. Department of Justice, or the DOJ, for clearance under this requirement on September 27, 1999. The waiting period with respect to each of Amdocs and ITDS was terminated on October 14, 1999. However, at any time before or after the closing of the merger, the FTC, the DOJ or any other person could take action under the antitrust laws, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets by Amdocs or ITDS. Although Amdocs and ITDS do not believe that there are substantive grounds for such challenge, we cannot assure you that a challenge to the merger on antitrust grounds will not be made or that, if such a challenge is made, it would not be successful.

     GENERAL. The merger agreement provides that the parties to the merger agreement will use all reasonable efforts to take all actions and do all things required under applicable laws and regulations to complete the merger agreement, including using their best efforts to avoid the entry of, or to have vacated, any order or judgment that would prevent consummation of the merger.

ACCOUNTING TREATMENT

     The merger will be accounted for by Amdocs as a purchase for financial reporting purposes in accordance with United States generally accepted accounting principles. For purposes of preparing Amdocs' consolidated financial statements, Amdocs will establish a new accounting basis for ITDS' assets and liabilities based upon their fair values, the merger consideration and the costs of the merger. Any excess of cost over the fair value of the net tangible assets of ITDS will be allocated to identifiable intangible assets, including intellectual property and in-process research and development costs, and the remainder to goodwill. A final determination of the intangible asset lives and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the Amdocs unaudited pro forma condensed combined financial information appearing elsewhere in this proxy statement/prospectus are preliminary and have been made solely for purposes of developing the pro forma information included in this proxy statement/prospectus. Amdocs has commenced a study to determine the fair value of certain of ITDS' assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study. Final valuation adjustments may cause certain of the intangibles to be amortized over a shorter life than the goodwill amortization period of 15 years. Any amounts that may be allocable to in-process research and development costs would be recorded as a one-time charge immediately following the consummation of the merger. For financial reporting purposes, the results of operations of ITDS will be included in Amdocs' consolidated statement of operations following the merger. See "Amdocs Unaudited Pro Forma Condensed Combined Financial Information."

INTERESTS OF ITDS' EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

     In considering the recommendation of the ITDS Board to approve the merger, you should be aware that the executive officers and directors of ITDS have interests in the merger that are different from, or in addition to, the interests of stockholders generally. The ITDS Board recognized these interests and determined that they neither supported nor detracted from the advisability of the merger.

     These interests include:

     - accelerated vesting of stock options,

     - employment and severance agreements,

     - certain bonuses to be received after the merger, and

     - indemnification and directors' and officers' liability insurance.

     In evaluating the fairness of the merger to the stockholders of ITDS, the ITDS board took into account these interests. These interests are summarized below:

     STOCK OPTIONS. The following table sets forth, as of October 22, 1999, the number of stock options to purchase ITDS common stock held by the directors and executive officers of ITDS. As of the effective time of the merger, all stock options held by directors and executive officers (1) will become fully vested and (2) will be converted into stock options to purchase Amdocs ordinary shares at the exchange ratio. See "The Merger Agreement -- Treatment of ITDS Stock Options."

                                                                NUMBER OF OPTIONS
                                                                   TO PURCHASE       EXERCISE
NAME                                                            ITDS COMMON STOCK     PRICE
----                                                            -----------------    --------
Peter P. Bassermann.........................................          150,000         $16.25
                                                                      100,000         $26.75
                                                                       50,000         $11.94
                                                                    ---------
                                                                      300,000
                                                                    =========
Lewis D. Bakes..............................................               --
Stuart L. Bell..............................................           37,500         $ 7.75
                                                                       15,000         $11.50
                                                                       25,000         $26.75
                                                                    ---------
                                                                       77,500
                                                                    =========
Samuel L. Jacob.............................................           25,000         $24.38
                                                                    =========
Joseph A. Juliano...........................................           47,250         $ 7.75
                                                                       15,000         $11.50
                                                                        8,500         $24.13
                                                                        7,500         $10.25
                                                                    ---------
                                                                       78,250
                                                                    =========
Harvey M. Krueger...........................................           25,000         $24.38
                                                                    =========
Peter L. Masanotti..........................................           49,000         $ 7.75
                                                                       15,000         $11.50
                                                                       31,500         $15.50
                                                                       75,000         $26.75
                                                                       75,000         $10.25
                                                                    ---------
                                                                      245,500
                                                                    =========
Michael P. Neuscheler.......................................           60,000         $12.50
                                                                    =========
Kevin M. Piltz..............................................           37,500         $16.33
                                                                       37,500         $15.17
                                                                       50,000         $26.75
                                                                       75,000         $10.25
                                                                    ---------
                                                                      200,000
                                                                    =========
Stephen J. Saft.............................................           37,500         $11.50
                                                                       25,000         $26.75
                                                                    ---------
                                                                       62,500
                                                                    =========
Susan L. Yezzi..............................................           75,000         $15.17
                                                                       25,000         $26.75
                                                                       75,000         $10.25
                                                                    ---------
                                                                      175,000
                                                                    =========
Total.......................................................        1,248,750
                                                                    =========

     EMPLOYMENT AND SEVERANCE AGREEMENTS.  In connection with the merger, Peter
P. Bassermann and Lewis D. Bakes entered into amendments to their employment agreements with ITDS that become effective upon the merger. These agreements provide, among other things, for the following:

     - upon the consummation of a change of control of ITDS, Messrs. Bassermann and Bakes will each receive a lump sum payment of $600,000;

     - following the consummation of a change of control of ITDS, Mr. Bassermann will be granted an option to purchase 30,000 ordinary shares of Amdocs and Mr. Bakes shall be granted an option to purchase 40,000 ordinary shares of Amdocs;

     - Messrs. Bassermann and Bakes will each be paid a bonus of $220,000 on January 31, 2000; and

     - Messrs. Bassermann and Bakes will each be entitled to receive performance bonuses of up to $380,000 upon the happening of specified events.

     In addition, certain other executive officers of ITDS have employment agreements with ITDS. These persons include Peter L. Masanotti, Michael P. Neuscheler, Kevin M. Piltz and Susan L. Yezzi. The employment agreements provide, among other things, that upon a change of control of ITDS, Mr. Masanotti and Ms. Yezzi will each be eligible to receive a lump sum payment equal to 36 months of his or her base salary within 30 days of the change in control and Messrs. Piltz and Neuscheler will each be eligible to receive a lump sum payment equal to 12 months of his base salary within 30 days of the change in control.

     RETENTION BONUSES. The merger agreement provides for the payment of retention bonuses having an aggregate value of approximately $3,500,000 to certain key employees of ITDS who remain in good standing with ITDS after the effective date of the merger.

     INDEMNIFICATION AND DIRECTORS AND OFFICERS' LIABILITY INSURANCE. The merger agreement provides that Amdocs and the surviving corporation will indemnify the present and former directors and officers of ITDS to the fullest extent permitted by law against any liabilities or expenses incurred in connection with any claim or proceeding arising out of matters existing or occurring at or prior to the closing of the merger. The merger agreement further provides that, for a period of six years following the closing of the merger, Amdocs and the surviving corporation will maintain a policy of officers' and directors' liability insurance for acts and omissions occurring on or prior to the closing of the merger on terms substantially no less advantageous than ITDS' current policy, provided that the surviving corporation will not be required to pay annual premiums in excess of 150% of the aggregate premiums paid by ITDS in the fiscal year ending December 31, 1999 to procure that insurance.

RESALES OF AMDOCS ORDINARY SHARES ISSUED IN CONNECTION WITH THE MERGER; AFFILIATE AGREEMENTS

     Amdocs ordinary shares issued in connection with the merger will be freely transferable, except that Amdocs ordinary shares received by persons who are deemed to be "affiliates," as that term is defined by Rule 144 under the Securities Act of ITDS at the effective time of the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. ITDS has agreed that it will use its reasonable best efforts to cause each of its executive officers and directors and persons who may be affiliates to execute a written agreement providing, among other things, that that person will not offer, sell, transfer or otherwise dispose of any of the Amdocs ordinary shares obtained as a result of the merger except in compliance with the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

OTHER EFFECTS OF THE MERGER

     The content and timing of reports and notices that Amdocs files with the SEC differ in several respects from the reports and notices that ITDS currently files. Amdocs is, and will be subsequent to the merger, a foreign private issuer for the purposes of the reporting rules under the Exchange Act.

     As a U.S. reporting company ITDS must file with the SEC, among other reports and notices,

     - an annual report on Form 10-K within 90 days after the end of each fiscal year,

     - quarterly reports on Form 10-Q within 45 days after the end of each fiscal quarter, and

     - reports on Form 8-K upon the occurrence of certain corporate events.

     As a foreign private issuer, pursuant to the requirements of the Exchange Act, Amdocs is, and will be, required to

     - file with the SEC an annual report on Form 20-F within six months after the end of each fiscal year and

     - furnish reports on Form 6-K upon the occurrence of significant corporate events.

     Amdocs is not required under the Exchange Act to file quarterly reports on Form 10-Q after the end of each financial quarter. However, while it is not required to do so, Amdocs has filed its Annual Report on Form 20-F within 90 days after the end of its fiscal year and quarterly reports on Form 6-K within 45 days after the end of each fiscal quarter. As a foreign private issuer, Amdocs may elect, at any time, to cease filing reports on Form 6-K on a quarterly basis.

     In addition, the content and timing of reports and notices that holders of Amdocs ordinary shares will receive will differ from the reports and notices that are currently received by ITDS stockholders. As a U.S. reporting company, ITDS must mail to its stockholders in advance of each annual meeting of stockholders

     - an annual report containing audited financial statements, and

     - a proxy statement that complies with the requirements of the Exchange
       Act.

     As a foreign private issuer, Amdocs is exempt from the rules under the Exchange Act prescribing the furnishing and content of annual reports and proxy statements to its stockholders. However, since its initial public offering, Amdocs has furnished its stockholders with an annual report containing audited financial statements prepared in conformity with U.S. GAAP and a discussion of Amdocs' financial results that is comparable to the management's discussion and analysis that is contained in ITDS' annual reports on Form 10-K. Amdocs will also furnish stockholders with notices of meetings of stockholders and related documents in accordance with the rules of the NYSE. In addition, as a foreign private issuer, Amdocs is exempt from the rules under the Exchange Act which requires officers, directors and 10% stockholders to

     - file reports with the SEC on transactions in Amdocs' ordinary shares; and

     - disgorge profits realized from any purchase and sale of Amdocs ordinary shares within six months.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     ITDS and Amdocs have made forward-looking statements in this document that are subject to risks and uncertainties. These statements are based on management's belief and assumptions, and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of ITDS and Amdocs contained under "Summary," "The Proposed Merger -- Background of the Merger," "-- ITDS' Reasons for the Merger," "-- Recommendation of the ITDS Board of Directors,"
"-- Opinion of Financial Advisor to ITDS" and "Amdocs Unaudited Pro Forma Condensed Combined Financial Information" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. Forward-looking statements also include statements in which we use words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" or similar expressions.

     Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. ITDS' and Amdocs' future results and stockholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of ITDS and Amdocs to control or predict. ITDS and Amdocs caution you not to put undue reliance on any forward-looking statements. In addition, ITDS and Amdocs do not have any intention or obligation to update forward-looking statements after distribution of this document, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, ITDS and Amdocs claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference herein, could affect the future results of ITDS and Amdocs, and could cause those results to differ materially from those expressed in such forward-looking statements:

     - the effect of economic conditions;

     - the ability of Amdocs to successfully integrate acquired operations;

     - the impact of competitive products and pricing;

     - the effect of consolidation within the telecommunications industry,

     - product development;

     - changes in laws and regulations, including changes in accounting standards;

     - customer demand;

     - effectiveness of advertising and marketing spending or programs;

     - the effect of Year 2000 issues; and

     - foreign economic conditions, including currency rate fluctuations.

                      COMPARATIVE MARKET PRICE INFORMATION

     The principal market for Amdocs ordinary common shares is the New York Stock Exchange under the symbol "DOX". ITDS common stock is listed under the symbol "ITDS" on the Nasdaq National Market. Prices at which the Amdocs ordinary shares may trade cannot be predicted.

     On October 22, 1999, there were 73 holders of record of ITDS common stock and 17,498,063 shares of ITDS common stock outstanding. On October 22, 1999, there were 198,800,024 outstanding Amdocs ordinary shares.

     The following table presents trading information for Amdocs ordinary shares and ITDS common stock on the New York Stock Exchange and the Nasdaq National Market, respectively, on September 3, 1999 and October 22, 1999. September 3, 1999 was the last full trading day prior to the announcement of the proposed merger. October 22 was the last practicable trading day for which information was available prior to the date of this proxy statement/prospectus.

                                                AMDOCS ORDINARY SHARES      ITDS COMMON STOCK
                                               ------------------------   ---------------------
                                                HIGH     LOW      LAST    HIGH     LOW    LAST
                                                ----     ---      ----    ----     ---    ----
September 3, 1999...........................   $28.00   $27.38   $27.50   $8.13   $7.94   $8.13
October 22, 1999............................   $27.94   $27.13   $27.25   $9.94   $9.25   $9.81

     The following table sets forth for the calendar quarters indicated (ended March 31, June 30, September 30 and December 31) the range of high and low sale prices of Amdocs ordinary shares and the high and low bid prices of ITDS common stock as reported on the NYSE and the Nasdaq National Market, respectively.

                                                                                  ITDS COMMON
                                                             DOX ORDINARY       STOCK ON NASDAQ
                                                          SHARES ON THE NYSE          NMS
                                                          ------------------    ----------------
                                                           HIGH        LOW       HIGH      LOW
                                                           ----        ---       ----      ---
1997
1st Qtr...............................................         *          *     $16.00    $10.67
2nd Qtr...............................................         *          *     $16.58    $ 6.92
3rd Qtr...............................................         *          *     $20.17    $15.17
4th Qtr...............................................         *          *     $21.33    $14.33
1998
1st Qtr...............................................         *          *     $29.00    $20.83
2nd Qtr (since June 19, 1998 for Amdocs)..............    $16.50     $14.00     $34.25    $22.00
3rd Qtr...............................................    $16.38     $ 8.19     $35.63    $19.63
4th Qtr...............................................    $17.50     $ 8.75     $29.38    $11.38
1999
1st Qtr...............................................    $26.38     $13.50     $21.88    $ 9.19
2nd Qtr...............................................    $29.69     $18.38     $17.88    $10.88
3rd Qtr...............................................    $30.25     $21.00     $17.25    $ 7.06
4th Qtr. (through October 22, 1999)...................    $27.94     $19.81     $ 9.94    $ 8.25

---------------

* Amdocs completed the initial public offering of its shares in June 1998.

     Neither Amdocs nor ITDS paid cash dividends on their stock subsequent to their respective initial public offerings.

     We cannot assure you of the market price of Amdocs ordinary shares or ITDS common stock at, or, in the case of Amdocs ordinary shares, after the completion of the merger. We urge you to obtain current market quotations for Amdocs ordinary shares and ITDS common stock.

      AMDOCS UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The Amdocs unaudited pro forma condensed combined balance sheet as of June 30, 1999 gives effect to the merger as if it had occurred on that date. The unaudited pro forma condensed combined statements of operations for the year ended September 30, 1998 and the nine months ended June 30, 1999 give effect to the merger as if it had occurred on October 1, 1997.

     The unaudited pro forma condensed combined financial statements are based upon, and should be read in conjunction with, the historical audited and unaudited financial statements of Amdocs for the year and nine months ended September 30, 1998 and June 30, 1999, respectively, and the historical audited and unaudited financial statements of ITDS for the year and six months ended December 31, 1998 and June 30, 1999, respectively.

     In connection with the merger, Amdocs anticipates issuing approximately 6.6 million ordinary shares and 1.2 million options to purchase ordinary shares, which, based on the closing price of Amdocs ordinary shares on September 3, 1999 of $27.50, together with estimated transaction costs, would aggregate to an estimated total purchase price of approximately of $193.5 million. The actual number of Amdocs ordinary shares issued in connection with the merger is based on the exchange ratio mechanism described on page 43.

     Amdocs will account for the merger under the purchase method of accounting. The estimated total purchase price will be allocated to ITDS' assets and liabilities based on their respective estimated fair values on the date of the merger. The excess of the purchase price over the fair value of the net tangible assets will be allocated to identifiable intangible assets, including intellectual property and in-process research and development costs, and the remainder to goodwill. The estimated fair values, as presented in the unaudited Amdocs pro forma condensed combined financial statements, are preliminary in nature and may not be indicative of the final purchase price allocation. A final determination of purchase accounting adjustments will be made following the completion of an independent valuation to determine the fair value of certain of ITDS' assets and liabilities, including intangible assets. Any amounts that may be allocable to in-process research and development costs would be recorded as a one-time charge immediately following the consummation of the merger. See Note 2 of the Amdocs unaudited pro forma condensed combined financial statements for a discussion of the changes to earnings that may occur as a result of the final allocation of purchase price.

     The following Amdocs unaudited pro forma condensed combined financial statements and notes thereto contain forward-looking statements that involve risks and uncertainties. Assuming completion of the merger, Amdocs' actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected here because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the pro forma financial data and the date on which the merger takes place. These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved had the merger been consummated as of the date indicated, or of the results that may be obtained in the future.

                           AMDOCS UNAUDITED PRO FORMA
              CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 1999

                                 (IN THOUSANDS)

                                                    HISTORICAL                PRO FORMA
                                               --------------------    ------------------------
                                                AMDOCS       ITDS      ADJUSTMENT      COMBINED
                                               --------    --------    ----------      --------
Cash and cash equivalents..................    $ 71,078    $ 39,617     $     --       $110,695
Accounts receivable........................     154,101      36,034           --        190,135
Deferred income taxes......................      16,894         884           --         17,778
Prepaid and other assets...................      20,613       4,611           --         25,224
                                               --------    --------     --------       --------
                                                262,686      81,146           --        343,832
Fixed assets, net..........................      70,704       8,694           --         79,398
Goodwill...................................          --      46,526      (46,526)(1)     97,917
                                                                          97,917(2)
Deferred income taxes......................       5,614       2,779           --          8,393
Intellectual property rights...............      21,397      23,120           --         44,517
Other assets...............................      26,381       2,276           --         28,657
                                               --------    --------     --------       --------
  Total assets.............................    $386,782    $164,541     $ 51,391       $602,714
                                               ========    ========     ========       ========
Accounts payable and accruals..............    $ 99,053    $ 16,895     $  8,000(3)    $123,948
Short-term financing arrangements..........      26,561          --           --         26,561
Short-term portion of lease obligations....       4,459          20           --          4,479
Deferred revenue...........................      92,744       4,489           --         97,233
Taxes payable and deferred taxes...........      23,077          27           --         23,104
Other current liabilities..................       1,488         980           --          2,468
                                               --------    --------     --------       --------
                                                247,382      22,411        8,000        277,793
Long-term portion of lease obligations.....      12,649          21           --         12,670
Other noncurrent liabilities...............      30,479          --           --         30,479
                                               --------    --------     --------       --------
                                                290,510      22,432        8,000        320,942
Stockholders' equity.......................      96,272     142,109     (142,109)(4)    281,772
                                                                         185,500(5)
                                               --------    --------     --------       --------
  Total liabilities and stockholders'
     equity................................    $386,782    $164,541     $ 51,391       $602,714
                                               ========    ========     ========       ========

See notes to Amdocs unaudited pro forma condensed combined financial statements for discussion of pro forma adjustments.

            AMDOCS UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
              OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        HISTORICAL              PRO FORMA
                                                    -------------------   ----------------------
                                                     AMDOCS     ITDS*     ADJUSTMENTS   COMBINED
                                                    --------   --------   -----------   --------
Revenue..........................................   $403,767   $115,460    $     --     $519,227
Cost of sales....................................    242,092     47,465          --      289,557
Research and development costs...................     25,612     21,679          --       47,291
Selling, general and administrative costs........     51,168     23,808     3,518(6)      78,494
Personnel & indirect acquisition costs (7).......         --      4,713          --        4,713
In-process research and development (7)..........         --     20,800          --       20,800
                                                    --------   --------    --------     --------
                                                     318,872    118,465       3,518      440,855
                                                    --------   --------    --------     --------
Operating income (loss)..........................     84,895     (3,005)     (3,518)      78,372
Finance and other expense, net...................    (24,126)    (1,190)         --      (25,316)
                                                    --------   --------    --------     --------
Income (loss) before income taxes (benefit)......     60,769     (4,195)     (3,518)      53,056
Income taxes (benefit)...........................     30,385     (1,095)         --       29,290
                                                    --------   --------    --------     --------
Net income (loss) before changes in accounting
  principle and extraordinary loss...............     30,384     (3,100)     (3,518)      23,766
Changes in accounting principle and extraordinary
  loss...........................................        277        826          --        1,103
                                                    --------   --------    --------     --------
Net income (loss)................................   $ 30,107   $ (3,926)   $ (3,518)    $ 22,663
                                                    ========   ========    ========     ========
Basic earnings per share.........................   $   0.19                            $   0.14
                                                    ========                            ========
Diluted earnings per share.......................   $   0.19                            $   0.14
                                                    ========                            ========
Shares used in computing basic earnings per
  share..........................................    158,528                             165,128
                                                    ========                            ========
Shares used in computing diluted earnings per
  share..........................................    159,442                             166,097
                                                    ========                            ========

---------------

(*) The ITDS historical statement of operations reflects the fiscal year ended
    December 31, 1998.

See notes to Amdocs unaudited pro forma condensed combined financial statements for discussion of pro forma adjustments.

            AMDOCS UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
             OF OPERATIONS FOR THE NINE MONTHS ENDED JUNE 30, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        HISTORICAL              PRO FORMA
                                                    -------------------   ----------------------
                                                     AMDOCS      ITDS     ADJUSTMENTS   COMBINED
                                                    --------   --------   -----------   --------
Revenue..........................................   $444,139   $101,885    $     --     $546,024
Cost of sales....................................    258,711     41,531          --      300,242
Research and development costs...................     28,524     20,756          --       49,280
Selling, general and administrative costs........     53,336     19,521       2,411(6)    75,268
                                                    --------   --------    --------     --------
                                                     340,571     81,808       2,411      424,790
                                                    --------   --------    --------     --------
  Operating income...............................    103,568     20,077      (2,411)     121,234
Finance and other income (expense), net..........     (5,420)     1,113          --       (4,307)
                                                    --------   --------    --------     --------
Income before income taxes.......................     98,148     21,190      (2,411)     116,927
Income taxes.....................................     29,444      8,381          --       37,825
                                                    --------   --------    --------     --------
Net income (loss)................................   $ 68,704   $ 12,809    $ (2,411)      79,102
                                                    ========   ========    ========     ========
Basic earnings per share.........................   $   0.35                            $   0.39
                                                    ========                            ========
Diluted earnings per share.......................   $   0.34                            $   0.38
                                                    ========                            ========
Shares used in computing basic earnings per
  share..........................................    196,976                             203,576
                                                    ========                            ========
Shares used in computing diluted earnings per
  share..........................................    199,649                             206,304
                                                    ========                            ========

See notes to Amdocs unaudited pro forma condensed combined financial statements for discussion of pro forma adjustments.

                      NOTES TO AMDOCS UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) Reflects the elimination of the carrying value of ITDS' goodwill.

(2) Reflects the excess of the estimated purchase price of the merger over the estimated fair value of the net identifiable assets acquired, as follows:

6,600 ordinary shares valued at $27.50 per share............  $181,500
Fair value of vested stock options to be granted to ITDS
  employees in exchange of ITDS options.....................     4,000
Estimated transaction costs.................................     8,000
                                                              --------
Total estimated purchase price..............................  $193,500
                                                              ========
Net assets acquired.........................................  $142,109
Less:
ITDS' goodwill at book value................................    46,526
                                                              --------
                                                                95,583
                                                              --------
Preliminary goodwill (excess of purchase price over net
  identifiable assets acquired).............................  $ 97,917
                                                              ========

     A preliminary allocation of the estimated purchase price has been made for illustration purposes to certain identifiable tangible and intangible assets and liabilities, according to their book value. Amdocs has referred to the excess of the estimated purchase price over net identified tangible and intangible assets as preliminary goodwill. The final allocation of the excess purchase price over net tangible assets will include, if applicable, recognition of adjustments of the tangible assets and liabilities to their fair values, the fair value of identifiable intangible assets, including intellectual property and in-process research and development costs, and residual goodwill. Consideration allocated to in-process research and development costs will be recorded as a charge against net income in the period the merger occurs. Each $1,000 of consideration allocated to in-process research and development will increase future annual income incrementally by $67 (due to the reduction in future goodwill amortization). A preliminary estimate of in-process research and development and any adjustments to intangible assets will not be available until the completion of an independent valuation as of the date of the merger. Amdocs has assumed an amortization period of 15 years for preliminary goodwill.

(3) Reflects the estimated transaction costs to be incurred relating to the merger.

(4) Reflects the elimination of ITDS' historical stockholders' equity.

(5) Reflects the issuance of 6,600 ordinary shares at $27.50 per share and the recording of the fair value of vested stock options to be granted to ITDS' employees in exchange for outstanding ITDS' options. The fair value of the stock options was derived using a Black-Scholes option pricing model.

(6) Reflects the elimination of ITDS' historical goodwill amortization and the amortization of preliminary goodwill resulting from the merger, as follows:

                                                          NINE MONTHS ENDED    YEAR ENDED
                                                              JUNE 30,        SEPTEMBER 30,
                                                                1999              1998
                                                          -----------------   -------------
Amortization expense relating to preliminary goodwill
  of $97,917 over 15 years.............................        $4,896            $6,528
Less historical amortization expense relating to
  historical goodwill..................................         2,485             3,010
                                                               ------            ------
Preliminary goodwill amortization, net.................        $2,411            $3,518
                                                               ======            ======

                      NOTES TO AMDOCS UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(7) The personnel and indirect acquisition costs ($4,713) and in-process research and development costs ($20,800) were recorded by ITDS in January 1998 in connection with the acquisition by ITDS of CSC Intelicom, Inc. These items are non-recurring in nature. However, as these charges are not directly related to the merger with ITDS, they have not been eliminated for purposes of the pro forma financial statements.

                              THE MERGER AGREEMENT

     This section of the proxy statement/prospectus describes the principal provisions of the merger agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

TERMS OF THE MERGER

     GENERAL. The merger agreement provides that at the effective time of the merger, Ivan Acquisition Corp., a wholly-owned subsidiary of Amdocs, will merge with and into ITDS. The separate corporate existence of Ivan Acquisition Corp. will cease, and ITDS will become the surviving corporation and a wholly-owned subsidiary of Amdocs. ITDS will continue to be governed by the laws of the State of Delaware.

     CERTIFICATE OF INCORPORATION. The merger agreement provides that the certificate of incorporation of Ivan Acquisition Corp. shall be amended to change the name of the corporation to "ITDS, Inc.", and as so amended, will be the certificate of incorporation of the surviving corporation.

     BY-LAWS. The merger agreement provides that the by-laws of Ivan Acquisition Corp. in effect at the effective time of the merger will be the by-laws of the surviving corporation.

     DIRECTORS AND OFFICERS. The merger agreement provides that the directors of Ivan Acquisition Corp. at the effective time of the merger will be the directors of the surviving corporation and that the officers of ITDS at the effective time of the merger will be the officers of the surviving corporation, until their respective successors are duly elected and qualified.

     CONVERSION OF ITDS COMMON STOCK. Pursuant to the merger agreement, as of the effective time of the merger, each issued and outstanding share of ITDS common stock, other than shares held by ITDS or any wholly-owned subsidiary of ITDS, will be converted into the right to receive a number of Amdocs ordinary shares equal to the exchange ratio, subject to the payment of cash in lieu of fractional shares. The exchange ratio is equal to $10.50 divided by the "Pre-Closing Average Price" which is defined as the average of the closing prices for each Amdocs ordinary share on the New York Stock Exchange during the ten consecutive trading days ending on the second trading day prior to the closing date of the merger. In no event, however, will the exchange ratio be less than 0.3717 or more than 0.4603. If the "Pre-Closing Average Price " is greater than or equal to $28.25, the exchange ratio will be fixed at 0.3717. If the Pre-Closing Average Price is less than or equal to $22.81, the exchange ratio will be fixed at 0.4603. If, prior to the closing date of the merger, Amdocs should split or combine its outstanding ordinary shares, or pay a stock dividend or other stock distribution in Amdocs ordinary shares, then the exchange ratio and the Pre-Closing Average Price will be appropriately adjusted to reflect such split, combination, dividend or other distribution.

     FRACTIONAL SHARES. No fractional Amdocs ordinary shares will be issued in the merger. Instead, ITDS stockholders otherwise entitled to receive fractional shares will receive a cash distribution from the proceeds of the sale of those shares on the NYSE.

EFFECTIVE TIME; CLOSING

     The merger agreement provides that the merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. The merger agreement provides that the certificate of merger will be filed as soon as practicable after the satisfaction or waiver of the conditions to the merger described in the merger agreement. Amdocs and ITDS presently expect that the merger will become effective on November 30, 1999.

EXCHANGE OF SHARES

     The merger agreement provides that as of the effective time of the merger, Amdocs will deposit, or will cause to be deposited, with a bank or trust company chosen by Amdocs and acceptable to ITDS, referred to herein as the exchange agent, certificates representing the Amdocs ordinary shares issuable pursuant to the merger agreement in exchange for outstanding shares of ITDS common stock (these certificates for Amdocs shares, together with any dividends or distributions payable with respect thereto, will hereinafter be referred to as the "Exchange Fund"). As soon as reasonably practicable after the closing of the merger, but in no event more than five business days after the closing date of the merger, Amdocs will cause the exchange agent to mail to each holder of record of certificates which immediately prior to the effective time of the merger represented outstanding shares of ITDS common stock, a letter of transmittal and instructions to effect the surrender of the certificates in exchange for the certificates representing the whole number of Amdocs ordinary shares which such holder has the right to receive pursuant to the merger and a cash payment for any fractional Amdocs ordinary shares to which such holders otherwise would be entitled. Until surrendered as provided above, certificates will be deemed to represent the right to receive the certificates representing the number of Amdocs ordinary shares into which the shares of ITDS common stock formerly represented by such certificates were converted in the merger and a cash payment in lieu of any fractional shares. The holders of ITDS certificates will not be entitled to receive dividends or any other distributions from Amdocs until such certificates are so surrendered. Upon surrender of a certificate, there will be paid to the person in whose name such Amdocs ordinary shares are issued any dividends or other distributions which have a record date after the effective time of the merger and which became payable prior to surrender with respect to such Amdocs ordinary shares. After such surrender, there will also be paid to the person in whose name the Amdocs ordinary shares are issued any dividends or other distributions on such shares which have a record date after the effective time of the merger and prior to such surrender and a payment date after such surrender, and such payment will be made on the payment date. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

     Holders of ITDS common stock should not send in their certificates until they receive a letter of transmittal from the exchange agent.

TREATMENT OF ITDS STOCK OPTIONS

     At the effective time of the merger, each stock option granted under ITDS' 1996, 1997, 1998 and 1999 Stock Incentive Plans that is outstanding immediately prior to the effective time of the merger will be assumed by Amdocs and converted automatically into an option to purchase Amdocs ordinary shares. The number of Amdocs ordinary shares subject to the assumed ITDS stock options will be adjusted pursuant to the exchange ratio. Any fractional ordinary shares of Amdocs resulting from such adjustment will be rounded down to the nearest share. The exercise price per ordinary share of Amdocs under the assumed ITDS stock options will equal the exercise price per share of the ITDS common stock under the original stock options divided by the exchange ratio. The exercise prices will be rounded up to the nearest cent. After the effective time of the merger, each assumed ITDS stock option will be subject to the same terms and conditions, and be exercisable and will vest upon the same terms and conditions, as were applicable to the original ITDS stock option immediately prior to the effective time of the merger. As of October 22, 1999, there were outstanding options to purchase approximately 3,042,757 shares of ITDS common stock.

PRINCIPAL REPRESENTATIONS AND WARRANTIES

     The merger agreement contains a number of reciprocal representations and warranties of ITDS, Amdocs and Ivan Acquisition Corp. relating to:

     - corporate organization, good standing and power,

     - the authorization, execution, delivery, performance and enforceability of the merger agreement,

     - noncontravention of laws and agreements and organizational documents and the absence of the need (except as specified) for governmental or third-party consents,

     - capitalization,

     - the accuracy of financial statements, and certain other matters in connection with filings with the SEC,

     - the accuracy of information to be supplied for inclusion in this proxy statement/prospectus and in certain other filings with the SEC,

     - pending or threatened litigation, and

     - brokers and finders.

     Representations and warranties made solely by ITDS relate to:

     - ownership of the securities of significant subsidiaries free and clear of all liens, charges, pledges, security interests or other encumbrances,

     - real property interests,

     - ownership and use of computer software and intellectual property,

     - trade secrets,

     - labor matters and severance arrangements,

     - the accuracy and timely filing of tax returns, the payment of taxes and the absence of certain tax-related proceedings (except as specified),

     - the absence of liability for the taxes of other persons,

     - certain matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and other employment and labor relations matters,

     - certain matters relating to environmental liabilities,

     - material contracts,

     - customer relationships,

     - related party transactions,

     - insurance coverage, and

     - the receipt of a fairness opinion from Lehman Brothers.

BUSINESS OF ITDS PENDING THE MERGER

     The merger agreement provides that, during the period from the date of the merger agreement and continuing until the closing of the merger, except for the transactions contemplated by the merger agreement, as required by law, or to the extent that Amdocs otherwise consents in writing, ITDS and its subsidiaries will operate their business only in the ordinary course, and, consistent with such operation, ITDS and its subsidiaries will use reasonable efforts consistent with past practices to maintain its relationships with its suppliers and customers and to make reasonable arrangements for representatives of Amdocs or Ivan Acquisition Corp. to meet with ITDS customers and suppliers (if and as requested by Amdocs or Ivan Acquisition Corp.). Subject to certain exceptions, the merger agreement also places specific restrictions on the ability of ITDS and its subsidiaries to:

     - sell, lease, mortgage, encumber or otherwise dispose of assets,

     - amend its certificate of incorporation or bylaws,

     - split, combine or reclassify any of its capital stock,

     - declare, set aside or pay any dividends,

     - redeem, purchase, acquire or offer to acquire any shares of its capital stock,

     - issue, sell, pledge or dispose of, any shares of, or any securities convertible into or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock or other property or assets (with certain exceptions),

     - acquire any corporation, partnership or other business organization,

     - incur any indebtedness for borrowed money or issue debt securities in an amount exceeding $1,000,000 in the aggregate,

     - enter into or modify any material contract, lease, agreement or commitment outside the ordinary course of business,

     - terminate, modify, assign, waive, release or relinquish any material contract rights except in the ordinary course of business,

     - settle or compromise any material claim, action, suit or proceeding pending or threatened against ITDS,

     - amend employee benefits,

     - enter into employment agreement or make any loan to or enter into any material transaction with any employee (except as specified), and

     - take any action that would make any representation or warranty of ITDS provided in the merger agreement inaccurate in any material respect.

BUSINESS OF AMDOCS PENDING THE MERGER

     The merger agreement provides that, during the period from the date of the merger agreement and continuing until the closing of the merger, except as contemplated by the merger agreement, or to the extent ITDS otherwise consents in writing, neither Amdocs or its subsidiaries will declare, set aside or pay any dividend, nor will Amdocs or its subsidiaries take any action that would make any representation or warranty of Amdocs or Ivan Acquisition Corp. provided in the merger agreement inaccurate in any material respect.

NO SOLICITATION

     Pursuant to the merger agreement, ITDS will not, nor knowingly permit any subsidiary, nor authorize or permit any officer, director, employee of, or any investment banker, attorney or other advisor or representative or agent of ITDS or its subsidiaries to, directly or indirectly, solicit, initiate, participate in, cooperate with, or knowingly encourage, submissions of proposals or offers or negotiations with any person, corporation or entity other than Amdocs and its affiliates, representatives and agents (a "Third Party") in connection with any Alternative Transaction. An "Alternative Transaction" means any merger, consolidation, sale of any subsidiary or division that is material to the business of ITDS and its subsidiaries, sale of shares of capital stock or other equity securities, tender or exchange offer, recapitalization, debt restructuring or similar transaction involving ITDS. In the merger agreement, ITDS also agrees that it will immediately notify Amdocs if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, ITDS regarding an Alternative Transaction and such notice will indicate the identity of the Third Party and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts. In addition, ITDS agrees that it will keep Amdocs informed on a current basis of the status and terms of any such proposals, offers, discussions or negotiations.

     The merger agreement also provides that before providing any non-public information to, or entering into negotiations or discussions with, any Third Party, ITDS will obtain an executed confidentiality agreement from the Third Party on terms substantially the same as, or no less favorable to ITDS, in any material respect than the terms of the confidentiality agreement between ITDS and Amdocs. ITDS may not release any Third Party from, or waive any provision of, any such confidentiality agreement.

     The merger agreement provides that the ITDS Board may withdraw or materially modify in a manner adverse to Amdocs its recommendation of the merger agreement, or approve, recommend or cause ITDS to enter into an agreement with respect to an Alternative Transaction, or terminate the merger agreement, if the ITDS Board, following consultation with its outside counsel, determines in good faith that such action is necessary in order for the ITDS Board to comply with its fiduciary duties to stockholders under applicable law.

In such event, notwithstanding anything contained in the merger agreement to the contrary, any such withdrawal or modification of the merger or the recommendation of another offer or proposal, or the entering by ITDS into an agreement with respect to another Alternative Transaction, will not constitute a breach of the merger agreement by ITDS. As a consequence of taking such actions, however, ITDS will be required to pay to Amdocs a termination fee plus expenses. See " -- Termination; Certain Fees."

TERMINATION; CERTAIN FEES

     The merger agreement may be terminated:

     - by mutual written consent of Amdocs and ITDS;

     - by either ITDS or Amdocs if:

       (1) the merger is not consummated on or before February 28, 2000, unless the failure of such occurrence is due to the failure of the party seeking to terminate the agreement to perform or observe the covenants and agreements in the merger agreement to be performed or observed by it at or before the effective time of the merger, or

       (2) the conditions to either party's obligations under the merger agreement shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the other party on or before February 28, 2000.

     - by ITDS if, prior to stockholder approval of the merger agreement, ITDS enters into a definitive written agreement with respect to an Alternative Transaction with a Third Party or a Third Party has commenced a tender offer which, in either case, the ITDS Board believes in good faith is more favorable to the ITDS stockholders than the merger with Amdocs; provided that all termination fees and expenses shall have been paid prior to such termination; and

     - by Amdocs if the ITDS Board has withdrawn, modified or amended in a manner adverse to Amdocs its approval or recommendation of the merger, or approved, recommended or endorsed any proposal for, or authorized ITDS to enter into, an Alternative Transaction.

     ITDS must pay Amdocs a termination fee of $6.42 million, plus Amdocs' reasonable and documented expenses (within two business days of any of the following events) if:

     - Amdocs terminates the merger agreement because the ITDS Board has withdrawn, modified or amended in a manner adverse to Amdocs and Ivan Acquisition Corp. its approval or recommendation of the merger or approved, recommended or endorsed any proposal for, or authorized ITDS to enter into, an Alternative Transaction.

     - ITDS terminates the merger agreement because, prior to stockholder approval of the merger, ITDS has entered into a definitive written agreement with respect to an Alternative Transaction with a Third Party, or a Third Party has commenced a tender offer which, in either case, the ITDS Board believes in good faith is more favorable to the ITDS stockholders than the transactions contemplated by the merger agreement.

     - any of the following events occurs within six months of the date of termination of the merger agreement (unless the agreement was terminated by mutual agreement of the parties and ITDS was not in breach in any material respect of any represented, warranty or covenant at the time of such termination) whereby ITDS stockholders receive consideration valued in excess of $10.50 per share of ITDS common stock:

       (1) ITDS is acquired by merger or otherwise by a third party,

       (2) a third party acquires more than 50% of the total assets of ITDS,

       (3) a third party acquires more than 30% of the outstanding shares of ITDS common stock, or

       (4) ITDS adopts and implements a plan of liquidation or share repurchase relating to more than 50% of the outstanding shares of ITDS' common stock or an extraordinary dividend relating to more than 50% of the outstanding shares of ITDS' common stock or 50% of the assets of ITDS.

CERTAIN OTHER COVENANTS

     INDEMNIFICATION OF OFFICERS AND DIRECTORS; INSURANCE. From and after the effective time of the merger, Amdocs and the surviving corporation shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is, or has been at any time prior to the effective time of the merger, an officer, director or employee of ITDS or any of its subsidiaries (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or, amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the effective time of the merger. In the event of any such claim, action, suit, proceeding or investigation,

     - Amdocs and the surviving corporation shall use all reasonable efforts to pay the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Amdocs and the surviving corporation promptly as statements therefore are received, and

     - Amdocs and the surviving corporation assist in the vigorous defense of any such matter; provided, however, neither Amdocs nor the surviving corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that Amdocs and the surviving corporation shall not be obligated to pay the fees and disbursements of more than one law firm for all Indemnified Parties in any single action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties,

     The merger agreement also requires the surviving corporation to provide to each present and former director and officer of ITDS and its subsidiaries the indemnification rights which such parties had immediately prior to the merger. In addition, Amdocs and the surviving corporation are required to maintain, for a period of six years after the effective time of the merger, the current policies of directors' and officers' liability insurance maintained by ITDS and its subsidiaries (or policies of at least the same coverage and amounts containing terms and conditions which are no less favorable) with respect to claims arising from facts or events which occurred on or prior to the closing of the merger, except that in no event shall Amdocs or the surviving corporation be required to expend on an annual basis more than 150% of the aggregate premium paid by ITDS and its subsidiaries for such insurance in the fiscal year ending December 31, 1999.

     STOCK EXCHANGE LISTING. The merger agreement provides that Amdocs will use its best efforts to cause the Amdocs ordinary shares to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing date of the merger.

FEES AND EXPENSES

     Except as provided in the merger agreement with respect to termination of the merger agreement under certain circumstances, the merger agreement provides that Amdocs will pay all of the fees and expenses incurred by ITDS and Ivan Acquisition Corp. incident to preparing for, negotiating and carrying out the merger agreement and to consummating the merger.

CONDITIONS

     The respective obligations of each party to the merger agreement to effect the merger is subject to the satisfaction or waiver on or prior to the closing date of the merger of a number of conditions, including the following:

     - approval and adoption of the merger agreement by the affirmative vote of the holders of ITDS common stock representing a majority of the shares entitled to vote;

     - the receipt by Amdocs and ITDS of all requisite approvals of, or satisfaction of all requisite filing requirements with, governmental entities in connection with the transactions contemplated by the merger agreement, which the failure to obtain would have a material adverse effect on ITDS or Amdocs, including all requisite approvals under, and the expiration of all waiting periods in respect of, the HSR Act;

     - the absence of any order, injunction or other legal restraint or prohibition preventing the consummation of the merger;

     - the effectiveness of the Amdocs Registration Statement under the Securities Act and the absence of any stop order or pending proceedings by a governmental entity seeking a stop order with respect to the Amdocs Registration Statement; and

     - the approval for listing on the NYSE, subject to official notice of issuance, of the Amdocs ordinary shares issuable to ITDS' stockholders pursuant to the merger agreement.

     The obligation of ITDS to effect the merger is further subject to the following conditions, unless waived in writing by ITDS:

     - the truthfulness and correctness in all material respects of the representations and warranties of Amdocs described in the merger agreement;

     - the performance by Amdocs and Ivan Acquisition Corp. in all material respects of all obligations required to be performed by Amdocs and Ivan Acquisition Corp. under the merger agreement at or prior to the closing date of the merger; and

     - the receipt by ITDS of an opinion, dated the date of the closing of the merger, of Hale and Dorr LLP, counsel to ITDS, concerning certain tax matters relating to the merger agreement and the transactions contemplated thereby. This opinion will be based upon customary assumptions and factual representations.

     The obligation of Amdocs to effect the merger is further subject to the following conditions, unless waived in writing by Amdocs:

     - the truthfulness and correctness in all material respects of the representations and warranties of ITDS described in the merger agreement;

     - the performance by ITDS in all material respects of all obligations required to be performed by ITDS under the merger agreement at or prior to the closing date of the merger; and

     - the receipt by Amdocs of an opinion, dated the date of the closing of the merger, of Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel to Amdocs, concerning certain tax matters relating to the merger agreement and the transactions contemplated thereby. This opinion will be based upon customary assumptions and factual representations.

     All of these conditions are waivable with the consent of both ITDS and Amdocs, except that the approval by ITDS stockholders and certain governmental approvals cannot legally be waived. It is not anticipated that the other governmental approvals would be waived if they would have a material impact on ITDS or Amdocs.

                                OTHER AGREEMENTS

VOTING AGREEMENT

     The following is a summary of the material provisions of the voting agreement between Sandra Bakes, the wife of Lewis Bakes, Chairman of the Board of ITDS, and Amdocs, a copy of which is attached as Appendix B to this proxy statement/prospectus. This summary is not complete. For more detailed information you should review the voting agreement which is incorporated herein by reference.

     As a condition to Amdocs' willingness to enter into the merger agreement, Amdocs required that Ms. Bakes execute a voting agreement pursuant to which she agreed:

     - to vote, or cause to be voted, all shares of ITDS common stock she has the right to vote to approve the merger and the merger agreement; and

     - to vote against any Alternative Transaction, as that term is defined in the merger agreement.

     Ms. Bakes also granted Amdocs an option to purchase her shares of ITDS common stock in return for Amdocs ordinary shares based on the exchange ratio obtained by dividing $10.50 by the average of the closing prices per Amdocs ordinary shares on the NYSE during the ten consecutive trading days ending on the second business day prior to any proposed closing date, provided that exchange ratio will not be less than .3717 or more than .4603.

     The voting agreement (including the grant of the option to purchase Ms. Bakes' shares of ITDS common stock) terminates upon the earlier to occur of:

     - the effective time of merger; or

     - sixty days after the termination of the merger agreement in accordance with its terms.

     Ms. Bakes owned and had the right to vote in the aggregate, 787,668 shares of ITDS common stock on the record date. All of those shares, which represent approximately 4.5% of the shares of ITDS common stock outstanding on the record date, are subject to the voting agreement.

STOCK OPTION AGREEMENT

     The following is a summary of the material provisions of the stock option agreement, a copy of which is attached as Appendix C to this proxy statement/prospectus. This summary is not complete. For more detailed information you should review the stock option agreement, which is incorporated herein by reference.

     As a condition to Amdocs' willingness to enter into the merger agreement, Amdocs required that ITDS enter into the option agreement pursuant to which ITDS granted to Amdocs the option to purchase 19.9% of the outstanding shares of ITDS common stock at an exercise price of $8.125 per share, subject to adjustment in certain circumstances.

     The option granted to Amdocs may be exercised upon and subsequent to the occurrence of any event requiring payment of a termination fee by ITDS under the merger agreement (a "Payment Event"). The option will be of no further force and effect upon the earliest to occur of

     - six months after the date of any Payment Event and

     - termination of the merger agreement in accordance with its terms prior to the occurrence of a Payment Event.

     Any purchase of shares under the option agreement would be subject to compliance with the HSR Act, obtaining all other required consents, the absence of which would make the issuance of the option shares illegal, and the absence of a preliminary or permanent injunction prohibiting or otherwise restraining that issuance.

     The option agreement was entered into by Amdocs and ITDS concurrently with the execution of the merger agreement in an effort to increase the likelihood that the merger will be completed in accordance with the terms set forth in the merger agreement. Consequently, certain aspects of the option agreement may have the effect of discouraging persons who are now, or prior to the merger may be, interested in merging with or acquiring a significant equity interest in ITDS or proposing an acquisition. In addition, the grant of the option to Amdocs may make it impossible for any third party to close a transaction with ITDS on a pooling of interests basis.

LETTER AGREEMENT WITH AMDOCS INTERNATIONAL LIMITED

     In connection with the execution of the merger agreement and the recent offering of Amdocs ordinary shares by Amdocs International Limited, referred to as AIL, Amdocs entered into an agreement with AIL, a shareholder of Amdocs, under which AIL will compensate Amdocs in the event the share price of Amdocs, as determined for purposes of computing the exchange ratio under the merger agreement, falls below $27.50. Under that agreement, AIL will contribute to Amdocs 55% of the number of ordinary shares Amdocs is required to issue in the merger as a result of the ordinary share price of Amdocs falling below $27.50 up to a maximum of 550,000 ordinary shares.

                            THE ITDS SPECIAL MEETING

GENERAL

     This proxy statement/prospectus is being furnished to stockholders of ITDS, a Delaware corporation, as part of the solicitation of proxies by the ITDS Board of directors for use at a special meeting of stockholders of ITDS to be held on November 30, 1999, at 11:00 a.m., local time, at ITDS, 225 High Ridge Road, Stamford, Connecticut, and at any adjournment or postponement of such meeting. This proxy statement/prospectus and the enclosed form of proxy are first being mailed to stockholders of ITDS on or about October 27, 1999.

MATTERS TO BE CONSIDERED

     The purpose of the ITDS special meeting is:

     1. To consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of September 3, 1999, among Amdocs Limited, a company organized under laws of Guernsey, Channel Islands, Ivan Acquisition Corp., a Delaware corporation and a wholly-owed subsidiary of Amdocs Limited, and ITDS, pursuant to which:

        (a) Ivan Acquisition Corp. will be merged with and into ITDS with ITDS being the surviving corporation; and

        (b) each issued and outstanding share of common stock, $0.01 par value per share, of ITDS will be converted into and represent the right to receive ordinary shares, L0.01 par value per share, of Amdocs Limited which, based upon an agreed upon exchange ratio, is estimated to be not less than 0.3717 shares nor more than 0.4603 shares;

     2. To transact such other business as may properly come before the ITDS special meeting or any adjournment or postponement of the ITDS special meeting, including without limitation, potential adjournments or postponements of the ITDS special meeting for the purpose of soliciting additional proxies in order to approve and adopt the merger agreement.

ITDS BOARD OF DIRECTORS' RECOMMENDATION

     The ITDS Board, after careful consideration, has unanimously approved the merger agreement and recommends a vote FOR approval and adoption of the merger agreement.

RECORD DATE AND VOTING

     Holders of record of shares of ITDS common stock at the close of business on October 22, 1999, referred to in this proxy statement/prospectus as the ITDS record date, are entitled to notice of and to vote at the ITDS special meeting. On the record date there were 17,498,063 outstanding shares of ITDS common stock held by approximately 73 holders of record. Each share of ITDS common stock will be entitled to one vote. The representation, in person or by properly executed proxy, of the holders of a majority of all of the shares of common stock entitled to vote at the ITDS special meeting is necessary to constitute a quorum at the ITDS special meeting.

     Approval of the merger agreement will require the affirmative vote of the holders of a majority of the shares of ITDS common stock outstanding on the ITDS record date.

     Shares of ITDS common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the ITDS special meeting. Shares which abstain from voting as to the proposal to approve the merger agreement will be treated as shares that are present and entitled to vote at the ITDS special meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against approval of the merger agreement. Brokers or nominees holding shares of record for customers generally will not be entitled to vote on the proposal to approve and adopt the merger agreement unless they receive voting instructions from their customers. Because the approval of the merger agreement is the only matter for which specific approval is being solicited, any shares held by brokers or nominees for which
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

no instructions are given by the beneficial owners thereof will not be voted for the merger agreement, meaning that such shares will have the same effect as shares voted against approval and adoption of the merger agreement.

     As of the ITDS record date for the ITDS special meeting, Sandra Bakes, the wife of Lewis Bakes, Chairman of the Board of ITDS, agreed to vote her shares of ITDS common stock in favor of approval and adoption of the merger agreement. Ms. Bakes beneficially owns approximately 4.5% of the outstanding shares of ITDS common stock. See "Other Agreements -- Voting Agreement."

VOTING AND REVOCATION OF PROXIES

     All shares of ITDS common stock which are entitled to vote and are represented at the ITDS special meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than broker non-votes), such proxies will be voted for approval and adoption of the merger agreement.

     The ITDS Board does not know of any matters other than those described in the notice of the ITDS special meeting that are to come before such meeting. If any other matters are properly presented at the ITDS special meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone the meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed forms of proxy and acting thereunder generally will have discretion to vote on these matters in accordance with their best judgment. Notwithstanding the foregoing, proxies voting against a specific proposal may not be used by the persons named in the proxies to vote for adjournment or postponement of the meeting for the purpose of giving management additional time to solicit votes to approve the proposal.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of ITDS, at or before the taking of the vote at the ITDS special meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of ITDS before the taking of the vote at the ITDS special meeting or (iii) attending the ITDS special meeting and voting in person (although attendance at the ITDS special meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to ITDS, 225 High Ridge Road, Stamford, Connecticut 06905, Attention: Secretary, or hand delivered to the Secretary of ITDS at or before the taking of the vote at the ITDS special meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the ITDS special meeting.

SOLICITATION OF PROXIES; EXPENSES

     All expenses of ITDS' solicitation of proxies for the ITDS special meeting will be borne by ITDS. In addition to solicitation by use of the mails, proxies may be solicited from ITDS' stockholders by directors, officers and employees of ITDS in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. ITDS has retained MacKenzie Partners, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the ITDS special meeting at a cost of approximately $6,500 plus reimbursement of reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and ITDS will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding such materials.

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

                     DESCRIPTION OF SHARE CAPITAL OF AMDOCS

     The authorized capital stock of Amdocs consists of 500,000,000 ordinary shares, 50,000,000 ordinary nonvoting shares and 25,000,000 preferred shares, in each case, par value pound sterling0.01.

ORDINARY SHARES

     All of Amdocs' issued and outstanding ordinary shares and ordinary nonvoting shares are validly issued, fully paid and nonassessable. Neither the ordinary shares nor the ordinary nonvoting shares have preemptive, subscription or redemption rights. Neither the Memorandum of Association or Articles of Association nor the laws of Guernsey restrict in any way the ownership or voting of ordinary shares held by non-residents of Guernsey. As of October 22, 1999, there were outstanding 174,589,951 Amdocs ordinary shares, 24,210,073 Amdocs ordinary nonvoting shares and no Amdocs preferred shares. After giving effect to the merger (assuming an exchange ratio of .4603), there would be 206,854,383 Amdocs ordinary shares outstanding.

     Except as to voting rights, the rights of the holders of ordinary shares and ordinary nonvoting shares are identical and such securities rank on a parity.

     DIVIDEND AND LIQUIDATION RIGHTS. Holders of ordinary shares and ordinary nonvoting shares of Amdocs are entitled to receive equally, share for share, any dividends that may be declared by the board of directors of Amdocs out of funds legally available therefor. If, in the future, Amdocs declares cash dividends, such dividends will be payable in U.S. dollars. In the event of Amdocs' liquidation, after satisfaction of liabilities to creditors, holders of ordinary shares and ordinary nonvoting shares of Amdocs are entitled to share pro rata in the net assets of Amdocs. Such rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class or series of preferred shares that may be authorized in the future. Declaration of a final dividend (not exceeding the amounts proposed by the Amdocs board of directors) requires shareholder approval by adoption of an ordinary resolution. Failure to obtain such shareholder approval does not affect previously paid interim dividends.

     VOTING, SHAREHOLDER MEETINGS AND RESOLUTIONS. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of stockholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class or series of preferred shares that may be authorized in the future. An annual general meeting of shareholders of Amdocs is held once every calendar year at the time (within a period of not more than 15 months after the last preceding annual general meeting of shareholders) and at the place as may be determined by the board of directors of Amdocs. The quorum required for an ordinary meeting of stockholders consists of stockholders present in person or by attorneys who hold or represent between them a majority of the outstanding ordinary shares of Amdocs.

     An ordinary resolution (such as a resolution for the approval of the financial reports or the declaration of dividends) requires approval by the holders of a majority of the voting rights of Amdocs represented at a meeting, in person or by proxy, and voting thereon. A special or extraordinary resolution (such as, for example, a resolution amending Amdocs Memorandum of Association or Articles of Association or approving any change in capitalization, or a liquidation or winding-up) requires approval of the holders of 75% of the voting rights of Amdocs represented at the meeting, in person or by proxy, and voting thereon. A special or extraordinary resolution can only be considered if Amdocs stockholders receive at least fourteen days' prior notice of the meeting at which such resolution will be considered.

     Except as described below, the ordinary nonvoting shares do not have any voting rights. Each nonvoting ordinary share will be converted automatically into one ordinary share at any time that it is transferred by SBC International, Inc., the sole holder of the ordinary nonvoting shares.

     TRANSFER OF SHARES AND NOTICES. Fully paid ordinary shares and ordinary nonvoting shares of Amdocs are issued in registered form and may be freely transferred pursuant to the Articles of Association unless the transfer is restricted or prohibited by another instrument. Each shareholder of record of Amdocs is entitled to receive at least fourteen days' prior notice of an ordinary stockholders' meeting of Amdocs and at least twenty-one days' prior notice of any stockholders' meeting of Amdocs at which a special resolution is to be adopted. For the purposes of determining the stockholders entitled to notice and to vote at the meeting, the
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

board of directors of Amdocs may fix a record date not more than 60 or less than ten days prior to the date of the meeting.

     MODIFICATION OF CLASS RIGHTS. The rights attached to any class (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied with the consent in writing of the holders of 75% of the outstanding shares of such class, or with the adoption of an extraordinary resolution passed at a separate general meeting of the holders of the shares of that class.

     ELECTION OF DIRECTORS. The ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of Amdocs ordinary shares that represent more than 50% of the voting power of Amdocs have the power to elect all of Amdocs' directors.

PREFERRED SHARES

     Amdocs has 25,000,000 authorized preferred shares. The board of directors of Amdocs has the authority to issue the preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions of such shares, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, without further vote or action by the Amdocs stockholders. Amdocs currently does not have any plans to issue any preferred shares.

     The purpose of authorizing the board of directors of Amdocs to issue preferred shares and to determine their rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred shares, while providing desirable flexibility in connection with possible equity financings, acquisitions, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of Amdocs' outstanding voting shares.

        COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF ITDS AND AMDOCS

     As a result of the merger, stockholders of ITDS will become stockholders of Amdocs, and their rights will be governed by the Articles of Association of Amdocs which differs in material respects from ITDS' certificate of incorporation, as amended, and ITDS' by-laws. The following is a summary of the material differences between the rights of holders of ITDS common stock and holders of Amdocs ordinary shares. These differences arise from differences between the Delaware General Corporation Law, or the DGCL, and the corporate law of Guernsey as well as from differences between the governing documents. This summary is not, and does not purport to be, complete. This summary is qualified in its entirety by reference to the DGCL and corporate laws of Guernsey and the governing instruments of ITDS and Amdocs. This summary should be read in conjunction with "Description of Share Capital of Amdocs."

VOTING RIGHTS

     Under the DGCL, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation. Either the certificate of incorporation or the by-laws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting.

     The ITDS certificate of incorporation provides for one vote per share of ITDS common stock, but does not provide for cumulative voting. Under the ITDS by-laws, the presence in person, or by properly executed proxy, of holders of a majority of the outstanding shares of stock entitled to vote at the meeting is required to constitute a quorum at an ITDS stockholder meeting.

     Under Guernsey law, each shareholder is entitled to one vote per share, unless the Memorandum of Association or Articles of Association provide otherwise. The Amdocs Memorandum of Association and Articles of Association provide for one vote per ordinary share and state that the presence in person, or by properly executed proxy, of holders of a majority of the issued ordinary voting shares is required to constitute a quorum at an Amdocs shareholder meeting.

AMENDMENT OF CHARTER DOCUMENTS

     Under the DGCL, amendments to a corporation's certificate of incorporation require a resolution of the board of directors, followed by a majority vote of the holders of the outstanding stock entitled to vote on such amendment and, in certain circumstances, of the holders of a majority of the outstanding stock of each class entitled to vote on such amendment as a class, unless a greater number or proportion is specified in the certificate of incorporation or by other provisions of the DGCL. The ITDS certificate of incorporation reserves the right of amendment in the manner prescribed by the DGCL.

     The ITDS certificate of incorporation requires the approval of 75% of the voting power of the shares entitled to vote generally in the election of directors, to alter, amend, adopt any provision inconsistent with or to repeal provisions of the ITDS by-laws and certain provisions of the ITDS certificate of incorporation relating to stockholder meetings and the board of directors.

     Under Guernsey law, shareholders of a Guernsey company may resolve to amend the company's Memorandum of Association or Articles of Association upon approval of holders of 75% of the voting rights represented at the meeting, in person or by proxy, and voting thereon.

     The Amdocs Articles of Association require approval of the holders of 75% of the voting rights of Amdocs represented at the meeting, in person or by proxy, and voting thereon, to amend Amdocs' Memorandum of Association or Articles of Association.

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

APPRAISAL RIGHTS

     The DGCL provides for appraisal rights in connection with certain mergers and consolidations. Appraisal rights are not available for any shares of stock of the constituent corporation surviving the merger if the merger did not require for its approval the vote of the holders of the surviving corporation. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which, as of the record date, is either: (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or the NASD, or (b) held of record by more than 2,000 holders, and in the case of either (a) or (b), unless such holders are required by the terms of the merger to accept anything other than: (1) shares of stock of the surviving corporation; (2) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders; (3) cash in lieu of fractional shares of such stock; or (4) any combination of the above. Because the ITDS certificate of incorporation has no provision relating to appraisal rights, ITDS common stock is quoted on the Nasdaq National Market and ITDS stockholders will receive Amdocs ordinary shares, which are listed on the NYSE, and cash in lieu of fractional shares of such stock pursuant to the terms of the merger agreement, ITDS stockholders have no right to an appraisal of the value of their shares in connection with the merger.

     Guernsey law does not recognize the concept of appraisal or dissenters' rights and, accordingly, holders of stock in a Guernsey company have no appraisal rights.

PREEMPTIVE RIGHTS

     Under the DGCL, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation. The ITDS certificate of incorporation does not provide for preemptive rights.

     Guernsey law does not provide for preemptive rights unless such rights are expressly provided for in a Guernsey company's articles of association.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

     The DGCL provides that, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting, consent in writing. However, the ITDS certificate of incorporation provides that any action required or permitted to be taken by ITDS stockholders must be effected at a duly called annual or special meeting of the stockholders of ITDS and may not be effected by any consent in writing by such stockholders.

     Under Guernsey law, resolutions may be adopted by shareholders in writing without holding a meeting of shareholders.

STOCKHOLDERS' MEETINGS

     Under the DGCL, an annual meeting of stockholders must be held for the election of directors on a date and at a time designated by or in the manner provided in the by-laws. Any other proper business may be transacted at the annual meeting. The ITDS by-laws provide that the ITDS board shall fix the date, time and place of the meeting.

     Under Guernsey law, a company must hold at least one annual general meeting (within a period of not more than 15 months after the last preceding annual general meeting) and at the place as may be determined by the board of directors. The quorum required for a general meeting of shareholders of Amdocs consists of ordinary shareholders present in person or by attorney who hold or represent between them a majority of the outstanding ordinary shares.
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

     Under the Amdocs Articles of Association, Amdocs must hold an annual general meeting once in every calendar year, not more than 15 months after the last annual general meeting, at such time and place as may be determined by the Amdocs board. In default, an annual general meeting may be convened by any two shareholders holding at least 10% in the aggregate of Amdocs' share capital.

ELECTION OF DIRECTORS

     Under the DGCL, the board of directors of a corporation must consist of one or more members. The number of directors must be fixed by, or in the manner provided in, the by-laws, unless the certificate of incorporation fixes the number of directors. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The directors are elected at the annual meeting of stockholders. The directors may be divided into one, two or three classes. The ITDS certificate of incorporation provides that the number of directors which will constitute the board of directors of ITDS will be fixed, and may be altered from time to time, as provided in the ITDS by-laws. The ITDS by-laws provide that the board of directors of ITDS will consist of no less than three directors, as determined by the board of directors of ITDS. ITDS has a classified board consisting of two Class I directors, three Class II directors, and two Class III directors.

     Under Guernsey law, the board of directors of a company must consist of at least one director. The Amdocs Articles of Association provide that the board will consist of at least three, and not more than twenty, directors. Directors hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or their positions are earlier vacated by resignation or otherwise. The majority of votes of voting shareholders at a general meeting is required to remove a director or to change the size of the board of directors. If a director resigns, the Amdocs board can appoint a director to fill the vacancy without a shareholder vote; however, such a director must be reappointed at the next shareholder meeting or vacate office upon conclusion of that meeting.

LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director's personal liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty. However, the DGCL expressly provides that the liability of a director may not be eliminated or limited for (1) breaches of his or her duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) the unlawful purchase or redemption of stock or unlawful payment of dividends or (4) any transaction from which the director derived an improper personal benefit. The DGCL further provides that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The ITDS certificate of incorporation contains a provision eliminating director liability to the extent permitted by the DGCL.

     The ITDS by-laws provide for indemnification of directors and executive officers to the fullest extent permitted by the DGCL. Generally, the DGCL permits a corporation to indemnify certain persons made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses.

     The board of directors of a Guernsey company is charged with the management of the affairs of the company. Directors owe a fiduciary duty to the company and its shareholders, including a duty of care,

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

pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the company and refrain from conduct that injures the company or its stockholders or that deprives them of any profit or advantage. Guernsey law permits a company's articles of association to provide for the indemnification of officers and directors except to the extent that such a provision may be held by the courts of Guernsey to be contrary to public policy (for instance, for purporting to provide indemnification against the consequences of committing a crime) and except to the extent that Guernsey law prohibits the indemnification of any director against any specific provisions of Guernsey Company law under which personal liability may be imposed or incurred. Under Amdocs' Articles of Association, Amdocs is obligated to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or agent of Amdocs, provided that Amdocs has no obligation to indemnify any such persons for any claims they incur or sustain by or through their own willful act or default.

STOCKHOLDER VOTES ON CERTAIN REORGANIZATIONS

     Under the DGCL, the vote of the holders of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation of a corporation. The DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a higher percentage of the stock or of any class or series of stock than would otherwise be required.

     Under the DGCL, no vote of the stockholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (1) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (2) the shares of stock of the surviving corporation are not changed in the merger and (3) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation's common shares outstanding immediately prior to the effective date of the merger. In addition, shareholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation.

     Under Guernsey law, unless approved by a special resolution of shareholders, directors do not have the power to take certain actions, including an amendment of the Memorandum of Association or Articles of Association or an increase or reduction in a corporation's authorized capital. Directors of a Guernsey corporation, without shareholder approval, in certain instances may, among other things, implement a reorganization and effect certain mergers or consolidations, certain sales, transfers, exchanges or dispositions of assets, property, parts of the business or securities of the corporation or any combination thereof, if they determine any such action is in the best interests of the corporation, its creditors or its shareholders.

CERTAIN PROVISIONS RELATING TO BUSINESS COMBINATIONS

     The DGCL generally prevents a corporation from entering into certain business combinations with an "interested stockholder" (defined generally to include any person or entity that is the beneficial owner of at least 15% of a corporation's outstanding voting stock or certain of its affiliates within a three year period immediately prior to the time that such stockholder became an "interested stockholder"), unless (1) the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder" is approved by the board of directors of the corporation prior to such time as the stockholder became an "interested stockholder", (2) the interested stockholder acquired at least 85% of the corporation's voting stock in the same transaction in which it became an "interested stockholder" or (3) at or subsequent to such time in which the stockholder became an "interested stockholder", the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by a vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     Neither Guernsey law nor Amdocs's Memorandum of Association or Articles of Association specifically prevents business combinations with interested shareholders.

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

STOCKHOLDER SUITS

     Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

     Under Guernsey law, an individual shareholder cannot, without the authority of the majority of the shareholders of the corporation, initiate litigation in the corporation's name, but an individual shareholder may seek to enforce the corporation's rights by suing in representative form on behalf of himself and all of the other shareholders of the corporation (except the wrongdoers where the complaint is against other shareholders) against the wrongdoers, who may include directors. In these circumstances, the corporation itself may be joined as a nominal defendant in order that it can be bound by the judgement and, if an action results in any property or damages recovered, such recovery goes not to the plaintiff, but to the corporation. Alternatively, Guernsey law makes specific provision to enable a shareholder to apply to the court for relief on the ground that the affairs of the corporation are being or have been conducted in a manner that is unfairly prejudicial to the interests of certain shareholders (including at least himself) or any actual or proposed act or omission of the corporation is or would be so prejudicial. In such circumstances, the court has wide discretion to make orders to regulate the conduct of the corporation's affairs in the future, to require the corporation to refrain from doing or continuing to do an act that the applicant has complained it has omitted to do, to authorize civil proceedings to be brought in the name and on behalf of the corporation and to provide for the purchase of shares of any shareholder of the corporation by other members or by the corporation itself.

FINANCIAL INFORMATION AVAILABLE TO STOCKHOLDERS

     Amdocs and ITDS are each required to file periodic reports with the SEC containing certain financial information. ITDS files annual reports on Form 10-K which contain audited financial statements prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, and quarterly reports on Form 10-Q which contain unaudited financial statements prepared in accordance with U.S. GAAP. Amdocs files annual reports on Form 20-F which contain audited financial statements prepared in accordance with U.S. GAAP and periodic reports on Form 6-K which contain unaudited financial statements prepared in accordance with U.S. GAAP.

                           ITDS STOCKHOLDER PROPOSALS

     Due to the contemplated consummation of the merger, ITDS does not currently expect to hold a 2000 Annual Meeting of Stockholders, as ITDS common stock will not be publicly traded after the merger. If the merger is not consummated and such a meeting is held, stockholder proposals for inclusion in proxy materials for such meeting would have to have been submitted to the Secretary of ITDS in writing and received at the executive offices of ITDS by December 14, 1999. Such proposals are subject to ITDS' by-laws and must also meet the other requirements of the rules of the SEC relating to stockholders' proposals.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the Amdocs consolidated financial statements included in its Annual Report on Form 20-F for the year ended September 30, 1998, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. The Amdocs financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the ITDS consolidated financial statements included in the ITDS Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. The ITDS financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Representatives of Ernst & Young LLP are expected to be present at the ITDS special meeting of stockholders. These representatives will have an opportunity to make statements if they so desire and will be available to respond to appropriate questions.

                                 LEGAL MATTERS

     The validity of the Amdocs ordinary shares to be issued pursuant to the merger will be passed upon for Amdocs by Carey Langlois, Guernsey.

                      WHERE YOU CAN FIND MORE INFORMATION

     Amdocs and ITDS file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http:www.sec.gov".

     Amdocs filed the Amdocs registration statement on Form F-4 to register with the SEC the Amdocs ordinary shares to be issued to ITDS stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Amdocs, as well as being a proxy statement of ITDS for the ITDS special meeting of stockholders.

     As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the Amdocs registration statement or the exhibits to that registration statement.

     The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in the proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

    AMDOCS SEC FILINGS (FILE NO. 1-14840)                         PERIOD
    -------------------------------------                         ------
Annual Report on Form 20-F...................  Year ended September 30, 1998
Reports on Form 6-K..........................  Filed on February 16, 1999,March 9, 1999, May
                                               19, 1999, August 12, 1999 and September 10,
                                               1999
Registration Statement Form 8-A..............  Filed on June 17, 1998
ITDS SEC FILINGS (FILE NO. 0-21519)            PERIOD
---------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K...................  Year ended December 31, 1998
Quarterly Report on Form 10-Q................  Three months ended March 31, 1999 and June
                                               30, 1999
Definitive Proxy Statement on Schedule 14A...  Annual meeting of stockholders held on May
                                               19, 1999
Registration Statement on Form 8-A...........  Filed on October 10, 1996

     We incorporate by reference additional documents that ITDS and Amdocs may file with the SEC from the date of this proxy statement/prospectus to the date of the ITDS special meeting of stockholders. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements and any annual report on Form 20-F and, to the extent specifically designated therein, certain Reports on Form 6-K filed by Amdocs with the SEC from the date of this proxy statement/prospectus to the date of the ITDS special meeting of stockholders.

     Amdocs has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Amdocs and ITDS has supplied all such information relating to ITDS.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                            AMDOCS, INC.
                            1390 Timberlake Manor Parkway
                            Chesterfield, Missouri 63017
                            Attention: Thomas G. O'Brien
                            Telephone: (314) 212- 8328

                            INTERNATIONAL TELECOMMUNICATION DATA SYSTEMS, INC.
                            Attention: Secretary
                            225 High Ridge Road
                            Stamford, Connecticut 06905
                            Telephone: (203) 329-3300

     If you would like to request documents from us, please do so by November 22, 1999 to receive them before the ITDS special meeting of stockholders. If you request any incorporated documents from us we will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated October 26, 1999. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Amdocs ordinary shares in the merger shall create any implication to the contrary.

                                   APPENDIX A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                AMDOCS LIMITED,
                             IVAN ACQUISITION CORP.

                                      AND

               INTERNATIONAL TELECOMMUNICATION DATA SYSTEMS, INC.

                         DATED AS OF SEPTEMBER 3, 1999

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
                             ARTICLE I

                            THE MERGER
SECTION 1.01  The Merger......................................  A-5
SECTION 1.02  Effect of the Merger............................  A-5
SECTION 1.03  Consummation of the Merger......................  A-5
SECTION 1.04  Certificate of Incorporation; By-Laws;
              Directors and Officers..........................  A-6

                            ARTICLE II

                     CONVERSION OF SECURITIES
SECTION 2.01  Conversion of Securities........................  A-6
SECTION 2.02  Stock Plans.....................................  A-7
SECTION 2.03  Exchange of Certificates........................  A-7
SECTION 2.04  Stock Transfer Books............................  A-9

                            ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 3.01  Organization and Qualification..................  A-9
SECTION 3.02  Subsidiaries....................................  A-9
SECTION 3.03  Authority Relative to Agreements................  A-9
SECTION 3.04  Non-Contravention............................... A-10
SECTION 3.05  Capitalization.................................. A-10
SECTION 3.06  SEC Filings..................................... A-10
SECTION 3.07  Financial Statements............................ A-10
SECTION 3.08  Absence of Certain Changes or Events............ A-11
SECTION 3.09  Governmental Approvals.......................... A-11
SECTION 3.10  Compliance with Laws............................ A-11
SECTION 3.11  Disclosure Documents............................ A-12
SECTION 3.12  Litigation...................................... A-12
SECTION 3.13  Title to Properties............................. A-12
SECTION 3.14  Real Property Interests......................... A-12
SECTION 3.15  Software........................................ A-12
SECTION 3.16  Intellectual Property Rights.................... A-13
SECTION 3.17  Trade Secrets................................... A-14
SECTION 3.18  Labor Matters................................... A-14
SECTION 3.19  Severance Arrangements.......................... A-14
SECTION 3.20  Taxes........................................... A-14
SECTION 3.21  Employee Benefit Plans.......................... A-15
SECTION 3.22  Environmental Matters........................... A-15
SECTION 3.23  Contracts....................................... A-16
SECTION 3.24  Customer Relationships.......................... A-17
SECTION 3.25  Certain Transactions............................ A-17
SECTION 3.26  Insurance....................................... A-17
SECTION 3.27  State Takeover Statute.......................... A-17

                                                               PAGE
                                                               ----
SECTION 3.28  Opinion of Financial Advisor.................... A-17
SECTION 3.29  Brokers......................................... A-18

                            ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT
SECTION 4.01  Organization and Qualification.................. A-18
SECTION 4.02  Subsidiaries.................................... A-18
SECTION 4.03  Authority Relative to Agreement................. A-18
SECTION 4.04  Non-Contravention............................... A-18
SECTION 4.05  Capitalization.................................. A-18
SECTION 4.06  SEC Filings..................................... A-19
SECTION 4.07  Financial Statements............................ A-19
SECTION 4.08  Governmental Approvals.......................... A-19
SECTION 4.09  Disclosure Documents............................ A-19
SECTION 4.10  Compliance with Laws............................ A-20
SECTION 4.11  Litigation...................................... A-20
SECTION 4.12  Brokers......................................... A-20

                             ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF ACQUISITION
SECTION 5.01  Organization and Qualification.................. A-20
SECTION 5.02  Authority Relative to Agreement................. A-20
SECTION 5.03  Non-Contravention............................... A-20
SECTION 5.04  Governmental Approvals.......................... A-21

                            ARTICLE VI

                        CERTAIN AGREEMENTS
SECTION 6.01  Conduct of the Company's Business............... A-21
SECTION 6.02  Conduct of Parent's Business.................... A-22
SECTION 6.03  Stockholder Approval............................ A-22
SECTION 6.04  Access to Information........................... A-23
SECTION 6.05  Further Assurances.............................. A-23
SECTION 6.06  Inquiries and Negotiations...................... A-24
SECTION 6.07  Notification of Certain Matters................. A-25
SECTION 6.08  Indemnification................................. A-25
SECTION 6.09  Affiliates of the Company....................... A-26
SECTION 6.10  NYSE Listing.................................... A-26
SECTION 6.11  Stock Option Registration....................... A-26
SECTION 6.12  Comfort Letters................................. A-26
SECTION 6.13  Stay Bonuses.................................... A-27

                                                               PAGE
                                                               ----
                            ARTICLE VII

                     CONDITIONS TO THE MERGER
SECTION 7.01  Conditions to the Obligation of Parent and
              Acquisition..................................... A-27
SECTION 7.02  Conditions to the Obligations of the Company.... A-28

                           ARTICLE VIII

                    TERMINATION AND ABANDONMENT
SECTION 8.01  Termination and Abandonment..................... A-29
SECTION 8.02  Effect of Termination........................... A-29

                            ARTICLE IX

                           MISCELLANEOUS
SECTION 9.01  Nonsurvival of Representations and Warranties... A-30
SECTION 9.02  Expenses, Etc................................... A-30
SECTION 9.03  Publicity....................................... A-30
SECTION 9.04  Execution in Counterparts....................... A-30
SECTION 9.05  Notices......................................... A-30
SECTION 9.06  Waivers......................................... A-31
SECTION 9.07  Entire Agreement................................ A-31
SECTION 9.08  Applicable Law.................................. A-31
SECTION 9.09  Binding Effect, Benefits........................ A-31
SECTION 9.10  Assignability................................... A-31
SECTION 9.11  Amendments...................................... A-31

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of September 3, 1999, among AMDOCS LIMITED, a company organized under the laws of Guernsey, Channel Islands ("Parent"), IVAN ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition"), and INTERNATIONAL TELECOMMUNICATION DATA SYSTEMS, INC., a Delaware corporation (the "Company"). The Company and Acquisition are hereinafter sometimes referred to as the "Constituent Corporations" and the Company as the "Surviving Corporation."

     WHEREAS the respective Boards of Directors of Parent, Acquisition and the Company deem it advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have approved the merger of Acquisition with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "Delaware GCL"); and

     WHEREAS Parent, Acquisition and the Company desire that all outstanding shares of the capital stock of the Company be converted into the right to receive fully paid and nonassessable Ordinary Shares, L0.01 par value, of Parent ("Parent Ordinary Shares"), as hereinafter provided; and

     WHEREAS concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Acquisition to enter into this Agreement, the Company and Acquisition have entered into an agreement in the form attached hereto as Exhibit A (the "Option Agreement"), pursuant to which the Company has granted Acquisition an irrevocable option to purchase up to 19.9% of the then outstanding shares of Common Stock, $.01 par value, of the Company ("Company Common Stock"), on the terms and subject to the conditions set forth therein; and

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent and Acquisition to enter into this Agreement, certain holders of shares of Company Common Stock have entered into an agreement with Parent and Acquisition in the form attached hereto as Exhibit B (the "Voting Agreement"), pursuant to which such holders have agreed to vote such shares of the Company Common Stock in accordance with the terms set forth in the Voting Agreement; and

     WHEREAS, for federal income tax purposes, it is intended that the merger of Acquisition with and into the Company shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

     SECTION 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), in accordance with this Agreement and the Delaware GCL, Acquisition shall be merged with and into the Company (the "Merger"), the separate existence of Acquisition shall cease, and the Company shall continue as the surviving corporation under the corporate name of "ITDS, Inc."

     SECTION 1.02 Effect of the Merger. Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to and assume all the rights and obligations of the Company and Acquisition in accordance with the Delaware GCL and the Merger shall otherwise have the effects set forth in Section 259 of the Delaware GCL.

     SECTION 1.03 Consummation of the Merger. As soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, provided that this Agreement has not been terminated previously, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a properly executed certificate of merger in accordance with the Delaware GCL, which shall be effective upon filing or on such later date as may be specified therein (the time of such effectiveness being the "Effective Time").

     SECTION 1.04 Certificate of Incorporation; By-Laws; Directors and
Officers. (a) The Certificate of Incorporation of Acquisition in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation (except that such Certificate of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be "ITDS, Inc."), until thereafter amended in accordance with the provisions thereof and as provided by the Delaware GCL. The By-Laws of Acquisition in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the Certificate of Incorporation of the Surviving Corporation and as provided by the Delaware GCL.

     (b) From and after the Effective Time and until their respective successors are duly elected or appointed and qualified, (i) the directors of Acquisition at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

     SECTION 2.01 Conversion of Securities. By virtue of the Merger and without any action on the part of either Constituent Corporation or any holder of the capital stock thereof, at the Effective Time:

          (a) Each share of Common Stock, $.01 par value, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation;

          (b) Each share of Company Common Stock that is held in the treasury of the Company or of any Subsidiary (as hereinafter defined) shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor; and

          (c) Each remaining share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of Parent Ordinary Shares equal to the Exchange Ratio (as hereinafter defined), subject to the payment of cash in lieu of fractional shares as provided in Section 2.03(d) below. For this purpose, the "Exchange Ratio" shall be equal to the quotient (rounded to the nearest thousandth, or if there shall not be a nearest thousandth, to the next lower thousandth) derived by dividing:

             (i) $10.50; by

             (ii) the average of the closing prices per Parent Ordinary Share on the New York Stock Exchange during the ten consecutive trading days ending on the second trading day prior to the Effective Time (the "Pre-Closing Average Price");

     provided, however that in no event shall the Exchange Ratio be less than .3717 nor more than .4603. If, prior to the Effective Time, Parent should split or combine the outstanding Parent Ordinary Shares, or pay a stock dividend or other stock distribution in Parent Ordinary Shares, then the Exchange Ratio and the Pre-Closing Average Price shall be appropriately adjusted to reflect such split, combination, dividend or other distribution.

     All such shares of Company Common Stock to be converted into Parent Ordinary Shares pursuant to this Section 2.01(c) shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 2.03, certificates evidencing such number of whole Parent Ordinary Shares into which such shares were converted in accordance herewith. The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by law. No fraction of a Parent Ordinary Share shall be issued and, in lieu thereof, a cash payment shall be made pursuant to Section 2.03(d).

     SECTION 2.02 Stock Plans. (a) At the Effective Time, each stock option granted under the Company's 1996, 1997, 1998 and 1999 Stock Incentive Plans (the "Company Stock Plans") that is outstanding immediately prior to the Effective Time shall be assumed by Parent and converted automatically into an option to purchase Parent Ordinary Shares (a "New Option") in an amount and at an exercise price determined as provided below:

          (i) The number of Parent Ordinary Shares to be subject to the New Option shall be equal to the product of the number of shares of Company Common Stock remaining subject (as of immediately prior to the Effective
     Time) to the original option and the Exchange Ratio, provided that any fractional shares resulting from such multiplication shall be rounded down to the nearest share; and

          (ii) The exercise price per Parent Ordinary Share under the New Option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. After the Effective Time, each New Option shall be subject to the same terms and conditions and shall be exercisable and shall vest upon the same terms and conditions, as were applicable to the related Company Stock Option immediately prior to the Effective Time, except that all references to the Company shall be deemed to be references to Parent.

          (b) As of the Effective Time, the 1996 Employee Stock Purchase Plan shall terminate without the purchase of any additional shares of Company Common Stock and all amounts contributed by participants in such plan shall be returned to such participants in accordance with Section 16(b)(ii) thereof.

     SECTION 2.03 Exchange of Certificates. (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Parent, which shall be reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this
Article II, through the Exchange Agent, certificates evidencing the Parent Ordinary Shares issuable pursuant to Section 2.01(c) in exchange for outstanding shares of Company Common Stock (such certificates for Parent Ordinary Shares, together with any dividends or distributions thereto, being hereinafter referred to as the "Exchange Fund").

     (b) As soon as reasonably practicable after the Effective Time (but in any event within five business days of the Effective Time), Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Ordinary Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Ordinary Shares which such holder has the right to receive in accordance with Section 2.01(c) in respect of the shares of Company Common Stock formerly evidenced by such Certificate, and
(B) cash in lieu of a fraction of a Parent Ordinary Share to which such holder is entitled pursuant to Section 2.03(d) (the Parent Ordinary Shares and cash described in clauses (A) and (B) being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, Parent Ordinary Shares and cash (in lieu of a fraction of a Parent Ordinary Share) may be issued and paid in accordance with this

Article II to a transferee if the certificate evidencing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. If any Certificate representing Parent Ordinary Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Ordinary Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Ordinary Shares he is entitled to receive until the holder of such Certificate shall surrender such Certificate, at which time such dividends or distributions shall be paid. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

     (d) No certificates or scrip representing a fraction of a Parent Ordinary Share shall be issued upon the conversion of Company Common Stock pursuant to
Section 2.01(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of Parent Ordinary Shares delivered to the Exchange Agent by Parent pursuant to Section 2.03(a) over (B) the aggregate number of whole Parent Ordinary Shares to be issued to holders of Company Common Stock pursuant to Section 2.01(c) (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (the "NYSE"), all in the manner provided in this paragraph (d). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Stock entitled thereto, the Exchange Agent shall hold such proceeds in trust for such holders of Company Common Stock (the "Common Shares Trust"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of a Certificate shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest in a Parent Ordinary Share to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.03(d)) and the denominator of which is the aggregate amount of fractional interests in Parent Ordinary Shares to which all holders of Company Common Stock are entitled.

     (e) Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to this Agreement and any dividends or distributions with respect to the Merger Consideration.

     (f) Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock for any Parent Ordinary Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person or entity claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person or entity of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

     SECTION 2.04 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Acquisition as follows:

     SECTION 3.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined) on the Company. As used herein, "Material Adverse Effect" shall mean, with respect to any party, a material adverse effect on the business, operations, assets, condition (financial or other) or operating results of such party and its subsidiaries, taken as a whole.

     SECTION 3.02 Subsidiaries. (a) Except for shares of the Subsidiaries or as set forth on Schedule 3.02 hereto (as hereinafter defined), the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. Each Subsidiary and its jurisdiction of formation is identified in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

     (b) Except as set forth on Schedule 3.02 hereto, all the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are owned by the Company or by a wholly-owned Subsidiary of the Company, free and clear of any liens, claims, charges, encumbrances or adverse claims, and there are no proxies outstanding or restrictions on voting with respect to any such shares.

     (c) For purposes of this Agreement, the term "Subsidiary" shall mean any corporation or other business entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned by the Company and/or one or more other Subsidiaries.

     SECTION 3.03 Authority Relative to Agreements. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Option Agreement and to perform its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Option Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Option Agreement and the transactions contemplated hereby and thereby, other than the approval of the Merger by a majority of the stockholders of the Company. This Agreement and the Option Agreement have been duly executed and delivered by the Company and, subject to such stockholder approval, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

     SECTION 3.04 Non-Contravention. Except as set forth on Schedule 3.04, the execution and delivery of this Agreement and the Option Agreement by the Company do not and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) conflict with any provision of the Certificate of Incorporation or By-Laws of the Company; (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or their respective properties; or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any asset of the Company or any Subsidiary; other than (in the cases of clauses (ii) and (iii) above) such as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

     SECTION 3.05 Capitalization. The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"). As of August 4, 1999, 17,457,996 shares of Company Common Stock were issued and outstanding, all of which were duly and validly issued, fully paid and nonassessable, and no shares of Preferred Stock are outstanding. Except for options to purchase an aggregate 3,141,270 shares of Company Common Stock granted pursuant to the Company Stock Plans, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable for, any shares of any class of capital stock of the Company or any Subsidiary is authorized or outstanding and there is not any commitment of the Company or any Subsidiary to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Neither the Company nor any Subsidiary has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

     SECTION 3.06 SEC Filings. The Company has provided or made available to Parent and Acquisition true and complete copies of (i) the Annual Reports of the Company on Form 10-K for the years ended December 31, 1996, 1997 and 1998, (ii) the Quarterly Reports of the Company on Form 10-Q for the three months ended March 31, 1999 and June 30, 1999, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company subsequent to January 1, 1997 and prior to the date hereof, and
(iv) all other reports, statements and registration statements filed by the Company with the Securities and Exchange Commission (the "SEC") subsequent to January 1, 1997 (collectively, the "Company SEC Filings"). The Company SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in compliance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and
(ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC.

     SECTION 3.07 Financial Statements. The consolidated financial statements of the Company included in the Company SEC Filings have been prepared in accordance with generally accepted accounting principles consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of the Company included in the Company SEC Filings fairly present the financial position of the Company and the Subsidiaries as of their respective dates,
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

and the related consolidated statements of operations, stockholders' equity and cash flows included in the Company SEC Filings fairly present the results of operations of the Company and the Subsidiaries for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. Except for liabilities or obligations that are accrued or reserved against in the Company's financial statements (or reflected in the notes hereto) included in the Company SEC Filings made prior to the date hereof or that were incurred subsequent to June 30, 1999 in the ordinary course of business and consistent with past practice, and except as set forth on Schedule 3.07 hereto, none of the Company and its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet (or reflected in the notes thereto) or which would have a Material Adverse Effect on the Company.

     SECTION 3.08 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Filings made prior to the date hereof or as set forth on
Schedule 3.08 hereto, since December 31, 1998, neither the Company nor any Subsidiary has (i) issued any stock, bonds or other corporate securities, (ii) borrowed any amount or incurred any material liabilities (absolute or contingent), except in the ordinary course of business, (iii) discharged or satisfied any lien or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1998 referred to in
Section 3.06 hereof and current liabilities incurred since the date of such balance sheet in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens for current real property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims, except in the ordinary course of business or as otherwise contemplated hereby, (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, (viii) made any changes in officer or executive compensation, (ix) agreed, in writing or otherwise, to take any of the actions listed in clauses (i) through (viii) above, (x) suffered any Material Adverse Effect or waived any rights of substantial value, whether or not in the ordinary course of business, or (xi) entered into any material transaction, except in the ordinary course of business or as otherwise contemplated hereby.

     SECTION 3.09 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement and the Option Agreement by the Company or the consummation by the Company of the transactions contemplated hereby and thereby, except for (i) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL,
(iii) such as are listed on Schedule 3.09 hereto and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of the Company to consummate the transactions contemplated hereby or by the Option Agreement or the ability of the Surviving Corporation or any Subsidiary to conduct its business after the Effective Time substantially as currently conducted by the Company or such Subsidiary.

     SECTION 3.10 Compliance with Laws. Neither the Company nor any Subsidiary is in default under or in violation of any order of any court, governmental authority or arbitration board or tribunal to which the Company or such Subsidiary is or was subject or in violation of any laws, ordinances, governmental rules or regulations (including, but not limited to, those relating to export controls, labor and employment matters and foreign corrupt practices) to which the Company or any Subsidiary is or was subject, except for such defaults or violations that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which failure could reasonably be expected to have a Material Adverse Effect on the Company, and, after giving effect to the transactions contemplated hereby, all such licenses, permits, franchises and other governmental authorizations will continue to be valid and in full force and effect except where such failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company.

     SECTION 3.11 Disclosure Documents. None of the information to be supplied by the Company for inclusion in (i) the Registration Statement to be filed with the SEC by Parent on Form F-4 under the Securities Act for the purpose of registering the Parent Ordinary Shares to be issued in connection with the Merger (the "Registration Statement") or (ii) the proxy statement to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement (the "Proxy Statement") will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or its representatives for inclusion in the Proxy Statement or with respect to information concerning Parent or any of its subsidiaries incorporated by reference in the Proxy Statement.

     SECTION 3.12 Litigation. Except as set forth on Schedule 3.12 hereto, there is no action, suit, investigation, proceeding or claim pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary, or their respective properties or rights, before any governmental body or arbitration board or tribunal, either alone or together with other similar actions, the outcome of which could be reasonably expected to have a Material Adverse Effect on the Company.

     SECTION 3.13 Title to Properties. The Company and the Subsidiaries have good and valid title to the properties and assets reflected on the consolidated balance sheet of the Company and the Subsidiaries as of June 30, 1999 referred to in Section 3.06 hereof (other than non-material properties and assets disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet), and all such properties and assets are free and clear of liens and encumbrances, except (i) as described on Schedule
3.13 hereto, (ii) liens for current taxes not yet due and payable and (iii) minor imperfections of title, if any, not material in amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations or proposed operations of the Company or any of the Subsidiaries (collectively, "Permitted Liens").

     SECTION 3.14 Real Property Interests. Schedule 3.14 hereto sets forth a complete and accurate list of (i) the real properties owned by the Company or any of the Subsidiaries having a net book value as of June 30, 1999 in excess of $500,000 (the "Fee Properties") and (ii) the real properties leased by the Company or any of the Subsidiaries for annual rental payments in excess of $500,000 (the "Leased Properties"). Complete and accurate copies of all leases or other agreements relating to the Leased Properties have been delivered to Parent and there have been no changes or amendments to such leases or agreements since such delivery. Each lease or other agreement relating to the Leased Properties is a valid and subsisting agreement, without any material default of the Company or any Subsidiary thereunder and, to the best knowledge of the Company, without any material default thereunder of the other party thereto, and such leases and agreements give the Company and the Subsidiaries the right to use or occupy, as the case may be, all real properties as are sufficient and adequate to operate the business of the Company and the Subsidiaries as it is currently being conducted. Except as set forth on Schedule 3.14, the Company's or any Subsidiary's possession of such property has not been disturbed nor, to the best knowledge of the Company, has any claim been asserted against the Company or such Subsidiary materially adverse to its rights in such leasehold interests.

     SECTION 3.15 Software. (a) Each of the Company and the Subsidiaries has valid licenses to all copies of all software that is not owned by it and is used by it in connection with the conduct of its business ("Third Party Software"), and the use by the Company or such Subsidiary of such Third Party Software, including, without limitation, all modifications and enhancements thereto (whether or not created by the Company or such Subsidiary), complies with such license (except for such noncompliance as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company). The Company or a Subsidiary owns all right, title and interest in and to, or has sufficient rights in, all software used by the Company and the Subsidiaries in providing services to customers and all software marketed or licensed by the Company and the Subsidiaries to customers or held for use or in development for marketing and licensing to customers (collectively, "Proprietary Software"), and all such rights, titles and interests will continue to be valid and in full force and effect after the Effective Time.

     (b) None of the Third Party Software or Proprietary Software, no use thereof by the Company or any Subsidiary, and no permitted use thereof by any licensee infringes upon or violates in any respect material to the business of the Company any patent, copyright, trade secret or other intellectual property or contractual right of any customer or other person or entity, and no claim or demand with respect to any such infringement or violation has been made or, to the knowledge of the Company, threatened.

     (c) To the best knowledge of the Company, there are no viruses in the Proprietary Software and there are no defects in the Proprietary Software that would prevent such software from performing in all material respects the tasks and functions that it was intended to perform except those that can be cured without a Material Adverse Effect on the Company.

     (d) Except as set forth on Schedule 3.15 hereto, all Proprietary Software that contains or calls on a calendar function, including, without limitation, any function that is indexed to a computer processing unit clock or provides specific dates or calculates spans of dates, (i) is capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date-related data for dates earlier and later than January 1, 2000, (ii) has the ability to provide date recognition for any data element without limitation,
(iii) has the ability to function automatically into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (iv) has the ability to interpret data, dates and time correctly into and beyond the year 2000, (v) has the ability not to produce noncompliance in existing data, nor otherwise corrupt such data, into and beyond the year 2000, (vi) has the ability to process correctly after January 1, 2000, data containing dates before that date, and (vii) has the ability to recognize all "leap year" dates, including February 29, 2000 ("Year 2000 Functionality"). The Company and the Subsidiaries are in compliance with all commitments made to customers with respect to the Year 2000 Functionality of the Proprietary Software or Third Party Software used in the operations of the Company and the Subsidiaries.

     SECTION 3.16 Intellectual Property Rights. The Company and the Subsidiaries own or hold, or are validly licensed or have a legal right to use, all patents, trademarks and trade names, trademark and trade name registrations, servicemark, brandmark and brand name registrations and copyrights, the applications therefor and the licenses with respect thereto (collectively, "Intellectual Property Rights") that are necessary to the conduct of the business of the Company and the Subsidiaries as conducted as of the date hereof. Except as set forth on Schedule 3.16 hereto, (i) the Company and the Subsidiaries conduct such business in all material respects without infringement or claim of infringement of any Intellectual Property Right of others and the conduct by the Surviving Corporation after the Effective Time of such business, in substantially the same manner as it is currently conducted, will not infringe or misappropriate or otherwise violate in any respect material to the business of the Company the Intellectual Property Rights of any other person or constitute in any respect material to the business of the Company a breach or violation of any agreement relating to the Intellectual Property Rights of the Company and the Subsidiaries (other than as a result of agreements to which Parent or any of its affiliates is a party); (ii) the Company or a Subsidiary is, and after the consummation of the Merger will be, the sole and exclusive owner of, or have a valid license or other legal right to use, each Intellectual Property Right that is material to the business of the Company and the Subsidiaries, in each case free and clear of any liens and encumbrances (other than Permitted Liens) and, to the best knowledge of the Company, no person is challenging, infringing, misappropriating or otherwise violating any such Intellectual Property Rights or claiming that the conduct of the business of the Company and the Subsidiaries, as conducted as of the date hereof, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party; (iii) the Company is not aware of any impediment to the registration of any material trademark that is currently the subject of any application for registration; and (iv) none of the material Intellectual Property Rights of the Company and the Subsidiaries is the subject of any outstanding order, ruling, decree, judgment or stipulation.

     SECTION 3.17 Trade Secrets. No third party has claimed or notified the Company or any Subsidiary that any person employed by or otherwise affiliated with the Company or any Subsidiary has, in respect of his or her activities to date, violated any of the terms or conditions of his or her employment contract with any third party, or disclosed or utilized any trade secrets or proprietary information or documentation of any third party, or interfered in the employment relationship between any third party and any of its employees, and to the best knowledge of the Company, no person employed by or otherwise affiliated with the Company or any Subsidiary has employed any trade secrets or any information or documentation proprietary to any former employer, or violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any products of the Company or any Subsidiary.

     SECTION 3.18 Labor Matters. Neither the Company nor any of the Subsidiaries is or has been a party to any collective bargaining or union agreement, and no such agreement is or has been applicable to any employees of the Company or any of the Subsidiaries. There are not any controversies between the Company or any of the Subsidiaries and any of such employees that might reasonably be expected to have a Material Adverse Effect on the Company, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or, to the best knowledge of the Company, threatened against the Company or any Subsidiary. To the best knowledge of the Company, there are no labor unions or other organizations representing or purporting to represent any employees of the Company or any of the Subsidiaries and there are not any organizational efforts currently being made or threatened involving any of such employees.

     SECTION 3.19 Severance Arrangements. Except as set forth on Schedule 3.19 hereto, neither the Company nor any Subsidiary is party to any agreement with any employee (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement or (ii) providing severance benefits in excess of those generally available under the Company's severance policies as in effect on the date hereof (which are described on Schedule 3.19), or which are conditioned upon a change of control, after the termination of employment of such employees regardless of the reason for such termination of employment. Except as set forth on Schedule 3.19, neither the Company nor any Subsidiary is a party to any employment agreement or compensation guarantee extending for a period longer than one year from the date hereof.

     SECTION 3.20 Taxes. (a) Except as set forth on Schedule 3.20 hereto, each of the Company and the Subsidiaries has (i) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined), which Returns correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Company and the Subsidiaries, (ii) timely paid or withheld all Taxes that are due and payable with respect to the Returns referred to in clause (i) (other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the Company's most recent consolidated financial statements included in the Company SEC Filings made prior to the date hereof),
(iii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and the Subsidiaries through the date hereof, and (iv) to the best knowledge of the Company, complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. Except for Taxes for which adequate reserves have been established as indicated in clauses
(ii) and (iii), neither the Company nor any Subsidiary has any liability for any Taxes as a member, or as a result of having been a member, of any consolidated, combined, unitary, or aggregate group of companies.

     (b) Except as set forth on Schedule 3.20, (i) there is no deficiency, claim, audit, action, suit, proceeding, or investigation now pending or, to the best knowledge of the Company, threatened against or with respect to the Company or any Subsidiary in respect of any Taxes; and (ii) there are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Subsidiary and any taxing authority.

     (c) Except as set forth on Schedule 3.20, neither the Company nor any Subsidiary has executed or entered into (or prior to the Effective Time will execute or enter into) with the Internal Revenue Service or any taxing authority
(i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which the Company or any Subsidiary would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of foreign, state or local Tax law that relates to the assets or operations of the Company or any Subsidiary.

     (d) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean all federal, state, local, foreign or other taxing authority net income, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

     SECTION 3.21 Employee Benefit Plans.  (a) Except as set forth on Schedule
3.21 hereto, each of the Company and the Subsidiaries has complied and currently is in compliance in all material respects, both as to form and operation, with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code with respect to each "employee benefit plan" as defined under Section 3(3) of ERISA (a "Plan") which the Company or any Subsidiary (i) has ever adopted, maintained, established or to which any of the same has been required to contribute to or has ever contributed or (ii) currently maintains or to which any of the same currently contributes or is required to contribute or (iii) currently participates in or is required to participate in.

     (b) Except as set forth on Schedule 3.21, neither the Company nor any Subsidiary has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due or owing from the Company or any of the Subsidiaries on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

     (c) Other than routine claims for benefits and liability for premiums due to the Pension Benefit Guaranty Corporation, neither the Company nor any Subsidiary has incurred any material liability with respect to a Plan that is currently due and owing and has not yet been satisfied, including, without limitation, under ERISA (including, without limitation, Title I or Title IV thereof), the Code or other applicable law, and no event has occurred, and, to the best knowledge of the Company, there exists no condition or set of circumstances (other than the accrual of benefits under the normal terms of the Plans), that could result in the imposition of any material liability on the Company or any Subsidiary with respect to a Plan, including, without limitation, under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to a Plan.

     (d) Except as required by applicable law or as set forth on Schedule 3.21, neither the Company nor any Subsidiary has committed itself, orally or in writing, (x) to provide or cause to be provided to any person any payments or provision of any "welfare" or "pension" benefits (as defined in Sections 3(1) and 3(2) of ERISA) in addition to, or in lieu of, those payments or benefits set forth under any Plan, (y) to continue the payment of, or accelerate the payment of, benefits under any Plan, except as expressly set forth thereunder or (z) to provide or cause to be provided any severance or other post-employment benefit, salary continuation, termination, disability, death, retirement, health or medical benefit to any person (including, without limitation, any former or current employee) except as set forth under any Plan.

     SECTION 3.22 Environmental Matters. Each of the Company and the Subsidiaries conducts its business and operations in material compliance with all applicable environmental laws, ordinances and regulations, and neither the Company nor any Subsidiary has received notice of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use,

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treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste (collectively, an "Environmental Event") by the Company or any Subsidiary. To the best knowledge of the Company, no notice of any Environmental Event was given to any person or entity that occupied any of the premises occupied by or used by the Company or any Subsidiary prior to the date such premises were so occupied. Without limiting the generality of the foregoing, to the best knowledge of the Company, neither the Company nor any Subsidiary has disposed of or placed on or in any property or facility used in its business any waste materials, hazardous materials or hazardous substances in violation of law.

     SECTION 3.23 Contracts. Schedule 3.23 sets forth a list of the following contracts, agreements, commitments and other instruments:

             (i) all continuing contracts for the future purchase, sale, development or manufacture of products, material, supplies, equipment, software or services requiring payment to or from the Company or any Subsidiary in an amount in excess of $1,000,000 per annum (x) which is not terminable on 120 days' or less notice without costs or other liability at or at any time after the Effective Time, or (y) in which the Company or such Subsidiary has granted or received manufacturing rights, most favored nations pricing provisions or exclusive marketing or other exclusive rights relating to any software or types of products or services or territory or (z) which require consent or are otherwise terminable upon a change of control of the Company;

             (ii) all contracts providing for the development of software for, or license of software to, the Company or any Subsidiary at a cost of $250,000 or more (other than software licensed to the Company or any Subsidiary from a third party as to which the Company or such Subsidiary has a fully-paid perpetual license to use and distribute without any restrictions or limitations, or that is generally available to the public from such third party at a per copy license fee of less than $5,000, but including any site or corporate license and each agreement providing for either the delivery of source code or the escrow of source code for the benefit of the licensee or any original equipment manufacturer, and each distribution or other agreement that requires the Company or any Subsidiary to perform any ongoing development of software including updates and error corrections);

             (iii) all joint venture, partnership or other agreements that involve or are reasonably expected to involve a sharing of profits or losses in excess of $100,000 per annum with any other party;

             (iv) any indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with generally accepted accounting principles which require payment by the Company of amounts in excess of $50,000 per annum;

             (v) any agreement specified in (i) above that restricts the Company or any Subsidiary from engaging in any material aspect of its business or competing in any line of business in any geographic area or in any functional area or that requires the Company or any Subsidiary to distribute or use exclusively a third party technology or product and any other such agreements not listed in (i) above where the restrictions contained therein could have a Material Adverse Effect on the Company;

             (vi) any agreement between or among the Company and any Subsidiary regarding intercompany loans, revenue or cost sharing, ownership or license of Intellectual Property Rights, intercompany royalties or dividends or similar matters;

             (vii) all dealer, distributor, sales representative, original equipment manufacturer, value added remarketer, subcontractor or other agreements for the ongoing distribution by third parties of the products and services of the Company or any Subsidiary which require payments in excess of $50,000 per annum;

             (viii) any agreement by the Company or any Subsidiary regarding directors and officers indemnification;

             (ix) any other agreement, contract or commitment by the Company or any Subsidiary relating to capital expenditures or involving future obligations in excess of $750,000;

             (x) any voting trust or stockholders agreement known to the Company between or among the Company or any Subsidiary and stockholders of the Company; and

             (xi) any tax sharing or tax indemnification agreement between or among the Company or any Subsidiary.

     Except as set forth on Schedule 3.23 or as disclosed in the Company SEC Filings made prior to the date hereof, there are not contracts or agreements that are material to the conduct of the business of the Company and the Subsidiaries or to the financial condition or results of operations of the Company and the Subsidiaries, taken as a whole. The Company has delivered to Parent complete and accurate copies of the contracts and agreements set forth on
Schedule 3.23 and each such contract or agreement is a valid and subsisting agreement, without any material default of the Company or any Subsidiary thereunder and, to the best knowledge of the Company, without any material default thereunder of the other party thereto. Except as set forth on Schedule 3.23, the Company has not received notice of any cancellation or termination of, or of any threat to cancel or terminate, any such contracts or agreements. The Company has no contracts requiring payment to the Company of amounts in excess of $1,000,000 per annum which may be terminated by the customer on 120 days' notice or less. The Company has no obligation to extend or to provide any services pursuant to any customer contracts that by their own terms expire on or before December 31, 1999.

     SECTION 3.24 Customer Relationships. Except as set forth on Schedule 3.24 hereto, neither the Company nor any Subsidiary has, since December 31, 1998, lost, or been notified that it will lose or suffer diminution in, and to the best knowledge of the Company no representative of any customer has notified the Company or any Subsidiary that, in the event of a change of ownership of the Company such as contemplated by this Agreement, the Company or any Subsidiary would, lose or suffer diminution in its relationship with any material customer, except, with respect to events occurring after the date hereof and on or prior to Effective Time, where any such loss or diminution would not have a Material Adverse Effect on the Company.

     SECTION 3.25 Certain Transactions. Except as disclosed in the Company SEC Filings made prior to the date hereof or as set forth on Schedule 3.25 hereto, there are no existing or proposed material transactions or arrangements between the Company or any Subsidiary and (i) any director or executive officer of the Company or (ii) any other person or entity controlling or under common control with the Company.

     SECTION 3.26 Insurance. The Company and the Subsidiaries maintain policies of fire, liability, workers' compensation and other forms of insurance providing insurance coverage to or for the Company or any of the Subsidiaries for events or occurrences arising or taking place, in the case of occurrence type insurance, and for claims made and/or suits commenced, in the case of claims-made type insurance, that provide insurance in such amounts and against such risks as is customary for companies engaged in similar businesses to protect the employees, properties, assets, businesses and operations of the Company and the Subsidiaries. Except as set forth on Schedule 3.26 hereto, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are in full force and effect in all material respects and will remain in full force and effect and will not in any way in any material respect be affected by, or terminate or lapse by reason of, any of the transactions contemplated hereby.

     SECTION 3.27 State Takeover Statute. Prior to the date hereof, the Board of Directors of the Company has approved this Agreement, the Option Agreement and the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and any of such other transactions the provisions of Section 203 of the Delaware GCL.

     SECTION 3.28 Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers Inc., dated September 3, 1999, substantially to the effect that the consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view, a copy of which opinion has been delivered to Parent.

     SECTION 3.29 Brokers. No person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of the Company, other than Lehman Brothers Inc. pursuant to an engagement letter dated August 16, 1999, a copy of which has been furnished to Parent.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company as follows:

     SECTION 4.01 Organization and Qualification. Parent is a company duly organized, validly existing and in good standing under the laws of Guernsey, Channel Islands and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

     SECTION 4.02 Subsidiaries. Each subsidiary of Parent is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as it is now being conducted. Each subsidiary of Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

     SECTION 4.03 Authority Relative to Agreement. Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent (including, without limitation, any action by its stockholders) are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

     SECTION 4.04 Non-Contravention. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby will not (i) conflict with any provision of the Memorandum or Articles of Association of Parent or (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its properties, other than any such violation, default, loss or acceleration that would not materially adversely affect the ability of Parent to consummate the transactions contemplated hereby and which would not otherwise have a Material Adverse Effect on Parent.

     SECTION 4.05 Capitalization. The authorized capital stock of Parent consists of (i) 500,000,000 Ordinary Shares, L0.01 par value, (ii) 50,000,000 Ordinary Nonvoting Shares, L0.01 par value, and (iii) 25,000,000 Preferred Shares, L0.01 par value. As of August 24, 1999, 174,589,951 Ordinary Shares and 24,210,073 Ordinary Nonvoting Shares were issued and outstanding, all of which were duly and validly issued, fully paid and nonassessable, and no Preferred Shares were outstanding. Except for options to purchase an aggregate 6,600,000 Ordinary Shares granted pursuant to Parent's Stock Option Plans, as of the date hereof no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable for, any shares of any class of capital stock of Parent or any subsidiary thereof is authorized or outstanding and as of the date hereof there is not any commitment of Parent or any such subsidiary to issue any shares, warrants, options or other such rights or to

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

distribute to holders of any class of its capital stock any evidences of indebtedness or assets. As of the date hereof, neither Parent nor any of its subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof.

     SECTION 4.06 SEC Filings. Parent has provided to the Company true and complete copies of (i) the Annual Report of Parent on Form 20-F for the year ended September 30, 1998, (ii) the Quarterly Reports of Parent on Form 6-K for the three months ended December 31, 1998, March 31, 1999 and June 30, 1999,
(iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company subsequent to June 1, 1998, and (iv) all other reports, statements and registration statements filed by Parent with the SEC subsequent to June 1, 1998 (collectively, the "Parent SEC Filings"). The Parent SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.07 Financial Statements. The consolidated financial statements of Parent included in the Parent SEC Filings have been prepared in accordance with generally accepted accounting principles consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of Parent included in the Parent SEC Filings fairly present the financial position of Parent and its subsidiaries as of their respective dates, and the related consolidated statements of operations, stockholders' equity and cash flows included in the Parent SEC Filings fairly present the results of operations of Parent and its subsidiaries for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. Except for liabilities or obligations that are accrued or reserved against in the Company's financial statements (or reflected in the notes thereto) included in the Company SEC Filings made prior to the date hereof or that were incurred subsequent to June 30, 1999 in the ordinary course of business and consistent with past practice, none of the Company and its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet (or reflected in the notes thereto) or which would have a Material Adverse Effect on Parent.

     SECTION 4.08 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (i) compliance by Parent with the HSR Act, (ii) filings pursuant to Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as contemplated by Section 6.02 hereof, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL, and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Parent to consummate the transactions contemplated hereby.

     SECTION 4.09 Disclosure Documents. None of the information to be supplied by Parent or Acquisition for inclusion in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act, and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to statements made therein based on information supplied by the Company, or its respective representatives for inclusion in the Registration Statement or the Proxy Statement or with respect to information concerning the Company or any of the Subsidiaries incorporated by reference in the Registration Statement or the Proxy Statement.

     SECTION 4.10 Compliance with Laws. Neither Parent nor any subsidiary of Parent is in default under or in violation of any order of any court, governmental authority or arbitration board or tribunal to which Parent or such subsidiary is or was subject or in violation of any laws, ordinances, governmental rules or regulations (including, but not limited to, those relating to export controls, labor and employment matters and foreign corrupt practices) to which Parent or any subsidiary of Parent is or was subject, except for such defaults or violations that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any subsidiary of Parent has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which failure could reasonably be expected to have a Material Adverse Effect on Parent, and, after giving effect to the transactions contemplated hereby, all such licenses, permits, franchises and other governmental authorizations will continue to be valid and in full force and effect except where such failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Parent.

     SECTION 4.11 Litigation. There is no action, suit, investigation, proceeding or claim pending or, to the best knowledge of Parent, threatened against or affecting Parent or any subsidiary of Parent, or their respective properties or rights, before any governmental body or arbitration board or tribunal, either alone or together with other similar actions, the outcome of which could be reasonably expected to have a Material Adverse Effect on Parent.

     SECTION 4.12 Brokers. No person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Parent or Acquisition, other than Goldman Sachs & Co.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF ACQUISITION

     Acquisition represents and warrants to the Company as follows:

     SECTION 5.01 Organization and Qualification. (a) Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

     (b) Since the date of its incorporation, Acquisition has not engaged in any activity other than in connection with or as contemplated by this Agreement and the Merger.

     SECTION 5.02 Authority Relative to Agreement. Acquisition has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Acquisition and the consummation by Acquisition of the transactions contemplated hereby have been duly authorized by the Board of Directors of Acquisition and by Parent as its sole stockholder, and no other corporate proceedings on the part of Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition and constitutes the legal, valid and binding obligation of Acquisition, enforceable against Acquisition in accordance with its terms.

     SECTION 5.03 Non-Contravention. The execution and delivery of this Agreement by Acquisition and the consummation by Acquisition of the transactions contemplated hereby will not (i) conflict with any provision of the Certificate of Incorporation or By-Laws of Acquisition or (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquisition or its properties, other than any such violation, default, loss or acceleration that would not materially adversely affect the ability of Acquisition to consummate the transactions contemplated hereby.

     SECTION 5.04 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Acquisition in connection with the execution and delivery of this Agreement by Acquisition or the consummation by Acquisition of the transactions contemplated hereby, except for (i) compliance by Acquisition with the HSR Act, (ii) filings pursuant to Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as contemplated by
Section 6.02 hereof, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL, and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Acquisition to consummate the transactions contemplated hereby.

                                   ARTICLE VI
                               CERTAIN AGREEMENTS

     SECTION 6.01 Conduct of the Company's Business. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing or as otherwise expressly contemplated by this Agreement:

          (a) the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

          (b) neither the Company nor any Subsidiary shall, directly or indirectly, do any of the following: (i) sell, pledge, dispose of or encumber (or permit any Subsidiary to sell, pledge, dispose of or encumber) any assets of the Company or any Subsidiary, except in the ordinary course of business; (ii) amend or propose to amend its Certificate of Incorporation or By-Laws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares (except for any dividends paid in the ordinary course to the Company or to any wholly-owned Subsidiary); (iv) redeem, purchase, acquire or offer to acquire (or permit any Subsidiary to redeem, purchase, acquire or offer to acquire) any shares of its capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

          (c) neither the Company nor any Subsidiary shall (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to the Company Stock Plans or otherwise; provided that the Company may issue shares of Company Common Stock upon the exercise of currently outstanding options referred to in Section 3.05 hereof and the Company may grant options under the Company Stock Plans to new non-management employees in amounts and on terms consistent with past practice, in any event not to exceed 150,000 shares in the aggregate; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (except an existing wholly-owned Subsidiary); (iii) incur any indebtedness for borrowed money or issue any debt securities in an amount exceeding $1,000,000 in the aggregate; (iv) enter into or modify any material contract, lease, agreement or commitment, except in the ordinary course of business and consistent with past practice; (v) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims except in the ordinary course of business or (vi) settle or compromise any material claim, action, suit or proceeding pending or threatened against the Company, or, if the Company may be liable or obligated to provide indemnification, against the Company's directors or officers, before any court, governmental agency or arbitrator; provided that nothing herein shall require any action that might impair or otherwise affect the obligation of any insurance carrier under any insurance policy maintained by the Company;

          (d) neither the Company nor any Subsidiary shall grant any increase in the salary or other compensation of its employees or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee of the Company or any Subsidiary except (i) pursuant to the terms of employment agreements in effect on the date hereof and previously disclosed to Parent, (ii) in the case of employees who are not executive officers of the Company, in the ordinary course of business and consistent with past practice, and (iii) that the Company may grant options under the Company Stock Plans to new non-management employees in amounts and on terms consistent with past practice, in any event not to exceed 150,000 shares in the aggregate;

          (e) neither the Company nor any Subsidiary shall (except for salary increases for employees who are not executive officers of the Company in the ordinary course of business and consistent with past practice) adopt or amend, in any respect, except as contemplated hereby or as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees (including, without limitation, any such plan or arrangement relating to severance or termination pay);

          (f) neither the Company nor any Subsidiary shall take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; and

          (g) each of the Company and the Subsidiaries shall use its commercially reasonable efforts, to the extent not prohibited by the foregoing provisions of this Section 6.01, to maintain its relationships with its suppliers and customers, and if and as requested by Parent or Acquisition, (i) the Company shall use its reasonable best efforts to make reasonable arrangements for representatives of Parent or Acquisition to meet with customers and suppliers of the Company or any Subsidiary, and
     (ii) the Company shall make reasonable arrangements to schedule, and to the extent reasonably requested, the management of the Company shall participate in, meetings of representatives of Parent or Acquisition with employees of the Company or any Subsidiary.

     SECTION 6.02 Conduct of Parent's Business. Parent covenants and agrees that, on or prior to the Effective Time, unless the Company shall otherwise consent in writing or as otherwise expressly provided by this Agreement:

          (a) neither Parent nor any of its subsidiaries shall declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its shares (except for any dividends paid to Parent or to any wholly-owned subsidiary) unless Parent also makes provision for such dividend to be declared and paid on the Parent Ordinary Shares to be issued in the Merger;

          (b) neither Parent nor any of its subsidiaries shall take any action that would make any representation or warranty of Parent or Acquisition hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

     SECTION 6.03 Stockholder Approval. (a) As soon as reasonably practicable, the Company shall take all action necessary in accordance with the Delaware GCL and its Certificate of Incorporation and By-Laws to call, give notice of and convene a meeting (the "Company Meeting") of its stockholders to consider and vote upon the approval and adoption of this Agreement and the Merger and for such other purposes as may be necessary or desirable. The Board of Directors of the Company has determined that the Merger is advisable and in the best interests of the stockholders of the Company and shall, subject to its fiduciary duties as advised by counsel, recommend that the stockholders of the Company vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to stockholders in connection therewith.

     (b) Parent and the Company shall, as promptly as practicable, prepare and file with the SEC a proxy statement/prospectus and form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger and the issuance of Parent Ordinary Shares pursuant to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein referred to as, the "Proxy Statement"). Parent will, as promptly as practicable, prepare and file with the SEC a registration statement on Form F-4 containing the Proxy Statement, in connection with the registration under the Securities Act of the Parent Ordinary Shares issuable upon conversion of the shares of Company Common Stock and the other transactions contemplated hereby. Parent and the Company shall use their best efforts to have or cause the Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable date and shall use its reasonable best efforts to hold the Company Meeting as soon as practicable after the date hereof.

     (c) Parent and the Company shall notify each other of the receipt of any comments of the staff of the SEC and of any requests by the staff for amendments or supplements to the Proxy Statement or the Registration Statement, or for additional information, and shall promptly supply the Company with copies of all correspondence between Parent or the Company (or its representatives) and the staff of the SEC with respect thereto. If, at any time prior to the Company Meeting, any event should occur relating to or affecting the Company, Parent or Acquisition, or to their respective officers or directors, which event should be described in an amendment or supplement to the Proxy Statement or the Registration Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities laws, distributing to the Company's stockholders such amendment or supplement.

     SECTION 6.04 Access to Information. (a) The Company shall, and shall cause the Subsidiaries and its and their respective officers, directors, employees, representatives and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives and agents of Parent reasonable access during regular business hours to its officers, employees, agents, properties, books, records and workpapers, and shall promptly furnish Parent all financial, operating and other information and data as Parent, through its officers, employees or agents, may reasonably request.

     (b) Except as required by law, Parent shall hold, and will cause its respective officers, employees, representatives and agents to hold any confidential information in accordance with the Confidentiality Agreement dated August 21, 1999 between the Company and Parent (the "Confidentiality Agreement").

     (c) No investigation pursuant to this Section 6.03 shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

     SECTION 6.05 Further Assurances. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings (including, without limitation, any necessary filings under the HSR Act); provided that the foregoing shall not require Parent to agree to make, or to permit the Company or any Subsidiary to make, any divestiture of a significant asset in order to obtain any waiver, consent or approval.

     (b) The Company agrees to cooperate with Parent in the preparation by Parent of a registration statement on Form S-3 in connection with Parent's proposed secondary offering of its Ordinary Shares, as well as any necessary amendments and post-effective amendments thereto. The Company agrees to provide financial statements and any other information with respect to the Company not previously provided to be included in such registration statement and will use its reasonable best efforts to cause the Company's accountants to deliver any necessary or required information or instruments, including opinions and consents.

     SECTION 6.06 Inquiries and Negotiations. (a) From the date hereof until the termination hereof, the Company, the Subsidiaries and their respective officers, directors, employees, representatives and other agents will not, directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with or, subject to the fiduciary duties of the Company's Board of Directors as advised by counsel, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any person, corporation, entity or "group" (as defined in Section 13(d) of the Exchange Act) other than Parent and its affiliates, representatives and agents (each, a "Third Party") in connection with any merger, consolidation, sale of any Subsidiary or division that is material to the business of the Company and the Subsidiaries, sale of shares of capital stock or other equity securities, tender or exchange offer, recapitalization, debt restructuring or similar transaction involving the Company (such transactions being hereinafter referred to as "Alternative Transactions"). The Company shall immediately notify Parent if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of an Alternative Transaction, and shall, in any such notice to Parent, indicate the identity of the Third Party and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Prior to furnishing any non-public information to, or entering into negotiations or discussions with, any Third Party, the Company shall obtain an executed confidentiality agreement from such Third Party on terms substantially the same as, or no less favorable to the Company in any material respect than, those contained in the Confidentiality Agreement. The Company shall not release any Third Party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party. As of the date hereof, except as contemplated above, the Company shall cease, and shall cause the Subsidiaries and the officers, directors, employees, representatives and other agents of the Company and the Subsidiaries to cease all discussions, negotiations and communications with all Third Parties and demand the immediate return of all confidential information previously provided to Third Parties.

     (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent, within two business days following such Payment Event, (i) a fee of $6,420,000 in cash, plus (ii) all reasonable and documented out-of-pocket costs and expenses of Parent and Acquisition, including, without limitation, fees and expenses of counsel, accountants, investment bankers and other advisors, filling fees and printing expenses. In the event that this Agreement shall be terminated for any other reason and the Company shall have failed to comply with or perform, or shall have breached, in any material respect, any of its covenants or agreements contained herein, the Company shall pay to Parent, within two business days following such termination, the fees and expenses referred to in clause (ii) of the preceding sentence; provided that the fees and expenses described in clauses (i) and (ii) above shall not be so payable if Parent or Acquisition shall have failed to comply with or perform, or shall have breached, in any material respect, any of its covenants or agreements contained herein.

     (c) For purposes of this Agreement, the term "Payment Event" means any of
(x) the termination of this Agreement by Parent pursuant to Section 8.01(d); (y) the Company's entering into a written agreement with respect to an Alternative Transaction or the commencement of a tender offer by a Third Party, as contemplated by Section 8.01(c); or (z) the occurrence of any of the following events within six months of the date of termination of this Agreement (unless this Agreement was terminated pursuant to Section 8.01(a) and the Company was not in breach in any material respect of any representation, warranty or covenant at the time of such termination) whereby stockholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or the Subsidiaries otherwise held by the stockholders of the Company after such event, in excess of $10.50 per share of Company Common Stock: (i) the Company is acquired by merger or otherwise by a Third Party; (ii) a Third Party acquires more than 50% of the total assets of the Company and the Subsidiaries, taken as a whole; (iii) a Third Party acquires more than 30% of the outstanding shares of Company Common Stock or (iv) the Company adopts and implements a plan of liquidation or share repurchase relating to more than 50% of such outstanding shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and the Subsidiaries, taken as a whole.

     (d) The Company acknowledges that the agreements contained in this Section
6.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Acquisition would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 6.06, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 6.06, the Company shall also pay to Parent and Acquisition their costs and expenses incurred in connection with such litigation.

     (e) This Section 6.06 shall survive any termination of this Agreement, however caused.

     SECTION 6.07 Notification of Certain Matters. The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

     SECTION 6.08 Indemnification. (a) The Company shall and, from and after the Effective Time, Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of the Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any of the Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all losses, claims, damages, costs, expenses, liabilities or judgments based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the Delaware GCL to indemnify its own directors, officers and employees, as the case may be (the Company, Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of an undertaking contemplated by Section 145(e) of the Delaware GCL). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and Parent and the Surviving Corporation after the Effective Time), (ii) the Company (or after the Effective Time, Parent and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Company (or after the Effective Time, Parent and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of the Company, Parent or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this Section 6.08, upon learning of any such claim, action, suit or proceeding or investigation, shall promptly notify the Company, Parent or the Surviving Corporation (but the failure to so notify an indemnifying party shall not relieve it from any liability which it may have had under this Section 6.08 except to the extent such failure prejudices such party), and shall deliver to the Company (or after the Effective Time, Parent and the

Surviving Corporation) the undertaking contemplated by Section 145(e) of the Delaware GCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The obligations of the parties set forth in this Section 6.08(a) shall be in furtherance of and not in limitation of succeeding paragraphs of this Section 6.08.

     (b) From and after the Effective Time, the Surviving Corporation and Parent will fulfill, assume and honor in all respects the obligations of the Company pursuant to the Company's Certificate of Incorporation, Bylaws and any indemnification agreement between the Company and the Company's directors and officers existing and in force as of the Effective Time.

     (c) Parent and the Surviving Corporation shall, until the sixth anniversary of the Effective Time or such earlier date as may be mutually agreed upon by Parent, the Surviving Corporation and the applicable Indemnified Party, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and the Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are not less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time. In lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Company may purchase a six-year extended reporting period endorsement ("reporting tail coverage") under its existing directors' and liability insurance coverage. In no event shall Parent or the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph (c) any amount per year in excess of 150% of the aggregate premiums paid by the Company and the Subsidiaries in the fiscal year ending December 31, 1999 for directors' and officers' liability insurance.

     (d) This Section 6.08 shall survive the consummation of the Merger is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on the successors and assigns of the Surviving Corporation.

     SECTION 6.09 Affiliates of the Company. The Company has identified to Parent each person who is, as of the date hereof, an affiliate of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its commercially reasonable efforts to cause each such affiliate to deliver to Parent, on or prior to the Effective Time, a written agreement that the affiliate will not sell, pledge, transfer or otherwise dispose of shares of Parent Common Stock issued to such affiliate pursuant to the Merger, except in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

     SECTION 6.10 NYSE Listing. Parent shall use its best efforts to cause the Parent Ordinary Shares constituting the Merger Consideration and the Parent Ordinary Shares issuable upon exercise of the New Options to be listed on the NYSE, subject to official notice of issuance thereof.

     SECTION 6.11 Stock Option Registration. Parent shall file with the SEC a registration statement on Form S-8 (or other appropriate form) or a post-effective amendment to the Registration Statement and shall take any action required to be taken under state securities "blue sky" laws for purposes of registering all shares of Parent Common Stock issuable after the Effective Time upon exercise of the New Options contemplated by Section 2.02 hereof, and shall use all reasonable efforts to have such registration statement or post-effective amendment become effective with respect thereto as promptly as practicable after the Effective Time, but not later than 30 days after the Effective Time. The Company Stock Plans shall terminate effective as of the Effective Time. Parent shall reserve for issuance sufficient Parent Ordinary Shares issuable upon exercise of the New Options.

     SECTION 6.12 Comfort Letters. Each of the Company and Parent shall use their respective commercially reasonable efforts to cause to be delivered to the other a letter of its independent certified public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the other, in form and substance reasonably satisfactory to the other and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     SECTION 6.13 Stay Bonuses. The Parent and the Company agree that from and after the date hereof, the Company and Parent shall allocate cash and options with an aggregate value of approximately $3,500,000 in "stay bonuses" (of which at least $2,000,000 will be payable in cash) to be paid to key employees of the Company identified by the Company upon consultation with Parent. Such stay bonuses shall be in such amounts and payable on such dates, beginning three months after the Effective Time, as determined by the Company upon consultation with Parent to such key employees who remain employees in good standing with the Company.

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

     SECTION 7.01 Conditions to the Obligation of Parent and Acquisition. The respective obligations of Parent and Acquisition to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent or Acquisition, as the case may be, to the extent permitted by applicable law.

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects material to the business of the Company on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (provided that representations and warranties made as of a particular date shall be true as of such date); the Company shall have performed in all material respects all of its obligations under this Agreement theretofore to be performed, and Parent shall have received at the Effective Time a certificate to that effect dated the Effective Time and executed by the chief executive officer or chief financial officer of the Company.

     (b) Stockholder Approval. This Agreement shall have been duly approved by the holders of a majority of the outstanding shares of Company Common Stock, in accordance with applicable law and the Certificate of Incorporation and By-Laws of the Company.

     (c) Injunction, etc. There shall not be (i) in effect any preliminary or permanent injunction or other order or governmental or regulatory agency of competent jurisdiction which restrains, enjoins or otherwise prohibits, or imposes material and adverse conditions upon consummation of the transactions contemplated herein, (ii) in effect any pending or threatened suit, action or proceeding by any governmental or regulatory agency of competent jurisdiction or any third party seeking to prohibit or limit the ownership or operations by Parent, the Company or any of their respective subsidiaries, or to compel Parent, the Company or their respective subsidiaries, in the aggregate, to dispose of or hold separate, any of the material assets or business segments of the Company, in each case, as a result of the transactions contemplated hereby, or (iii) any pending or threatened action by a government or regulatory agency of competent jurisdiction which could have any of the effects referred to in (i) above; provided, however, that prior to invoking this condition Parent shall use all commercially reasonable efforts to have such injunction or order vacated.

     (d) Registration Statement; "Blue Sky" Permits. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for such purpose shall have been initiated and be continuing or threatened by the SEC. Parent shall have received all state securities laws or "blue sky" permits and other authorizations necessary to issue Parent Ordinary Shares in exchange for the shares of Company Common Stock in the Merger.

     (e) Listing of Parent Ordinary Shares. The Parent Ordinary Shares constituting the Merger Consideration and the other such shares required to be reserved for issuance in connection with the Merger, including the Parent Ordinary Shares issuable upon exercise of the New Options, shall have been authorized for listing on the NYSE, subject to notice of official issuance.

     (f) Governmental Filings and Consents. All governmental filings required to be made prior to the Effective Time by the Company with, and all governmental consents required to be obtained prior to the Effective Time by the Company or Parent from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by the Company or Parent and the consummation of the transactions contemplated hereby shall have been made or obtained, except where the failure to make such filing or obtain such consent would not reasonably be expected to result in a Material Adverse Effect on Parent (assuming the Merger had taken place) and the waiting periods under the HSR Act shall have expired or been terminated.

     (g) Delivery of Comfort Letter. The Company's independent certified public accountants shall have delivered to the Company, for delivery by it to Parent, one or more letters with respect to the financial information contained in the Proxy Statement and Registration Statement in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent certified public accountants in connection with registration statements similar to the Registration Statement.

     (h) Affiliate Letters. Each affiliate of the Company shall have executed and delivered to Parent an affiliate letter as contemplated by Section 6.09 hereof.

     (i) Tax Opinion. Parent shall have received a written opinion, dated as of the Effective Time, from counsel to Parent to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; it being understood that in rendering such opinion, such counsel shall be entitled to rely upon customary representations provided by the parties hereto and certain stockholders of the Company substantially in the forms attached hereto as Exhibits C and D.

     (j) No Material Adverse Effect. The Company shall not have suffered after the date of this Agreement any change which has had, or in the reasonable opinion of Parent could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 7.02 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law.

     (a) Representations and Warranties. The representations and warranties of Parent and Acquisition set forth in this Agreement shall be true and correct in all respects material to the business of Parent on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (provided that representations and warranties made as of a particular date shall be true as of such date); Parent and Acquisition shall have performed in all material respects all of their respective obligations under this Agreement theretofore to be performed, and the Company shall have received at the Effective Time a certificate to that effect dated the Effective Time and executed by the chief executive officer or chief financial officer of Parent.

     (b) Stockholder Approval. This Agreement shall have been duly approved by the holders of a majority of the outstanding shares of Company Common Stock, in accordance with applicable law and the Certificate of Incorporation and By-Laws of the Company.

     (c) Injunction. There shall not be (i) in effect any preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction which restrains, enjoins or otherwise prohibits, or imposes material and adverse conditions upon consummation of the transactions contemplated herein, or (ii) any pending or threatened action by a governmental or regulatory agency of competent jurisdiction which could have any of the effects referred to in (i) above; provided, however, that prior to invoking this condition the Company shall use all commercially reasonable efforts to have such injunction or order vacated.

     (d) Registration Statement; "Blue Sky" Permits. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for such purpose shall have been initiated and be continuing or threatened by the SEC. Parent shall have received all state securities laws or "blue sky" permits and other authorizations necessary to issue Parent Ordinary Shares in exchange for the shares of Company Common Stock in the Merger.

     (e) Listing of Parent Ordinary Shares. The Parent Ordinary Shares constituting the Merger Consideration and such other shares required to be reserved for issuance in connection with the Merger, including

Parent Ordinary Shares issuable upon exercise of the New Options, shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     (f) Tax Opinion. The Company shall have received a written opinion, dated as of the Effective Time, from counsel to the Company to the effect that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company may receive and rely upon customary representations contained in certificates of Parent, Acquisition and the Company, and certain stockholders of the Company, substantially in the forms attached hereto as Exhibits C and D, and upon such other certificates as such counsel may reasonably request.

     (g) No Material Adverse Effect. Parent shall not have suffered since June 30, 1999 any change which has had, or in the reasonable opinion of the Company could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     (h) Payment of Fees. Payment in full of all transaction expenses of the Company (including the fees and expenses of lawyers, accountants, investment bankers and other advisors of the Company, which fees and expenses shall not exceed $4,500,000) and all change of control payments and other amounts due employees at the Effective Time.

                                  ARTICLE VIII
                          TERMINATION AND ABANDONMENT

     SECTION 8.01 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

     (a) by mutual action of the boards of directors of Parent and the Company;

     (b) by either the Company or Parent, if (i) the conditions to its obligations under Sections 7.01 and 7.02, as applicable, shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the other party on or before February 28, 2000, or
(ii) the Merger shall not have been effected on or prior to the close of business on February 28, 2000; unless, in any case, such event has been caused by the breach of this Agreement by the party seeking such termination;

     (c) by the Company if, prior to stockholder approval of this Agreement and the Merger, the Company shall enter into a definitive written agreement with respect to an Alternative Transaction with a Third Party, or a Third Party has commenced a tender offer which, in either case, the Board of Directors of the Company believes in good faith is more favorable to the Company's stockholders than the transactions contemplated by this Agreement; provided, that all amounts payable under Section 6.06 hereof shall have been paid prior to such termination; or

     (d) by Parent, if the Board of Directors of the Company shall have withdrawn, modified or amended in a manner adverse to Parent and Acquisition its approval or recommendation of the Merger or approved, recommended or endorsed any proposal for, or authorized the Company to enter into, an Alternative Transaction.

     Any party desiring to terminate this Agreement pursuant to this Section
8.01 shall give notice to the other party in accordance with Section 9.05.

     SECTION 8.02 Effect of Termination. Except as provided in Sections 6.06 and 9.02 hereof, in the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 8.01, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for any willful breach hereof.

                                   ARTICLE IX
                                 MISCELLANEOUS

     SECTION 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time, provided that this Section
9.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

     SECTION 9.02 Expenses, Etc. (a) Except as provided in Section 6.06, in the event that the transactions contemplated by this Agreement are not consummated, neither the Company, on the one hand, nor Parent and Acquisition, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts and Parent or Acquisition shall pay all such fees and expenses incurred by Acquisition, provided, however, that if this Agreement shall have been terminated as a result of the willful and material misrepresentations by a party or the willful and material breach by a party of any of its covenants and agreements contained herein, such party shall pay the costs and expenses incurred by the other parties in connection with this Agreement.

     (b) In the event that the transactions contemplated by this Agreement are consummated, Parent shall pay all of the fees and expenses of the Company incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other advisors (which fees and expenses, the Company represents and warrants, shall not exceed $4,500,000 in the aggregate), and Parent shall pay all such fees and expenses incurred by Acquisition and Parent.

     SECTION 9.03 Publicity. The Company and Parent agree that they will not issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, except that the Company or Parent may make such public disclosure that it believes in good faith to be required by law (in which event such party shall consult with the other prior to making such disclosure).

     SECTION 9.04 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 9.05 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid, as follows:

     If to Parent to:

     Amdocs Limited
      c/o Amdocs, Inc.
      1390 Timberlake Manor Parkway
      Chesterfield, Missouri 63017
     Attention: Thomas O'Brien

     with a copy to:

     Reboul, MacMurray, Hewitt, Maynard & Kristol
      45 Rockefeller Plaza
      New York, New York 10111
     Attention: Robert A. Schwed, Esq.

     If to the Company, to:

     International Telecommunication Data Systems, Inc.
      225 High Ridge Road
      Stamford, Connecticut 06905
     Attention: President
     with a copy to:

     Hale and Dorr LLP
      60 State Street
      Boston, Massachusetts 02109
     Attention: John H. Chory, Esq.

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

     SECTION 9.06 Waivers. The Company, on the one hand, and Parent and Acquisition, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     SECTION 9.07 Entire Agreement. This Agreement, its Schedules, the Option Agreement, the Voting Agreement, the documents executed on the date hereof or at the Effective Time in connection herewith and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

     SECTION 9.08 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

     SECTION 9.09 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that the provisions of
Section 6.07 hereof shall accrue to the benefit of, and shall be enforceable by, each of the current and former directors and officers of the Company.

     SECTION 9.10 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

     SECTION 9.11 Amendments. This Agreement may be varied, amended or supplemented at any time before or after the approval and adoption of this Agreement by the stockholders of the Company by action of the respective boards of directors of the Company, Parent and Acquisition, without action by the stockholders thereof; provided that, after approval and adoption of this Agreement by the Company's stockholders, no such variance, amendment or supplement shall, without consent of such stockholders if such action is required by law, reduce the amount or alter the form of the consideration that the holders of the capital stock of the Company shall be entitled to receive upon the Effective Time pursuant to Section 2.05 hereof. Without limiting the generality of the foregoing, this Agreement may only be amended, varied or supplemented by an instrument in writing, signed by the parties hereto.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the day and year first above written.

                                          AMDOCS LIMITED

                                          By: /s/ THOMAS O'BRIEN

                                          --------------------------------------
                                          Name: Thomas O'Brien
                                          Title:  Treasurer and Secretary

                                          IVAN ACQUISITION CORP.

                                          By: /s/ THOMAS O'BRIEN

                                          --------------------------------------
                                          Name: Thomas O'Brien
                                          Title:  President

                                          INTERNATIONAL TELECOMMUNICATION
                                          DATA SYSTEMS, INC.

                                          By: /s/ PETER P. BASSERMANN

                                          --------------------------------------
                                          Name: Peter P. Bassermann
                                          Title:  President and CEO

                                   APPENDIX B

                                VOTING AGREEMENT

     This VOTING AGREEMENT, dated as of September 3, 1999, is made and entered into among AMDOCS LIMITED, a company organized under the laws of Guernsey, Channel Islands ("Parent"), Sandra Bakes (the "Stockholder"):

     WHEREAS, Parent, Ivan Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition"), and International Telecommunication Data Systems, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Acquisition will merge with and into the Company (the "Merger"), on the terms and subject to the conditions set forth in the Merger Agreement; and

     WHEREAS, as of the date hereof, the Stockholder beneficially owns and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Common Stock, $0.01 par value, of the Company ("Common Stock") set forth opposite such Stockholder's name on Schedule A hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder during the period from and including the date hereof through and including the earlier of (i) the Effective Time (as such term is defined in the Merger Agreement) and (ii) the first anniversary of the date hereof, are collectively referred to herein as such Stockholder's "Subject Shares"); and

     WHEREAS, the Stockholder may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC"); and

     WHEREAS, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained in this Agreement, the parties hereto hereby agree as follows:

                                   ARTICLE I

     Section 1.1 Agreement to Vote Shares. At any meeting of the stockholders of the Company called to consider and vote upon the adoption of the Merger Agreement (and at any and all postponements and adjournments thereto, and in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of the stockholders of the Company, the Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of such Stockholder's Subject Shares in favor of the adoption of the Merger Agreement and in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at such meeting or made the subject of such written consent, as applicable. At any meeting of the stockholders of the Company called to consider and vote upon any Alternative Transaction (as such term is defined in the Merger Agreement), and at any and all postponements and adjournments thereof, and in connection with any action to be taken in respect of any Alternative Transaction by written consent of the stockholders of the Company, each Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of such Stockholder's Subject Shares against such Alternative Transaction.

     Section 1.2 Irrevocable Proxy.

     (a) Grant of Proxy. THE STOCKHOLDER HEREBY APPOINTS PARENT AND ANY DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT PURSUANT TO THE PROVISIONS OF SECTION 212 OF THE DELAWARE GENERAL CORPORATION LAW, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO SUCH

STOCKHOLDER'S SUBJECT SHARES IN ACCORDANCE WITH SECTION 1.1 HEREOF. THIS PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF SUCH STOCKHOLDER UNDER THIS AGREEMENT. THE STOCKHOLDER AFFIRMS THAT THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THIS PROXY SHALL REMAIN IN EFFECT THROUGH AND INCLUDING THE EARLIER OF (A) THE EFFECTIVE TIME AND (B) SIXTY DAYS AFTER THE TERMINATION OF THE MERGER AGREEMENT. THE STOCKHOLDER SHALL TAKE SUCH OTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY.

     (b) Other Proxies Revoked. The Stockholder represents that any proxies heretofore given in respect of such Stockholder's Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

                                   ARTICLE II

     Section 2.1 Grant of Option. The Stockholder hereby grants to Parent an irrevocable option (the "Option") to purchase such Stockholder's Subject Shares on the terms and subject to the conditions set forth herein, in exchange for the number of Ordinary Shares, L0.01 par value, of Parent ("Parent Ordinary Shares") equal to the product of (a) the Exchange Ratio (as such term is defined in the Merger Agreement), and (b) the number of Subject Shares to be purchased upon any particular exercise of such Option (such product being the "Option Consideration"), with the type and number of shares, securities or other property subject to the Option, and the Option Consideration payable therefor, being subject to adjustment as provided herein. For purposes of this Agreement, the "Pre-Closing Average Price" used to determine the Exchange Ratio shall be determined on the basis of the average of the closing prices per Parent Ordinary Share during the ten consecutive trading days ending on the second trading day prior to the Option Closing (as hereinafter defined). In the event that the grant or exercise of the Option shall result in liability to the Stockholder under Section 16(b) of the Securities Exchange Act of 1934, as amended, Parent shall hold such stockholder harmless for such liability (on an after-tax basis), subject to accuracy of the information previously provided to Parent concerning recent stock transactions by the Stockholder.

     Section 2.2 Exercise of Option. Parent may exercise all or any of the Option, in whole or in part, at any time or from time to time during the period (the "Option Period") from and including the date hereof through and including the earlier of (i) the Effective Time and (ii) sixty days after the termination of the Merger Agreement. The purchase of any Subject Shares upon exercise of an Option shall be subject to compliance with the HSR Act (as such term is defined in the Merger Agreement), to the extent that the HSR Act is applicable to such purchase. Notwithstanding the expiration of the Option Period, Parent shall be entitled to purchase all Subject Shares in respect of which an Option shall have been exercised prior to the expiration of the Option Period, and the expiration of the Option Period shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such expiration.

     If Parent wishes to exercise an Option, it shall deliver to the Stockholder (the "Selling Stockholder") a written notice to that effect which specifies (i) the number of Subject Shares to be purchased from such Selling Stockholder and
(ii) a date not earlier than three business days nor later than 20 business days from the date such notice is delivered for the consummation of the purchase and sale of such Subject Shares (the "Option Closing Date"); provided, however, that
(x) if the consummation of the purchase and sale of such Subject Shares (the "Option Closing") cannot be effected by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated and (y) without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Parent and the applicable Selling Stockholder shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated, any required approval has been obtained and any requisite waiting period has expired or been terminated. The place of the Option Closing shall be at the offices of Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York 10111, and the time of the Option Closing shall be 10:00 a.m. (New York
Time) on the Option Closing Date.

     Section 2.3 Parent and Delivery of Certificates. At any Option Closing, Parent shall deliver to the Selling Stockholder a certificate or certificates evidencing the Option Consideration payable in respect of the Subject Shares to be purchased from such Selling Stockholder at the Option Closing, and the Selling Stockholder shall deliver to Parent such Subject Shares, free and clear of all liens and encumbrances, with the certificate or certificates evidencing such Subject Shares being duly endorsed for transfer by such Selling Stockholder and accompanied by all powers of attorney and/or other instruments necessary to convey valid and unencumbered title thereto to Parent, and shall assign to Parent (pursuant to a written instrument in form and substance satisfactory to Parent) all rights that such Selling Stockholder may have to require Company to register such Subject Shares under the Securities Act of 1933, as amended (the "Securities Act"). Transfer taxes, if any, imposed as a result of the exercise of an Option shall be borne by the Selling Stockholder.

     Section 2.4 Adjustment upon Changes in Capitalization, Etc. In the event of any change in the capital stock of either the Company or Parent by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, extraordinary distribution or similar transaction, the type and number of shares, securities or other property subject to the Option, and the Option Consideration payable therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that
(a) Parent shall receive upon exercise of any Option the number and class of shares, securities or property that Parent would have received in respect of the applicable Selling Stockholder's Subject Shares if the Option had been exercised immediately prior to such event relating to the Company or the record date therefor, as applicable, and (b) the applicable Selling Stockholder shall receive upon exercise of any Option granted by such Selling Stockholder the number and class of shares, securities or other property that such Selling Stockholder would have received in respect of such Selling Stockholder's Subject Shares if the Option had been exercised immediately prior to such event relating to Parent or the record date therefor, as applicable.

                                  ARTICLE III

     Section 3.1 Certain Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent as follows:

     (a) Ownership. Except as specified on Schedule 3.1(a), such Stockholder is the sole record and beneficial owner of the number of shares of Common Stock set forth opposite such Stockholder's name on Schedule A hereto and has full and unrestricted power to dispose of and to vote such shares of Common Stock. Such Stockholder does not own any securities of Company on the date hereof other than the shares of Common Stock set forth on Schedule A and the options to purchase shares of Common Stock specified in Schedule 3.1(a).

     (b) Due Authorization. Such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

     (c) No Conflicts. The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act, to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, a right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on such Stockholder, other than any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not
(i) impair the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.

     (d) Purchase Not for Distribution. The Parent Ordinary Shares to be acquired by such Stockholder upon Parent's exercise of an Option shall be so acquired without a view to the public distribution thereof and such shares shall not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and in compliance with applicable state securities laws.

     Section 3.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

     (a) Due Authorization. Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

     (b) No Conflicts. The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act, to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on Parent, other than any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (i) impair the ability of Parent to perform its obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.

     (c) Purchase Not for Distribution. The Option and the Subject Shares to be acquired upon exercise of the Option are being and shall be acquired by Parent without a view to the public distribution thereof and neither the Option nor any Subject Shares to be acquired upon exercise thereof shall be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and in compliance with applicable state securities laws.

                                   ARTICLE IV

     Section 4.1 Certain Covenants of the Stockholder.

     (a) Restriction on Transfer of Subject Shares, Proxies and
Noninterference. No Stockholder shall directly or indirectly: (i) except pursuant to the terms of this Agreement or the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Subject Shares; (ii) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney, deposit any of such Stockholder's Subject Shares into a voting trust or enter into a voting agreement with respect to any of such Stockholder's Subject Shares; or (iii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby.

     (b) Restrictions on Transfer of Parent Ordinary Shares. Prior to the first anniversary of the Effective Time or the second anniversary of any Option Closing, no Stockholder shall sell, assign or otherwise dispose of any of the Parent Ordinary Shares received by such Stockholder pursuant to the Merger or such Option Closing, as the case may be, except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume limitations and other provisions of SEC Rule 145, or (iii) in a transaction which, in the opinion of counsel reasonably satisfactory to Parent, is not required to be registered under the Securities Act. The Stockholder understands and acknowledges that, except as provided in Section 4.2, Parent shall not be required to maintain the effectiveness of any registration statement under the Securities Act for the purpose of facilitating the resale of any Parent Ordinary Shares by such Stockholder. In the event of a sale, assignment or other disposition by any Stockholder of Parent Ordinary Shares pursuant to SEC Rule 145, such Stockholder shall supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel referred to above. The Stockholder understands and acknowledges that Parent may instruct its transfer agent to withhold the transfer of any Parent Ordinary Shares disposed of by any Stockholder, but that (provided such transfer is not prohibited by any other provision of this Agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the Parent Ordinary Shares sold as indicated in such letter.

     (c) Tax Treatment. No Stockholder shall or shall permit any affiliate of such Stockholder to take any position on any federal, state or local income tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or with the representations made in this Agreement, unless otherwise required pursuant to a "determination" (as defined in Section 1313(a)(1) of the Code).

     Section 4.2 Registration Rights. (a) On the terms and subject to the conditions set forth in this Section 4.2, within 30 days after the earlier of the Effective Time (as defined in the Merger Agreement) and the first Option Closing, Parent shall file, and shall thereafter use its reasonable best efforts to cause to become and remain effective, for so long as the Parent Ordinary Shares held by the Stockholder continue to be Registrable Securities (as hereinafter defined), a registration statement registering for purposes of the Securities Act the resale of all Registrable Securities held by the Stockholder (the "Registration Statement"). For so long as Parent is required to cause the Registration Statement to remain in effect, Parent shall use its reasonable best efforts to cause the Parent Ordinary Shares to be (x) registered or qualified (to the extent not exempt from such registration or qualification) for sale under the blue sky laws of such states as any Stockholder may reasonably request (provided that Parent shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason thereof) and (y) listed on a national securities exchange or accepted for quotation on the National Association of Securities Dealers Automated Quotation System.

     (b) The obligations of Parent hereunder to file the Registration Statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 calendar days in the aggregate if the Board of Directors of Parent shall have determined that the filing of the Registration Statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Parent or would materially interfere with any financing, acquisition or other transaction involving Parent. The preparation and filing of the Registration Statement, and any sale covered thereby, will be at Parent's expense, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of counsel for any Stockholder related thereto.

     (c) The Stockholder shall provide all information reasonably requested by Parent for inclusion in the Registration Statement and any related prospectus (a "Prospectus"). In connection with the sale or other disposition of Registrable Securities to be effected pursuant to the Registration Statement, Parent and the Stockholder will provide each other and any underwriter with customary representations, warranties, covenants, indemnification and contribution.

     (d) The Stockholder shall use its reasonable best efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition of Parent Ordinary Shares pursuant to the Registration Statement to be effected on as widely a distributed basis as practicable.

     (e) For purposes of this Agreement, the term "Registrable Securities" means Parent Ordinary Shares acquired by any Stockholder as a result of the conversion of shares of Common Stock pursuant to the Merger or as Option Consideration at any Option Closing; provided, however, that Registrable Securities will cease to be Registrable Securities when and to the extent that (i) a registration statement covering such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of pursuant to such effective registration statement, (ii) one year has elapsed since the acquisition of such Registrable Securities by the applicable Stockholder, or (iii) such Registrable Securities are sold or transferred by a Stockholder otherwise than to another Stockholder. The Stockholder shall promptly notify Parent when any of such Stockholder's Parent Ordinary Shares shall have ceased to be Registrable Securities.

     (f) Parent will notify the Stockholder as promptly as practicable of (i) any request by the SEC or any other federal or state governmental authority for amendments or supplements to the Registration Statement or any Prospectus or for additional information, (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (iii) any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iv) the occurrence of any event which makes any statement made in the Registration Statement or a Prospectus untrue in any material respect or which requires the making of any changes in the Registration Statement or a Prospectus or other documents so that (A) in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) in the case of a Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Stockholder will be deemed to have agreed that, upon receipt of any notice from Parent of the occurrence of any event of the kind described in the immediately preceding sentence, such Stockholder will discontinue offers, sales and other dispositions of Registrable Securities covered by the Registration Statement or a Prospectus until such Stockholder's receipt of the copies of a supplemented or amended Prospectus or until such Stockholder is advised in writing by Parent that the use of the applicable Prospectus may be resumed and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus.

                                   ARTICLE V

     Section 5.1 Fees and Expenses.  Except to the extent otherwise provided in
Section 4.2(b), each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     Section 5.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 5.3 Extension Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     Section 5.4 Legend. The Stockholder acknowledges and agrees that the legend set forth below shall be placed on certificates representing Parent Ordinary Shares received by such Stockholder in connection with the Merger or any Option Closing, or held by a transferee thereof of such Stockholder, which legend shall be removed by delivery of substitute certificates upon receipt the first anniversary of the Effective Time or the second anniversary of such Option Closing, as the case may be, or upon (a) the earlier sale of such Parent Ordinary Shares (i) pursuant to an effective registration statement under the Securities Act or (iii) in conformity with the provisions of SEC Rule 145, or (b) the receipt by Parent of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent to the effect that such legend is no longer required for purposes of the Securities Act.

     There shall be placed on the certificates for Parent Ordinary Shares issued to the Stockholder, or any substitutions therefor, a legend stating in substance:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM."

     Section 5.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any person other than the parties any rights or remedies.

     Section 5.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     Section 5.7 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, or sent by overnight courier (providing proof of delivery), in the case of the Stockholder, to the address set forth on Schedule A hereto or, in the case of Parent, to the address set forth below (or, in each case, at such other address as shall be specified by like notice).

       Amdocs Limited
        c/o Amdocs, Inc.
        1390 Timberlake Manor Parkway
        Chesterfield, Missouri 63017
        Attention: Thomas O'Brien
        Telecopy: (314) 212-8358

      with a copy (which shall not constitute notice) to:

        Reboul, MacMurray, Hewitt, Maynard & Kristol
        45 Rockefeller Plaza
        New York, New York 10111
        Attention: Robert A. Schwed, Esq.
        Telecopy: (212) 841-5725

     Section 5.8 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Stockholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests, or obligations of Parent hereunder, may be assigned or delegated, in whole or in part, by Parent without the consent of or any action by the Stockholder upon notice by Parent to the Stockholder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 5.9 Further Assurances. In the event of any exercise of any Option by Parent, the applicable Selling Stockholder and Parent shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for herein in relation to such exercise.

     Section 5.10 Enforcement. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware).

     Section 5.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     Section 5.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.

                                          AMDOCS LIMITED

                                          By: /s/ THOMAS O'BRIEN
                                          --------------------------------------
                                          Name: Thomas O'Brien
                                          Title:  Treasurer and Secretary

                                          STOCKHOLDER:

                                                   /s/ SANDRA BAKES
                                          --------------------------------------
                                                       Sandra Bakes

                                                                      SCHEDULE A


Name and Address                               Number of shares
of Stockholder                                 of Common Stock

Sandra Bakes                                   787,668

                                                                         ANNEX I

[Name]
                                                                          [Date]

     On           , Stockholder sold the securities of Amdocs Limited, a company organized under the laws of Guernsey, Channel Islands ("Parent"), described below in the space provided for that purpose (the "Securities"). The Securities were received by Stockholder in connection with the merger of Ivan Acquisition Corp. with and into International Telecommunication Data Systems, Inc.

     Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by Stockholder were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     Stockholder hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. Stockholder further represents that Stockholder has not solicited or arranged for the solicitation of orders to buy the Securities, and that Stockholder has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                               Very truly yours,

           [Space to be provided for description of the Securities.]

                                   APPENDIX C

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of September 3, 1999, between INTERNATIONAL TELECOMMUNICATION DATA SYSTEMS, INC., a Delaware corporation ("Issuer"), and AMDOCS LIMITED, a company organized under the laws of Guernsey, Channel Islands ("Grantee").

     WHEREAS, Issuer and Grantee have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, upon the terms and subject to the conditions thereof, the merger of a newly-formed subsidiary of Grantee with and into Issuer (the "Merger"); and

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Issuer and Grantee agree as follows:

     Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

     1. Grant of Option. (a) Upon the terms and subject to the conditions set forth herein, Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase up to 19.9% of the outstanding shares, at the time of exercise (the "Option Shares"), of Issuer's Common Stock, $0.01 par value ("Issuer Common Stock"), at a price of $8.125 per share (the "Exercise Price"), subject to adjustment as set forth herein. Notwithstanding the foregoing, if at any time that the Option is exercisable pursuant to the terms and conditions of this Agreement an Alternative Transaction has theretofore been consummated for a value per share of Issuer Common Stock below the Exercise Price, then the Exercise Price will be adjusted to such lower price.

     (b) In the event that any additional shares of Issuer Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of Option Shares shall be increased or decreased, as appropriate, so that, after such events, the number of Option Shares equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. Exercise of Option. (a) Grantee may exercise the Option, with respect to any or all of the Option Shares at any time and from time to time, subject to the provisions of Section 2(c), upon and subsequent to the occurrence of a Payment Event under the Merger Agreement, except that (i) subject to the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) six months after the date of the Payment Event and (B) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Payment Event, unless, in the case of clauses (A)and (B), Grantee could be entitled to receive the fees and expenses payable pursuant to the first sentence of paragraph (b) of Section 6.06 of the Merger Agreement following such time or termination upon the occurrence of certain events, in which case the Option will not terminate until the later of
(x) six months following the time such fees and expenses become payable and (y) the expiration of the period in which the Grantee has such right to receive such fees and expenses and (ii) any purchase of Option Shares upon exercise of the Option will be subject to compliance with the HSR Act and the obtaining or making of any consents, approvals, orders, notifications or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares illegal (the "Regulatory Approvals") and no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. Notwithstanding the termination of the Option, Grantee will be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option, and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

     (b) In the event that Grantee wishes to exercise the Option, it will send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect specifying (i) the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b),
(ii) the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined herein) pursuant to Section 7(c),
(iii) the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this Section 2(b) and (iv) a date not earlier than three business days nor later than 30 days from the Notice Date for the closing (an "Option Closing") of such purchase (an "Option Closing Date"). Any Option Closing will be at an agreed location and time in New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with clause (ii) of Section 2(a).

     (c) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes to exercise the Option, the Option may be exercised in accordance with Section 2(b) and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable laws and regulations, and if Grantee thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to acquire such remaining balance. Issuer agrees to use it reasonable best efforts to assist Grantee in seeking the Regulatory Approvals. In the event
(i) Grantee receives official notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or (ii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, Grantee shall have the right to exercise its Cash-Out Right (as defined herein) pursuant to Section 7(c) with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

     (d) If Grantee receives in aggregate (i) the fee payable pursuant to
Section 6.06 of the Merger Agreement, (ii) amounts from the sale or other disposition of the Option Shares, and (iii) amounts paid pursuant to Section 7(c) hereof, and the aggregate of such amounts is in excess of the sum of (A) $8,250,000 plus (B) the amounts paid by Grantee to purchase any Option Shares, then Grantee, at is sole election, shall either (1) reduce the number of Option Shares, (2) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee (valued, for the purposes of this Section 2(d) at the average closing sale price per share of Issuer Common Stock (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) as reported on the NASDAQ National Market System (as reported in The Wall Street Journal(Northeast edition), or, if not reported thereby, any other authoritative source) for the ten consecutive trading days preceding the day on which the amount received by Grantee pursuant to clauses (d)(i), (ii) and (iii) above exceeds the sum of the of the amounts in clauses (A) and (B) above), (3) pay cash to the Issuer or (4) any combination thereof, so that the amount received by Grantee pursuant to clauses (d)(i), (ii) and (iii) above shall not exceed the sum of the amounts in clauses (A) and (B) above after taking into account the foregoing actions. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive nor relieve Issuer's obligation to pay the fee or expenses payable pursuant to Section 6.06 of the Merger Agreement.

     3. Payment and Delivery of Certificates. (a) At any Option Closing, Grantee will pay to Issuer in same day funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased at such Option Closing.

     (b) At any Option Closing, simultaneously with the delivery of same day funds as provided in Section 3(a), Issuer will deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Issuer shall have issued any securities similar to rights under a shareholder rights plan, then each Option Share issued pursuant to such exercise will also represent such a corresponding right with terms substantially the same as and at least as favorable to Grantee as are provided under any Issuer shareholder rights agreement or any similar agreement then in effect.

     (c) Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

It is understood and agreed that the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been sold in compliance with the registration and prospectus delivery requirements of the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     4. Incorporation of Representations and Warranties of Issuer and
Grantee. The representations and warranties of Issuer and Grantee contained in Articles III and IV of the Merger Agreement are hereby incorporated by reference herein with the same force and effect as though made pursuant to this Agreement.

     5. Representations and Warranties of Issuer. Issuer hereby additionally represents and warrants to Grantee that Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve (and shall at all times maintain, free from pre-emptive rights, sufficient authorized and reserved shares) for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including, without limitation, any preemptive rights of any stockholder of Issuer.

     6. Representations and Warranties of Grantee. Grantee hereby additionally represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, and the Option is not being, acquired by Grantee with a view to the public distribution thereof. Neither the Option nor any of the Option Shares will be offered, sold, pledged or otherwise transferred except in compliance with, or pursuant to an exemption from, the registration requirements of the Securities Act.

     7. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any changes in Issuer Common Stock by reason of a stock dividend, stock split, reverse stock split, stock issuance, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares of securities subject to the Option, and the Exercise Price therefor, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received with respect to Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into

Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and condition set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option has been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any necessary adjustments.

     (c) If, at any time during the period commencing on the occurrence of a Payment Event and ending on the termination of the Option in accordance with
Section 2, Grantee sends to Issuer an Exercise Notice indicating Grantee's election to exercise its right (the "Cash-Out-Right") pursuant to this Section 7(c) then Issuer shall pay to Grantee, on the Option Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash (the "Cash-Out-Price") equal to the amount by which (A) the highest of (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the highest price per share of Issuer Common Stock to be paid by any third-party pursuant to an agreement with the Issuer, (iii) the highest closing price within the six month period immediately preceding the Notice Date per share of Issuer Common Stock as reported on the NASDAQ National Market System (as reported in The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source) and (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee, and reasonably acceptable to Issuer, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale exceeds (B) the Exercise Price multiplied by the number of shares for which this Option is then exercised. In determining the Cash-Out Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer. Grantee will cooperate with the valuation work of any investment banking firm selected pursuant to this Section 7(c). Notwithstanding the termination of the Option, Grantee will be entitled to exercise its rights under this Section 7(c) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

     8. Registration Rights. (a) At any time and from time to time within three years of date hereof, Grantee may by written notice (a "Registration Notice") to Issuer request Issuer to register under the Securities Act all or part of any Issuer Common Stock acquired hereunder and beneficially owned by Grantee (collectively, the "Registrable Securities") in order to permit the sale or other disposition of such securities pursuant to, at the option of Grantee, (i) a shelf registration or (ii) a bona fide, firm commitment underwritten public offering in which Grantee shall have the right, including with respect to any takedown off the shelf, to select the managing underwriter, which shall be reasonably acceptable to Issuer, and shall effect as wide a distribution of such Registrable Securities as is reasonably practicable; provided, however, that any such Registration Notice must relate to a number of shares equal to at least 40% of the Option Shares.

     (b) Issuer shall use reasonable best efforts to effect, as promptly as practicable, the registration under the Securities Act of the Registrable Securities requested to be registered in the Registration Notice and to keep such registration statement current; provided, however, that (i) Grantee shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) Issuer will not be required to file any such registration statement during any period of time (not to exceed 60 days after a Registration Notice in the case of clause (A) below or 120 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) Issuer is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, based upon the advice of outside securities counsel to Issuer, such information would have to be disclosed if a registration statement were filed at that time; (B) Issuer would be required under the Securities Act to prepare audited financial statements for any period in such registration statement; or (C) Issuer determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Issuer; provided that the filing of such registration statement may not be delayed more than an aggregate of 120 days after the Registration Notice. If the consummation of the sale of any Registrable Securities pursuant to a registration statement therefor does not occur, the provisions of this Section shall again be applicable to any proposed registration thereafter, it being understood that Grantee shall not be entitled to more than an aggregate of two effective registration statements hereunder. Issuer will use reasonable best efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Issuer shall use reasonable best efforts to cause any Registrable Securities registered pursuant to this Section to be qualified for sale under the securities or blue sky laws of such jurisdictions as Grantee may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that Issuer shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction.

     (c) If Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration with its Registrable Securities, and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 8, except that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer will include that portion of the shares requested to be included therein equal to the product obtained by multiplying (i) the number of shares which the underwriter has informed the Issuer can be included in the offering and (ii) the percentage obtained by dividing (x) the total number of shares of Issuer Common Stock held by Grantee and (y) the total number of shares of Issuer outstanding.

     (d) The registration rights set forth in this Section are subject to the condition that Grantee shall provide Issuer with such information with respect to Grantee, the Registrable Securities, the plan for distribution thereof, and such other information with respect to Grantee as, in the reasonable judgment of counsel for Issuer, is necessary to enable Issuer to include in an registration statement all material facts required to be disclosed with respect to a registration hereunder.

     (e) A registration effected under this Section shall be effected at Issuer's expense, except for underwriting discounts and commissions and the fees and expenses of Grantee's counsel, and Issuer shall provide to the underwriters such documentation as such underwriters may reasonably require. In connection with any registration, Grantee and Issuer agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type.

     (f) In connection with a registration effected under this Section 8, Issuer shall indemnify and hold harmless Grantee, its affiliates and controlling persons and their respective officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgement and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) filed pursuant to this Section 8; provided, however, that Issuer shall not be liable in any such proceeding to the extent such loss or expense arises out of or is based upon an untrue statement contained in, or omissions or alleged omission from, such registration statement or prospectus in reliance upon and in conformity with, written information furnished to Issuer specifically for use in the preparation thereof by Grantee.

     (g) In connection with a registration effected under this Section 8, Grantee shall indemnify and hold harmless Issuer, its affiliates and controlling persons, and their respective officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgement and fees and disbursement of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) filed pursuant to this Section 8 that arises out of or is based upon an untrue statement contained in, or omission or alleged omission from, such registration statement or prospectus in reliance upon, and in conformity with, written information furnished to Issuer specifically for use in the preparation thereof by Grantee.

     9. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on a national securities exchange or national securities quotation system, Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock on such national securities exchange or national securities quotation system and will use reasonable efforts to obtain approval of such listing as promptly as practicable.

     10. Miscellaneous.

     (a) Expenses. Except as otherwise provided in the Merger Agreement, each of the parties hereto will pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial advisors, investment bankers, accountants and counsel.

     (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

     (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

     (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Merger Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (ii) are not intended to confer upon any person other than the parties any rights or remedies in respect of this Agreement.

     (e) Counterparts. This Agreement may be executed in two or more counter parts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

     (f) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OR CHOICE OF LAW THEREOF OR OF ANY OTHER JURISDICTION.

     (g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt, and shall be given to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

    If to Grantee, to:

     Amdocs Limited
     c/o Amdocs, Inc.
     1390 Timberlake Manor Parkway
     Chesterfield, Missouri 63017
     Attention: Thomas O'Brien
     Telecopy: (314) 212-8358
with a copy to:

Reboul, MacMurray, Hewitt, Maynard & Kristol
45 Rockefeller Plaza
New York, New York 10111
Attention: Robert A. Schwed, Esq.
Telecopy: (212) 841-5725

If to Issuer, to:

International Telecommunication Data Systems, Inc.
225 High Ridge Road
Stamford, Connecticut 06905
Attention: President
Telecopy: (203) 323-1314

with a copy to:

Hale and Dorr LLP
60 State Street
Boston, Massachusetts
Attention: John H. Chory, Esq.
Telecopy: (617) 526-5000

     (h) Assignment. Except as set forth herein, neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned, transferred or delegated, in whole or in part, by operation of law or otherwise, by Issuer without the consent of Grantee. Subject to the first sentence of this Section 11(h), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) ENFORCEMENT. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY COURT OF THE UNITED STATE COURT, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR ANY NEW YORK STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS IN ANY COURT OTHER THAN A FEDERAL OR STATE COURT SITTING IN THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                          INTERNATIONAL TELECOMMUNICATION
                                          DATA SYSTEMS, INC.

                                          By: /s/ PETER P. BASSERMANN

                                          --------------------------------------
                                          Name: Peter P. Bassermann
                                          Title:  President and CEO

                                          AMDOCS LIMITED

                                          By: /s/ THOMAS O'BRIEN

                                          --------------------------------------
                                          Name: Thomas O'Brien
                                          Title:  Treasurer and Secretary

                                   APPENDIX D

                    [LETTERHEAD OF LEHMAN BROTHERS GRAPHIC]
                                                               September 3, 1999

Board of Directors
International Telecommunication Data Systems, Inc.
225 High Ridge Road
Stamford, CT 06905

Members of the Board:

     We understand that Amdocs Limited ("Amdocs"), a corporation incorporated in the Island of Guernsey, Channel Islands and International Telecommunication Data Systems, Inc. ("ITDS" or the "Company"), a Delaware corporation, are proposing to enter into an agreement, to be dated as of September 3, 1999 (the "Agreement") which provides for the merger of ITDS with Amdocs (the "Merger") and, upon the effectiveness of the Merger, the conversion of each issued and outstanding share of ITDS' Common Stock into the number of shares of newly issued Ordinary Shares of Amdocs determined by dividing $10.50 by (1) the 10-day average closing price two days prior to the closing of Merger if such average is within the Collar Range (as defined below) or (2) the high or low point of the Collar Range, as applicable, if the Amdocs 10-day average closing price two days prior to the closing of the Merger is above or below the Collar Range (the "Proposed Transaction"). The Collar Range is $22.81 to $28.25. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be received by such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning Amdocs and ITDS that we believe to be relevant to our analysis, including ITDS' Form 10-K for the year ended December 31, 1998, Form 10-Q for the quarter ended June 30, 1999 and its press release dated July 21, 1999 and Amdocs' Form 20-F for the year ended September 30, 1998, Form 6-K for the quarter ended June 30, 1999 and Form F-1 dated June 7, 1999, (3) financial and operating information with respect to the business, operations, contracts and prospects of the Company furnished to us by the Company, (4) financial and operating information with respect to the business, operations, and prospects of Amdocs furnished to us by Amdocs, (5) a trading history of the Company's Common Stock from August 19, 1998 to the present and a comparison of that trading history with those other companies that we deemed relevant, (6) a trading history of the Amdocs' Ordinary Shares from August 19, 1998 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of Amdocs with those of other companies that we deemed relevant, (9) published estimates of third party research analysts with respect to the future financial performance of Amdocs, (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, (11) the results of our efforts to solicit indications of interest and proposals from third parties with respect to an acquisition of the Company, and (12) recent developments relating to the business, customers and prospects of the Company. In addition, we have had discussions with the management of ITDS and Amdocs concerning their respective businesses, customers, contracts, operations, assets, financial conditions and prospects, including with respect to cost savings, operating synergies, revenue enhancements, and other strategic benefits expected to result from a combination of the businesses of ITDS and Amdocs, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and Amdocs that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Amdocs, we were not provided with, and did not have access to any financial forecasts or projections prepared by the management of Amdocs, and accordingly, in performing our analysis, based upon advice of Amdocs and with the consent of the Company, we have assumed that the publicly available estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of Amdocs and that Amdocs will perform substantially in accordance with such estimates. With respect to the financial projections of the Company, based upon advice of the Company, we have assumed that such projections are a reasonable basis upon which to evaluate the future performance of ITDS and we have relied upon such projections in arriving at our opinion. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company and Amdocs. Upon advice of the Company and its legal and accounting advisors, we have assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the U.S. stockholders of the Company. Our opinion necessarily is based upon market, economic, and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the stockholders of ITDS in the Proposed Transaction is fair to such stockholders.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. Harvey Krueger, a Vice Chairman of Lehman Brothers, is a member of the Company's Board of Directors. Lehman Brothers has also performed various capital raising services for Amdocs in the past, including acting as Amdocs' underwriter for its initial public offering and secondary offerings and received customary fees for such services. Lehman Brothers owns approximately 600,000 shares of common stock of the Company. In the ordinary course of business, we actively trade in the equity securities of the Company and Amdocs for our own account and for the accounts of our customers and, accordingly, may at time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.
                                          Very truly yours,

                                          LEHMAN BROTHERS

                                          /s/ LEHMAN BROTHERS

                                       D-2